Exhibit 2.1

Execution Version

CONFIDENTIAL

SALE AGREEMENT

by and among

L3HARRIS TECHNOLOGIES, INC.

EMCORE CORPORATION

and

RINGO ACQUISITION SUB, INC.

Dated as of February 14, 2022

Relating to the sale of the
Project Ringo business as provided herein

SALE AGREEMENT

Table of Contents

(This Table of Contents is for convenience of reference only and is not intended to define, limit or describe the scope or intent of any provision of this Sale Agreement.)

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EXHIBITS

Exhibit A-1	Adjustment Calculation
Exhibit A-2	Current Working Capital Assets & Liabilities
Exhibit A-3	Accounting Methodology
Exhibit B	Form of Trademark Assignment
Exhibit C	Form of Transition Services Agreement
Exhibit D	Bill of Sale
Exhibit E	Assignment and Assumption Agreement
Exhibit F	Master Purchase Agreement
Exhibit G	Facility Use Agreement

SCHEDULES

Schedule A	Asset Seller
Schedule 1.1(c)	Company Fundamental Representations
Schedule 1.1(d)	Assumed Plans
Schedule 1.1(e)	Specified Representations
Schedule 2.1(b)	Assigned Leased Real Property
Schedule 2.1(h)	Assigned Patents
Schedule 2.1(j)	Assigned Trademarks
Schedule 2.1(m)	Assigned Domain Names
Schedule 2.1(s)	Other Transferred Assets
Schedule 3.8(a)	Allocation of Estimated Cash Purchase Price
Schedule 11.5(b)	Limitations
Schedule 11.8	Survival
Schedule 5.10(b)	International Trade Controls

SALE AGREEMENT

This SALE AGREEMENT is made and entered into as of February 14, 2022 (this “Agreement”), by and between L3Harris Technologies, Inc., a Delaware corporation (the “Company”), on behalf of itself and the Asset Seller (together with the Company, the “Sellers”) set forth on Schedule A, on the one hand, and EMCORE Corporation, a New Jersey corporation, together with its wholly-owned subsidiary, Ringo Acquisition Sub, Inc., a Delaware corporation (collectively, the “Buyer”), on the other hand.

W I T N E S E T H:

WHEREAS, the Company, directly or through its Subsidiaries, is engaged in the Business; and

WHEREAS, the Company desires to sell (or cause to be sold), and Buyer desires to purchase, the Transferred Assets, and Buyer is willing to assume the Assumed Liabilities, in each case upon the terms and subject to the conditions set forth herein; and

WHEREAS, concurrently with the execution of this Agreement, the Company and EMCORE have entered into a master purchase agreement, including statements of work for the Booster Rate Gyro program and the TAIMU program, a fully-executed copy of which is attached hereto as Exhibit F (the “Master Purchase Agreement”).

NOW, THEREFORE, in reliance upon the representations, warranties and agreements made herein and in consideration of the premises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS; RULES OF CONSTRUCTION

Section 1.1      Definitions. Except as otherwise specified or as the context may otherwise require, in addition to the capitalized terms defined elsewhere herein, the following terms shall have the respective meanings set forth below whenever used in this Agreement:

“Accounting Methodology” means the principles, methods, practices, categories, estimates, judgments and assumptions that are set forth on Exhibit A-3 attached hereto.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation, including civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Actual Fraud” means an intentional or willful misrepresentation of material facts which constitutes common law fraud under the laws of the State of Delaware.

“Adjustment Calculation” means the calculation of Closing Working Capital and Closing Net Cash assuming the Closing occurred on December 31, 2021, attached hereto as Exhibit A-1. For the avoidance of doubt, the Adjustment Calculation is merely an example calculation, illustrating the Accounting Methodology. The actual Closing Working Capital and Closing Net Cash shall be calculated as of the Effective Time.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly through one or more intermediaries, controlling, or controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of stock or other equity interest or by Contract or otherwise.

“Applicable Rate” means the per annum rate of interest in effect as publicly announced by JPMorgan Chase & Co. as its prime lending rate, plus one percent (1%) per annum.

“Assumed Contract Obligations” means, collectively, all Liabilities arising under the Assigned Contracts.

“Assumed Plans” means, collectively, the Benefit Plans and other arrangements (i) that will be transferred to the Buyer or any of its Affiliates by operation of Law, (ii) set forth on Schedule 1.1(d), and (iii) the Assumed Pension Plan and any other Benefit Plans and arrangements that are transferred to the Buyer or any of its Affiliates pursuant to Article VI.

“Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and any other benefit scheme, agreement, arrangement or obligation to provide compensation or benefits (other than merely as salary), including employment or consulting agreements, severance agreements or pay policies, stay or retention bonuses or compensation, executive or incentive compensation programs or arrangements, sick leave, vacation pay, paid time-off, plant closing benefits, voluntary or involuntary redundancy payments or other benefits on termination of employment, salary continuation for disability, retirement or pension arrangements, deferred compensation, bonus, profit sharing, stock option or purchase plans or programs, adoption assistance, fringe benefits, tuition reimbursement or scholarship programs, employee discount programs, vehicle allowances, plans subject to Code Section 125, and plans providing benefits or payments in the event of a change of control, change in ownership or effective control or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof.

“Business” means the Company’s Space & Navigation business operated previously within the Precision Engagement Systems sector of its Aviation Systems segment and currently within the Defense Electronics Systems Division of its Advanced Development Group Sector of the Integrated Mission Systems segment following the recent reorganization by the Company; provided, however, that the Business does not include the Excluded Assets and Excluded Liabilities.

“Business Day” means any day which is not a Saturday, Sunday or a day on which banking institutions in the State of Florida are authorized by Law to close.

“Business Records” means sales and business files and records, property records, contract records, manufacturing, test and design records, drawings, engineering, maintenance, operating records, research and files relating to the Intellectual Property Rights and the Intellectual Property Agreements supplier and customer lists and other accounting, financial and business records and documents of the Asset Seller, in each case, whether maintained in electronic or physical form, and in each case, primarily used in the Business, other than Excluded Business Records.

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“Carve-Out Account” means any Intercompany Account other than an Intercompany Account where each party to the account is a business unit or division within the Asset Seller that is included in the Business and that is treated as if it were a separate legal entity for purposes of the Financial Statements.

“Cash” means the aggregate of all cash, cash equivalents, bank deposits, investment accounts, lockboxes, certificates of deposit, bank accounts, Deposits, other deposits, marketable securities and other similar items as of the Effective Time to the extent included in the Transferred Assets, of the Asset Seller, calculated in accordance with the Accounting Methodology.

“Closing Indebtedness” means the aggregate of all Indebtedness as of the Effective Time to the extent included in the Assumed Liabilities, of the Asset Seller, calculated in accordance with the Accounting Methodology and without duplication.

“Closing Net Cash” means an amount, which may be positive or negative, equal to (a) Cash less (b) Closing Indebtedness.

“Closing Working Capital” means an amount, which may be positive or negative, equal to Closing Working Capital Assets less Closing Working Capital Liabilities, calculated strictly in accordance with the Accounting Methodology, irrespective of any purported U.S. GAAP requirement. For the avoidance of doubt, the determination of Closing Working Capital and the preparation of the Closing Statement will take into account only those components (i.e., only those line items) and adjustments reflected on Exhibits A-1 and A-2. Further to the preceding sentence, the determination of Estimated Cash Purchase Price and Final Cash Purchase Price will be strictly in accordance with the Accounting Methodology (and without any change in or introduction of any new reserves, irrespective of any purported U.S. GAAP requirements), and without duplication to any items counted in such determination. The parties agree that the purpose of preparing and calculating the Closing Working Capital hereunder is to measure changes in Closing Working Capital without the introduction of new or different accounting methods, policies, practices, procedures, classifications, judgments or estimation methodologies from the Accounting Methodology.

“Closing Working Capital Assets” means the sum of the categories of assets set forth on Exhibit A-2 under the heading “Working Capital Assets,” of the Asset Seller included in the Transferred Assets, on a consolidated basis, as of the Effective Time, in each case calculated strictly in accordance with the Accounting Methodology; provided, however, that in no event will Closing Working Capital Assets include any (i) Cash, (ii) assets related or attributable to Taxes (including any deferred Tax assets), (iii) Intercompany Accounts receivable or (iv) any Excluded Asset.

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“Closing Working Capital Liabilities” means the sum of the categories of liabilities set forth on Exhibit A-2 under the heading “Working Capital Liabilities,” of the Asset Seller included in the Assumed Liabilities, on a consolidated basis, as of the Effective Time, in each case calculated strictly in accordance with the Accounting Methodology; provided, however, that in no event will Closing Working Capital Liabilities include any (i) amounts that constitute Closing Indebtedness, (ii) liabilities related or attributable to Taxes (including any deferred Tax liabilities), (iii) Intercompany Accounts payable, (iv) any amounts in respect of DCAA Liabilities, or (v) any Excluded Liabilities.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

"Company Fundamental Representations" means the representations and warranties set forth in Schedule 1.1(c).

“Company Names” means the names and marks “L3Harris,” “L3Harris Technologies, Inc.” and the stylized L3 Harris Technologies, Inc. logo and trademark, or any derivatives thereof (including any containing “Harris” or “L3” not in conjunction with the other name) and any Trademarks confusingly similar thereto.

“Company Products” means all the products and service offerings of the Company or any of its Subsidiaries that are or have been sold, licensed, distributed or otherwise disposed of, or used in connection with the Business.

“Company Retirement Plan” means the L3Harris Retirement Savings Plan, as amended from time to time.

“Computer Software” means all software, including source code and object code, computer programs and related data, databases, database management code, development tools, library functions, compilers, and data formats, all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations.

“Consent” means any consent, approval, authorization, consultation, waiver, novation, permit, grant, agreement, certificate, exemption, order, registration, declaration, filing, or notice of, with or to any Person or under any Law, in each case required to permit the consummation of the Contemplated Transactions.

“Contamination” means the releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any Hazardous Substance in violation of any Environmental Law.

“Contemplated Incremental Costs” means any increased cost or expense (including as a result of a decrease in costs or expenses that are reimbursed by a Governmental Body) attributable to an approved change in the rates applicable to any Government Contract, including any changes to the cost pool or the allocation base, in each case as a result of the Contemplated Transactions.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the Transaction Documents, including (a) the execution, delivery and performance of this Agreement and the Transaction Documents, (b) the sale and purchase of the Transferred Assets and (c) the Buyer’s assumption of the Assumed Liabilities.

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“Contract” means any written or oral agreement, contract, commitment, purchase order, license, sublicense, lease or sublease. For purposes hereof, a task, purchase, delivery, change or work order under a Contract will not constitute a separate Contract but will be part of the Contract to which it relates.

“Copyrights” means all registered and unregistered works of authorship protectable under copyright Law, copyright registrations, renewals thereof, “moral” rights, mask works, industrial designs, industrial design registrations and applications to register the same.

“Damages” means damages, losses, penalties, fines, costs and expenses (including reasonable fees and expenses of attorneys).

“DCAA Liability” means any provisional or finally-adjudicated Liability resulting from or related to (a) an audit of any Government Contract conducted by the Defense Contract Audit Agency (“DCAA”), the Defense Contract Management Agency (“DCMA”) or other Governmental Body performing a similar financial audit function (other than a Taxing Authority) or its representative or any response thereto, or (b) other allegations, claims, demands or assertions by DCAA, DCMA, or other Governmental Body performing a similar financial audit function (other than a Taxing Authority) with respect to estimated and/or incurred direct or indirect costs, rates and/or factors (including but not limited to overhead rates) of any Government Contract.

“DDTC Consent Agreement” means that certain consent agreement dated September 19, 2019, between the Company and the Directorate of Defense Trade Controls, Bureau of Political Military Affairs, U.S. Department of State (“DDTC”).

“Developing Products” means all the products and service offerings of the Company or any of its Subsidiaries for which the Company or any of its Subsidiaries has made specific and approved plans in writing and adopted by management to sell, license, distribute or otherwise dispose of, or use in connection with service offerings, in the future, in any case in connection with the Business.

“Domain Names” means all registered Internet domain names.

“Effect” means any fact, occurrence, event, change, circumstance, condition, development or effect.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, assessment, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, remediation, operations and maintenance, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Substance; or (b) any actual or alleged non-compliance with any Environmental Law, including, but not limited to the New Jersey ISRA, or term or condition of any Environmental Permit.

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“Environmental Law” means any Law as in effect as at the date of this Agreement relating to protection of the environment or protection of human health with respect to any Hazardous Substance.

“Environmental Notice” means any directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit required by applicable Environmental Law in order to operate the Business as currently conducted by the Company and the Asset Seller at the Assigned Leased Real Property.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person that, together with the Company, would be treated as a single employer under Section 414 of the Code.

“Estimated Cash Purchase Price” means an amount equal to (a) the Purchase Price, (b) plus the Estimated Net Cash, and (c) (i) plus the amount, if any, by which the Estimated Working Capital exceeds the Target Working Capital Amount, or (ii) minus the amount, if any, by which the Target Working Capital Amount exceeds the Estimated Working Capital.

“Excluded Business Records” means (a) all records which relate in whole or in part to Taxes; (b) other than with respect to Transferred Employees, all records relating to the employees of the Company and its Affiliates, including personnel, employment and medical records; (c) all records relating to or used in the business of the Asset Seller and not solely related to the Business (it being understood that to the extent that records relate in part to the Business, the Buyer shall be provided access to redacted copies of such records, upon request, showing only the information that relates to the Business, but such records will be deemed to be Excluded Business Records); (d) any documents, papers and other records the confidentiality of which is protected, or the transfer of which is prohibited, by applicable Law; and (e) any documents, papers and other records (including any minutes or summaries of executive meetings and strategy papers) relating to the proposed sale of the Business, including the Contemplated Transactions.

“Government Bid” means any offer, quotation, bid or proposal made by the Asset Seller (but only to the extent such Government Bid is an Assigned Bid), or by a contractor team or joint venture in which the Asset Seller is participating, to any Governmental Body or any prime contractor or higher-tier subcontractor which is outstanding as of the date of this Agreement and, if accepted or awarded, would result in a Government Contract.

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“Government Contract” means (a) any Contract including an individual task order, delivery order, purchase order, blanket purchase agreement, contract awarded under an agency’s Other Transaction Authority (OTA), or bilateral agreement of any type between the Asset Seller, on the one hand, and any Governmental Body, on the other hand or (b) any subcontract, teaming agreement, joint venture agreement, basic ordering agreement, pricing agreement, letter contract, vendor order, supplier order, or other arrangement by which (i) the Asset Seller has agreed to provide goods or services to a prime contractor, to any Governmental Body or to a higher-tier subcontractor or (ii) a subcontractor, distributor or other Affiliate has agreed to provide goods or services to the Asset Seller, where, in either event, such goods or services ultimately will benefit or be used by a Governmental Body under a Government Contract. Notwithstanding the foregoing, with respect to contracts to which the Asset Seller is party, the term “Government Contract” shall include only those Government Contracts that are Assigned Government Contracts. For purposes hereof, a task, purchase, delivery, change or work order under a Government Contract will not constitute a separate Government Contract but will be part of the Government Contract to which it relates.

“Governmental Body” means (a) any federal, state, provincial or local government or any political subdivision thereof in the United States or any other jurisdiction, (b) any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions in any jurisdiction, including the European Commission, and (c) any supranational organization of sovereign states exercising such functions for such sovereign states.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Body.

“Hazardous Substance” means any material that is listed or defined as a “hazardous substance,” “hazardous waste,” “toxic substance” or any other term of similar import under any Environmental Law as in effect as of the Closing, including petroleum (crude oil or any fraction or derivative thereof), asbestos and asbestos-containing materials and polychlorinated biphenyls.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; and (c) all obligations of others for borrowed money secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property owned by such Person. For the avoidance of doubt, Indebtedness shall not include (i) trade payables, (ii) any obligations under any performance bond or letter of credit to the extent undrawn or uncalled, (iii) any amounts included in the calculation of Closing Working Capital Liabilities in the determination of Closing Working Capital, (iv) any Intercompany Account, or (v) any Indebtedness incurred by the Buyer and its Affiliates.

“Indemnified Party” means the Buyer Indemnified Persons and the Seller Indemnified Persons, as applicable.

“Indemnitor” means the party from which indemnification is sought in accordance with Section 11.3 or Section 11.4, as applicable.

“Intellectual Property Rights” means any and all rights to intellectual property in any jurisdiction worldwide, including rights in or to Computer Software, Copyrights, Trade Secrets, Patents, Trademarks and Domain Names, whether registered or not, and in each case regardless of jurisdiction, or equivalent rights to any of the foregoing anywhere in the world.

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“Intercompany Accounts” means any Indebtedness, account payable or account receivable between the Company and any of its Subsidiaries, on the one hand, and a business unit or division within a Seller that is included in the Business and that is treated as if it were a separate legal entity for accounting purposes, on the other.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means Computer Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation.

“Knowledge” means (a) in the case of the Company, the actual knowledge of the Persons listed on Section 1.1(a) of the Company Disclosure Letter after due inquiry, and (b) in the case of the Buyer, the actual knowledge of the Persons listed on Section 1.1(a) of the Buyer Disclosure Letter after due inquiry.

“Law” means any constitution, law, statute, rule, directive or regulation of any Governmental Body or Order in any jurisdiction.

“Liabilities” means, with respect to any Person, any and all liabilities, Indebtedness, guarantee, claim, demand, commitment, damages, assurances or obligation (whether direct or indirect, fixed, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) of every kind, character, and description, including all costs and expenses related thereto.

“Lien” means any mortgage, lien, pledge, deed of trust, hypothecation, charge, security interest, easement, servitude, claim, condition, option, security interest, easement, encroachment, right of way, right of first refusal, or other similar encumbrance.

“Material Adverse Effect” means any Effect that has caused or would reasonably be expected to cause, individually or in the aggregate, a material adverse effect on (a) the business, results of operations, financial condition or assets of the Business, taken as a whole, (b) the value of the Transferred Assets, or (c) the ability of the Sellers to consummate the Contemplated Transactions; provided, however, that none of the following, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:

(i)            any Effect related to (A) any national, international or any foreign or domestic regional economic, financial, regulatory, social or political conditions or events in general (including changes therein), including the results of any primary or general elections or referenda, (B) the financing, banking, credit, currency or capital markets or conditions in general (including any disruptions therein) or (C) interest, currency or exchange rates or the price of any commodity, security or market index;

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(ii)            any Effect related to any earthquakes, floods, hurricanes, tornadoes, tropical storms, cyclonic storms or fires or other natural disasters, the outbreak of any widespread health epidemic or pandemic (including those arising from the COVID-19 coronavirus), any national, international or regional calamity, force majeure events, terrorist acts (including cyber terrorism), sabotage, cyber-attacks, declared or undeclared war or other hostilities or conflicts or continuation, worsening or escalations thereof, whether or not occurring or commenced before or after the date of this Agreement;

(iii)           any Effect that affects the industries, businesses, markets or geographical areas in which the Business operates generally;

(iv)            any Effect related to any failure by the Business to meet any projections or forecasts; provided, however, that the exception in this clause (iv) shall not prevent or otherwise affect a determination that any Effect underlying such failure has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Material Adverse Effect (if not otherwise falling within any of the exceptions in clauses (i) through (iii) and (v) through (xii);

(v)           any Effect related to seasonal changes in the results of operations of the Business;

(vi)          any Effect resulting from the announcement, pendency, performance or consummation of this Agreement (except for any obligation hereunder to operate in the ordinary course of similar obligation) or the Contemplated Transactions, including losses or threatened losses of employees, partners, vendors, customers, suppliers, distributors or others having relationships with the Sellers with respect to the Business (provided that the exception in this clause (vi) shall not apply to the representations and warranties contained in Section 4.3);

(vii)         any Effect resulting from the failure of any Government Bid to result in a Government Contract, any protest initiated by any third party with respect to any Assigned Government Contract or Assigned Bid, the failure of any protest relating to a Government Bid or Government Contract initiated by the Asset Seller, or the failure to be awarded task orders under Government Contracts;

(viii)        any Effect resulting from the failure of any Governmental Body to fund all or any portion of any project of the Asset Seller or any Government Contract to which the Asset Seller is a party;

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(ix)           any Effect resulting from compliance by the Company and its Subsidiaries with the terms of this Agreement (except for any obligation hereunder to operate in the ordinary course of similar obligation), including the failure to take any action restricted by this Agreement or any actions taken, or not taken, with the consent, waiver or at the request of Buyer;

(x)            any Effect related to the Buyer or its Affiliates;

(xi)           any Effect related to any change (or proposed change) in accounting rules, Law or regulatory or legal condition (including any Tax Law);

(xii)          Reserved;

(xiii)         the failure of the U.S. federal government to adopt a budget for a fiscal year, the extension of any effective continuing resolution under which the U.S. federal government is operating or the shutdown of the U.S. federal government upon expiration of any continuing resolution; or

(xiv)         any Effect related to any Action arising from allegations of any breach of fiduciary duty or allegations of violation of Law, in each case, relating to this Agreement or the Contemplated Transactions;

provided, further, that, with respect to clauses (i), (ii), (iii) and (xi), such Effect will be taken into account in determining whether a Material Adverse Effect has occurred or is occurring (A) if it primarily relates to (or has the effect of primarily relating to) the Business or (B) to the extent it materially and disproportionately adversely affects the Business (taken as a whole) relative to other companies of similar size operating in the industry in which the Business operates (in which case only the incremental disproportionate impact may be taken into account, and then and only then, to the extent otherwise permitted by this definition).

"New Jersey ISRA" means the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., as amended, and its implementing rules.

“OFAC Lists” means the List of Specially Designated Nationals and Blocked Persons and all other sanctions lists administered by the U.S. Treasury Department, Office of Foreign Assets Control.

“Order” means, with respect to any Person, any order, writ, injunction, decree, judgment, award, determination, directive or demand entered or issued by or with any Governmental Body and legally binding on such Person.

“Organizational Document” means, as to any Person, its certificate or articles of incorporation or formation, its regulations, limited liability company agreement, partnership agreement or by-laws or any equivalent documents under the Law of such Person’s jurisdiction of incorporation or organization.

“Patents” means all utility and design patents, utility models, industrial designs, and certificates of invention, and all provisional applications, priority and other applications, divisionals, continuations (in whole or in part), extensions, reissues, re-examinations or equivalents or counterparts of or for any of the foregoing in any jurisdiction, and any invention disclosures or rights in patentable ideas therein.

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“Period End Rate” means with respect to currency conversion for each country or territory, (a) to the extent that such conversion is calculated as of an accounting period-end, the currency conversion rate used by the Company for financial reporting, generally as reported by Bloomberg on the last day of the accounting period, and (b) to the extent such conversion is calculated other than as of an accounting period-end, the prior month’s currency conversion rate used by the Company for financial reporting, generally as reported by Bloomberg on the last day of such prior accounting period.

“Permit” means any permit, clearance, license, order, approval, franchise, registration or other authorization of any Governmental Body.

“Permitted Liens” shall mean (a) Liens in respect of Liabilities that constitute Assumed Liabilities, (b) carriers’, warehousemen’s, mechanics’, materialmen’s, construction and other similar Liens, (c) Liens for Taxes not yet due and payable, (d) Liens to secure bids, tenders, contracts, leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business, (e) minor imperfections of title, encroachments, conditions, encumbrances, covenants, reservations of rights, easements, rights of way and restrictions, if any, that would not reasonably be expected to have a Material Adverse Effect, (f) zoning, entitlements, building and other land use Laws imposed by any Governmental Body having jurisdiction over the Assigned Leased Real Property, which are not violated by the current use, occupancy or operation of the Assigned Leased Real Property, (g) with respect to the Assigned Leased Real Property, any Lien which a reputable title insurance company would be willing to omit as an exception, or affirmatively insure, in its title insurance policy for the Assigned Leased Real Property or any condition that may be shown by a current and accurate survey, or that would be apparent as part of a physical inspection, of the Assigned Leased Real Property, (h) with respect to the Assigned Leased Real Property, any right, title or interest of a lessor, sublessor or licensor, or any Lien to which the fee simple interest, or any superior leasehold interest, is subject, (i) licenses, covenants not to sue, and other similar rights granted to Intellectual Property Rights, (j) Liens of record, (k) Liens that are disclosed on the Company Disclosure Letter, (l) purchase money Liens, Liens arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business or that arose or were created in the ordinary course of business, and (m) other Liens to the extent that each arises in the ordinary course of business and that would not reasonably be expected to, individually or in the aggregate, be material to the Business.

“Person” means any natural person, corporation, partnership, limited liability company, proprietorship, trust, union, association, unincorporated organization, Governmental Body or other entity, enterprise, authority or business organization.

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“Personal Information” means any information (i) that identifies a natural person located anywhere in the world; (ii) from which identification or contact information of a natural person located anywhere in the world can reasonably be derived; or (iii) that is associated, related or otherwise combined with the information described in (i) or (ii), including: (a) name, address, telephone number, email address, online account information, health information, drivers’ license number, government issued identification number, biometric information, one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person or any other data that can be used to identify, contact or precisely locate an individual; and (b) Internet Protocol addresses or other persistent device or online identifiers. For the avoidance of doubt, Personal Information can be in any media or format, including computerized, electronic or physical records.

“Purchase Price” means $5,000,000.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Retained Contracts” means all Contracts that are not Transferred Assets.

“Sanctioned Person” means any Person that is the subject of or target of Sanctions, including: (a) any Person identified on any Sanctions- or Trade Controls-related list, such as the Specially Designated Nationals and Blocked Persons List (“SDN List”), maintained by any Governmental Body in the United States, including the Office of Foreign Assets Control within the U.S. Department of the Treasury (“OFAC”), the U.S. Department of State and the Bureau of Industry and Security within the U.S. Department of Commerce, or by any Governmental Body in any country or territory having jurisdiction over the Company, the Asset Seller, the Transferred Assets, the Business, EMCORE or the Buyer; (b) any Person organized, located, operating, or resident in, or the government or any agency or instrumentality of the government of, a Sanctioned Territory; or (c) any Person directly or indirectly, whether in the aggregate or individually, at least fifty percent (50%) owned by or otherwise controlled by, or acting on behalf of, any Person described in the foregoing clause (a) or (b).

“Sanctions” means any economic or financial sanctions or trade embargoes Laws, regulations, and Executive Orders imposed, administered, or enforced from time to time by the government of the United States, including through OFAC or the U.S. Department of State, or by any Governmental Body in any country or territory having jurisdiction over the Sellers, the Transferred Assets, the Business, EMCORE, or the Buyer.

“Sanctioned Territory” means, at any time, a country or territory or government which is currently or has in the last five (5) years been itself the subject or target of any Sanctions (currently, at the time of this Agreement, with respect to the United States, Cuba, Iran, North Korea, Venezuela, Syria and the Crimea Region of Ukraine).

"Specified Representations" means the representations and warranties set forth in Schedule 1.1(e).

“Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such Person owns, directly or indirectly, or otherwise controls, more than fifty percent (50%) of the voting shares or other similar interests, or the sole general partner interest or managing member or similar interest, of such Person.

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“Target Working Capital Amount” means negative $3,060,649.

“Tax Returns” means all returns, reports, estimates, declarations, information returns and statements of any nature regarding Taxes in any jurisdiction for any period, including any schedule, attachment or any amendment thereto.

“Taxes” means any United States or foreign, federal, state or local income, gross receipts, sales, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, use, transfer, value added, alternative or add-on minimum, estimated or other tax, including any interest, penalty or addition thereto.

“Taxing Authority” means, with respect to any Tax, the Governmental Body that has the power to impose, assess or administer such Tax and the agency (if any) charged with the collection of such Tax for such Governmental Body.

“Trademark Assignment” means a Trademark Assignment, to be dated the Closing Date, executed by the Asset Seller, substantially in the form of Exhibit B.

“Trademarks” means trademarks, service marks, logos, trade dress and trade names indicating the source of goods or services, and other indicia of commercial source or origin (whether registered, common law, statutory or otherwise), all registrations and applications to register the foregoing anywhere in the world and all goodwill associated therewith.

“Trade Control Laws” means the applicable trade control Laws and regulations of the United States and any country or territory having jurisdiction over the Sellers, the Transferred Assets, the Business, EMCORE, or the Buyer, including: (a) the Laws and regulations administered or enforced by the U.S. Department of Commerce (Bureau of Industry and Security), the U.S. Department of State (Directorate of Defense Trade Controls), and the Census Bureau, including without limitation the Arms Export Control Act, as amended, the Export Administration Act of 1979, as amended, the Export Control Reform Act of 2018, the International Traffic in Arms Regulations, the Export Administration Regulations, and the Foreign Trade Regulations; and (b) the antiboycott Laws and regulations administered by the Office of Antiboycott Compliance within the U.S. Department of Commerce and the Internal Revenue Service within the U.S. Department of the Treasury.

“Trade Secrets” means all proprietary and unpatented technology or information that is of value to the Business and that has been maintained in confidence and subject to the standards required by applicable Law to protect it as a trade secret by the Asset Seller, including rights in ideas, formulas, compositions, inventor’s notes, discoveries and improvements, knowhow, manufacturing and production processes and techniques, testing information, research and development information, inventions, invention disclosures, unpatented blueprints, drawings, specifications, designs, plans, proposals and technical data, business and marketing plans, market surveys, market know-how and customer lists and information.

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“Transaction Documents” means (a) the Transfer Documents, if any, (b) the Transition Services Agreement, (c) the Trademark Assignment, (d) a bill of sale in the form of Exhibit D hereto (the “Bill of Sale”) and duly executed by the Asset Seller, transferring the tangible personal property included in the Transferred Assets to Buyer, and (e) an assignment and assumption agreement in the form of Exhibit E hereto (the “Assignment and Assumption Agreement”) and duly executed by the Asset Seller, effecting the assignment to and assumption by Buyer of the Transferred Assets and the Assumed Liabilities.

“Transfer Tax” means all Taxes imposed in respect of the transfer of the Transferred Assets or Liabilities of any kind, including documentary, recording, registration, stamp, duty, transfer, real estate transfer, sales and use and similar Taxes and fees in all jurisdictions whenever and wherever imposed and, for the avoidance of doubt, shall include all penalties, surcharges, charges, interest and additions thereto but “Transfer Tax” shall not include any charge to capital gains or income Taxes.

“Transition Services Agreement” means the Transition Services Agreement, to be dated the Closing Date, entered into between the Buyer and the Company, substantially in the form of Exhibit C.

“Treasury Regulations” means the final, temporary or proposed regulations of the Department of the Treasury under the Code, as may be amended from time to time.

“U.S.” or “United States” means the United States of America.

“U.S. GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Welfare Plan” means any welfare plan, as defined in Section 3(1) of ERISA (whether or not subject to ERISA).

Section 1.2      Location of Additional Defined Terms. In addition to the terms defined in Section 1.1, set forth below is a list of terms defined elsewhere in this Agreement.

Term	Section
Accountant	3.3(b)(ii)
Adjustment Report	3.3(b)(iv)
Agreement	Preamble
Allocation Statements	3.8(b)
Alternative Arrangement Costs	3.5(b)
Asset Seller	Preamble
Assigned Bid	2.1(d)
Assigned Contract	2.1(e)
Assigned Government Contract	2.1(c)

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Term	Section
Assigned Leased Real Property	2.1(b)
Assigned Leases	2.1(b)
Assigned Retention Agreements	6.5
Assumed Employee Arrangements	2.1(r)
Assumed Liabilities	2.3
Audit Agency	10.9(a)
Bonus Plans	6.3
Buyer	Preamble
Buyer Closing Certificate	9.1(c)
Buyer Disclosure Letter	Article V
Buyer Fundamental Representations	9.1(a)(i)
Buyer Indemnified Persons	11.1
Buyer Retirement Plan	6.1(d)(i)
Buyer Welfare Plans	6.1(e)
Closing	3.2
Closing Balance Sheet	3.3(b)(i)
Closing Certificate	3.3(b)(i)
Closing Conditions	3.2
Closing Date	3.2
Closing Fiscal Year	6.3
Closing Statement	3.3(b)(i)
COBRA	6.1(f)
Collective Bargaining Agreement	4.11(h)
Company	Preamble
Company Closing Certificate	8.1(c)
Company Disclosure Letter	Article IV
Confidential Information	10.8
Confidentiality Agreement	7.2(a)
DCSA	4.4
Deductible	11.5(b)
Deposits	2.1(n)
Discussion Period	3.3(b)(ii)
Dispute Notice	3.3(b)(ii)
Disputed Item	3.3(b)(ii)
Effective Time	3.2
Eligible Third Party Proceeds	11.5(d)
Employees	4.15(a)
Estimated Closing Statement	3.3(a)
Estimated Net Cash	3.3(a)
Estimated Working Capital	3.3(a)
Exchange Act	4.4
Excluded Assets	2.2

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Term	Section
Excluded Liabilities	2.4
Final Cash Purchase Price	3.3(c)(i)
Final Closing Statement	3.3(b)(iv)
Final Net Cash	3.3(b)(iv)
Final Working Capital	3.3(b)(iv)
Financial Statements	4.8(a)
Foreign Interests	5.9(b)
Governmental Consents	7.1(a)
Group Policy	7.7
Indemnification Claim	11.4(a)
Interim Balance Sheet	4.8(a)
Interim Balance Sheet Date	4.8(a)
Indirect Rates	10.9(a)
Insolvency and Equity Exceptions	4.2
Leave Employees	6.1(a)
Listed Intellectual Property	4.10(b)
Material Contract	4.11
Material Government Bids	4.12(a)(ii)
Material Government Contracts	4.12(a)(i)
Non-assignable Assets/Liabilities	3.5(b)
OFAC	5.9(a)
Open Years	10.9(a)
Other Consent Costs	3.5(b)
PTO Amount	6.1(j)
Review Period	3.3(b)(ii)
Revised Schedule 3.8(a)	3.8(a)
Securities Act	4.4
Seller Allocation Statement	3.8(a)
Seller Indemnified Persons	11.2
Sellers	Preamble
Sellers’ Benefit Plans	4.16(a)
Tax Allocation Statement	3.8(b)
Termination Date	12.1(d)
Third Party Claim	11.4(a)
Transfer Document	7.4
Transferred Assets	2.1
Transferred Employee	6.1(a)
Transferred IP Assets	2.1(m)
WARN Act	6.1(k)

Section 1.3             Rules of Construction. The following provisions shall be applied wherever appropriate herein:

(a)            “herein,” “hereby,” “hereunder,” “hereof” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used;

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(b)            all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural;

(c)            wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders;

(d)            all accounting terms not specifically defined herein shall be construed in accordance with the Accounting Methodology;

(e)            this Agreement and the other Transaction Documents shall be deemed to have been drafted by both the Company and the Buyer and neither this Agreement nor any other Transaction Document shall be construed against any party as the principal draftsperson hereof or thereof;

(f)            any reference herein to a particular Section, Article, Exhibit or Schedule means a Section or Article of, or an Exhibit or Schedule to, this Agreement unless another agreement is specified;

(g)           all references or citations in this Agreement to statutes or regulations or statutory or regulatory provisions shall, when the context requires, be considered citations to such successor statutes, regulations, or provisions;

(h)           the Exhibits and Schedules attached hereto and the Company Disclosure Letter and Buyer Disclosure Letter delivered contemporaneously herewith are incorporated herein by reference and shall be considered part of this Agreement;

(i)            the headings in this Agreement and the other Transaction Documents are for convenience of identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of the respective Transaction Documents or any provision hereof;

(j)            unless otherwise expressly provided, wherever the consent of any Person is required or permitted herein, such consent may be withheld in such Person’s sole and absolute discretion;

(k)           the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(l)            the word “dollar” and the symbol “$” refer to the lawful currency of the United States of America;

(m)            any reference in this Agreement to “writing” or comparable expressions includes a reference to a facsimile transmission, email or comparable means of communication;

(n)            the phrases “delivered” or “made available,” when used in this Agreement, shall mean that the information referred to has been physically or electronically delivered to the relevant parties, including in the case of “made available” to the Buyer, material that has been posted in any “data room” (virtual or otherwise) established by the Company or its representatives;

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(o)            references to “day” or “days” are to calendar days;

(p)            references to “the date hereof” shall mean as of the date of this Agreement;

(q)            the word “or” shall not be exclusive;

(r)            this “Agreement” or any other Contract or document shall be construed as a reference to this Agreement or, as the case may be, such other Contract or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented;

(s)            references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder;

(t)            the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if”;

(u)            if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day;

(v)            any currency conversions made with respect to this Agreement, including with respect to the calculation of Cash, Closing Working Capital and Closing Indebtedness, will be made at the applicable Period End Rate; and

(w)            the representations and warranties set forth in Article IV that are made with respect to the Asset Seller or the Business are made only to the extent to which such representations and warranties relate to the Transferred Assets or Assumed Liabilities; none of such representations or warranties may be interpreted as being made with respect to any Excluded Asset or Excluded Liability.

Article II
TERMS OF THE TRANSACTION

Section 2.1             Transfer of the Assets. On and subject to the terms and conditions of this Agreement, the Company shall, or shall cause the Asset Seller, to, sell, grant, convey, transfer and assign to the Buyer, free and clear of any Liens other than Permitted Liens, and the Buyer shall purchase, acquire and accept from the Company or the Asset Seller, all of the Sellers’ respective right, title and interest in and to the following assets, properties and rights of the Sellers used in or related to the Business, whether tangible or intangible, wherever located as the same shall exist on the Closing Date, other than the Excluded Assets (collectively, the “Transferred Assets”):

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(a)            all tangible assets and properties and fixed assets, equipment, machinery, operating supplies, furniture, office equipment, data processing equipment, parts, computer equipment, computers, computer peripherals, and other items of personal property, and all inventory consisting of raw materials, work-in-process, finished goods and in-transit inventory and the related packaging materials, in each case owned by the Asset Seller or the Company and (i) primarily used in the Business or (ii) located at the Assigned Leased Real Property;

(b)           subject to the terms of Section 3.5, all rights and incidents of, and benefits accruing to the Asset Seller or the Company in and to, the leased, subleased, licensed or sublicensed real property, or to which the Asset Seller has been granted the right to use or occupy the real property, with any improvements thereon to the extent included as part of the leased, subleased, licensed or sublicensed premises pursuant to the terms of the respective lease, sublease, license or sublicense, and all appurtenances thereto, the related leases of which are listed on Schedule 2.1(b) (the “Assigned Leased Real Property” and such leases, the “Assigned Leases”);

(c)            the rights and benefits in and to all Government Contracts entered into by the Asset Seller and primarily related to the Business, including those set forth on Section 4.12(a)(i) of the Company Disclosure Letter (each, an “Assigned Government Contract”); provided, that any Government Contract that relates to a product of the Company or any of its Subsidiaries that has not been in production in the five (5) year period preceding the execution of this Agreement and is not set forth on Section 4.12(a)(i) of the Company Disclosure Letter shall not be an Assigned Government Contract;

(d)           the rights and benefits in and to all Government Bids entered into by the Asset Seller that, if accepted, would lead to an Assigned Government Contract, and primarily related to the Business, including those set forth on Section 4.12(a)(ii) of the Company Disclosure Letter (each, an “Assigned Bid”); provided, that any Government Bid that relates to a product of the Company or any of its Subsidiaries that has not been in production in the five (5) year period preceding the execution of this Agreement and is not set forth on Section 4.12(a)(ii) of the Company Disclosure Letter shall not be an Assigned Bid;

(e)           subject to the terms of Section 3.5, the rights and benefits in and to all Contracts (other than Government Contracts) entered into by the Asset Seller and primarily related to the Business, including the Material Contracts and vendor/supplier agreements the Asset Seller or the Company have with suppliers, including those set forth on Section 4.12 of the Company Disclosure Letter (together with the Assigned Leases, the Assigned Government Contracts and Assigned Bids, the “Assigned Contracts”); provided, that any Contract (i) entered into by the Asset Seller and primarily related to the Business, (ii) that relates to a product of the Company or any of its Subsidiaries that has not been in production in the five (5) year period preceding the execution of this Agreement, and (iii) is not set forth on Section 4.12 of the Company Disclosure Letter shall not be an Assigned Contract;

(f)            originals or, to the extent originals are not available by reason other than that such originals are Excluded Business Records, copies of all Business Records that are located at the Assigned Leased Real Property and copies of all other Business Records (but not, for the avoidance of doubt, such Business Records themselves); provided that the Asset Seller shall be entitled to retain copies of all Business Records except to the extent constituting Intellectual Property Rights;

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(g)           subject to the terms of Section 3.5, to the extent transferable under applicable Law, all Permits (including applications for issuance or renewal thereof and application materials in process), if any, held by the Asset Seller that are primarily used in the Business or that relate to the Assigned Leased Real Property;

(h)           the Patents set forth on Schedule 2.1(h);

(i)            all unregistered Copyrights owned by the Asset Seller and used primarily in the Business;

(j)            the Trademarks set forth on Schedule 2.1(j) and the goodwill of the Business associated with such Trademarks;

(k)            all Trade Secrets that are owned by the Asset Seller and used primarily in the Business;

(l)            the Computer Software owned by the Asset Seller and used primarily in the Business;

(m)          the Domain Names set forth on Schedule 2.1(m) hereto (all such Domain Names, together with the other Intellectual Property Rights that are the subject of Section 2.1(h), Section 2.1(i), Section 2.1(j) and Section 2.1(k), collectively, the “Transferred IP Assets”);

(n)           subject to the terms of Section 3.5, without duplication, all rights and benefits of the credits, prepaid expenses and deposits that exclusively relate to any of the Assumed Contract Obligations, to the extent reflected on any Final Closing Statement (“Deposits”), excluding, for the avoidance of doubt, any such items that are related to Taxes;

(o)           subject to the terms of Section 3.5, to the extent transferable, all rights under express or implied warranties from suppliers with respect to the Transferred Assets;

(p)           all rights to causes of action, choses in action, rights of recovery, insurance benefits, rights of set-off of any kind, lawsuits, claims, bankruptcy claims or proofs of claims and demands of any nature in each case primarily related to the Transferred Assets or Assumed Liabilities, excluding, for the avoidance of doubt, any such items that are related to Taxes;

(q)           all trade accounts and notes receivable and other miscellaneous receivables of the Asset Seller or the Company, whether due from customers, vendors or suppliers, that arise exclusively from the Business prior to the Closing to the extent included in Final Working Capital, but excluding any right to the payment or repayment of VAT and excluding any Carve-Out Accounts receivable;

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(r)            all rights in connection with, and any assets of, the Assigned Retention Agreements, the Collective Bargaining Agreements, and the Assumed Plans (collectively, the “Assumed Employee Arrangements”);

(s)            the properties and assets listed on Schedule 2.1(s);

(t)            goodwill of the Business; and

(u)            all rights of the Sellers under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with current and former employees and agents of any Sellers or third party solely to the extent related to the Transferred Assets (or any portion thereof).

Section 2.2             Excluded Assets. Notwithstanding anything contained in Section 2.1 to the contrary, the Transferred Assets shall include only the assets, properties and rights described in Section 2.1(a) through Section 2.1(u), and, shall not include, and the Sellers shall not sell, grant, convey, transfer or assign, and the Buyer shall not purchase, acquire or accept, any of the following assets, properties and rights of the Sellers, whether or not used by or related to the Business (collectively, the “Excluded Assets”), all of which assets and properties will be retained by the Sellers or their Affiliates:

(a)            all cash and cash equivalents, bank accounts, bank deposits, investment accounts, lockboxes, certificates of deposit, benefits of credits, prepaid expenses and other deposits, marketable securities or investments in other Persons, similar types of investments, intercompany loans, treasury bills, and other similar items of the Asset Seller (other than Deposits), except to the extent included in the Estimated Closing Statement (either within Estimated Working Capital or Estimated Net Cash);

(b)           except as listed on Schedule 2.1(s), all (i) corporate-wide, segment-wide, sector-wide or division-wide systems, properties and assets not exclusively used in the Business and (ii) systems, properties and assets managed by the corporate-wide, segment-wide, sector-wide or division-wide information technology group of the Company and its Affiliates, including, for the foregoing clauses (i) and (ii), management information systems and software, computer and communications systems and software and related third party software, internet protocol addresses, voicemail, and messaging systems and related intellectual property rights (including Intellectual Property Rights) and technology and assets, including the assets that will be utilized by the Company or its Affiliates in providing services to the Buyer under the Transition Services Agreement;

(c)           all Trademarks (other than as set forth on Schedule 2.1(j)), including the Company Names;

(d)           all Copyrights (other than as set forth in Section 2.1(i));

(e)           all Patents (other than as set forth on Schedule 2.1(h));

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(f)            all Computer Software, Domain Names, Trade Secrets and other Intellectual Property Rights of the Asset Seller (other than as set forth in Section 2.1(k), (l) and (m));

(g)           all rights in connection with, and assets of, Sellers’ Benefit Plans, any offer letters, or any employment, consulting or similar agreements entered into by the Sellers or their Affiliates and any other employee benefit plan, program, policy or arrangement maintained or contributed to by the Sellers or their Affiliates, in each case, other than the Assumed Employee Arrangements;

(h)           all insurance policies and all rights of any nature with respect to any such insurance policy, including any recoveries thereunder and any rights to assert claims seeking any such recoveries;

(i)            all Excluded Business Records, wherever located;

(j)            all rights to any refunds of the Sellers, any deposits of the Sellers with any Governmental Body, except for refunds or deposits described in Section 2.1(n) or 2.1(p), and any Tax attributes or other Tax-related assets of any of the Sellers;

(k)           all real property owned, operated, leased, subleased or licensed by, or for which a right to use or occupy has been granted to, the Sellers, other than the Assigned Leased Real Property;

(l)            all rights of the Sellers relating to benefits, credits, deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof, other than the Deposits;

(m)           all rights of, and all consideration received by, the Sellers and their respective Affiliates under the Transaction Documents;

(n)           all Retained Contracts; and

(o)            the assets set forth on Schedule 2.2(o).

Section 2.3             Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, effective from and after the Closing, the Buyer shall assume and pay, honor, perform and discharge when due all Liabilities to the extent resulting from, arising out of, or relating to the Transferred Assets or the Business, other than the Excluded Liabilities (collectively, the “Assumed Liabilities”), which shall include the following:

(a)            those Liabilities to the extent resulting from, arising out of, or relating to the Assumed Contract Obligations, the Transferred IP Assets, the Assigned Leased Real Property, the operation of the Business or the ownership of the Transferred Assets, in each case regardless of whether arising prior to, on, or after the Closing Date;

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(b)           all Liabilities to the extent resulting from, arising out of, or relating to products and services manufactured, sold, delivered or otherwise provided by the Business, at any time prior to, on, or after the Closing Date;

(c)           all Liabilities to the extent resulting from, arising out of, or relating to accounts payable, trade accounts payable and notes payable and other payables of the Business;

(d)           all Liabilities for (i) Taxes to the extent resulting from, arising out of, or relating to the operation of the Business or the ownership of the Transferred Assets after the Closing Date and (ii) the Transfer Taxes for which it is responsible pursuant to Section 10.4(c);

(e)           all Liabilities under or with respect to the Assumed Employee Arrangements, except to the extent expressly allocated to the Sellers in Article IV;

(f)           all Liabilities to the extent resulting from, arising out of, or relating to the Employees, or the former employees of the Asset Seller with respect to the Business, including with respect to the Assumed Employee Arrangements and any Action, Order or other claim by or on behalf of or with respect to any Transferred Employee or the former employees of the Asset Seller with respect to the Business (other than a claim for benefits under the Sellers’ Benefit Plans, other than the Assumed Employee Arrangements), except to the extent expressly allocated to the Sellers in Article VI;

(g)           Liabilities to the extent resulting from, arising out of, or relating to (i) any DCAA Liability arising prior to, on, or after the Closing Date or (ii) Contemplated Incremental Costs arising on or after the Closing Date; and

(h)           Liabilities and responsibilities with respect to compliance with the New Jersey ISRA, including but not limited to the obligation of the Business as an operator, tenant, or licensee of the Assigned Leased Real Property to investigate and remediate any Area of Concern identified in the Preliminary Assessment and issuance of the Response Action Outcome, long term operations and maintenance of any remedy and compliance with any Remedial Action Workplan and the posting of Financial Assurance (as such terms are defined in the New Jersey ISRA), with the exception that the Company shall be responsible for completing and submitting the General Information Notice.

Section 2.4             Excluded Liabilities. The Buyer shall not assume or in any way be responsible for the following Liabilities of the Sellers or any of their respective Affiliates (such Liabilities, other than those constituting Assumed Liabilities, the “Excluded Liabilities”):

(a)            Liabilities of the Asset Seller or the Company for (i) Taxes to the extent resulting from, arising out of, or relating to the operation of the Business or the ownership of the Transferred Assets on or prior to the Closing Date and (ii) the Transfer Taxes for which it is responsible pursuant to Section 10.4(c);

(b)           all Liabilities to the extent resulting from, arising out of, or relating to the Excluded Assets;

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(c)           any Liabilities of the Company or the Asset Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(d)           except for any Environmental Claim related to compliance with the New Jersey ISRA by the Business (including any responsibility as an operator, tenant, or licensee of the Assigned Leased Real Property) in connection with the sale and purchase of the Business pursuant to this Agreement, which shall be an Assumed Liability, any Environmental Claim discovered in the future based on historical ownership and/or operations of the Assigned Lease Real Property to the extent that circumstances giving rise to the Environmental Claim pre-date February 3, 2003, the point in time at which the Company began its ownership and/or operation of the Business at the Assigned Leased Real Property;

(e)           all Liabilities for which the Sellers are expressly made responsible pursuant to this Agreement or any other Transaction Document; and

(f)            all Indebtedness of the Company and the Asset Seller.

Article III
THE PURCHASE PRICE; CLOSING

Section 3.1             Purchase Price. On and subject to the terms and conditions of this Agreement, in consideration for the sale, grant, conveyance, transfer and assignment of the Transferred Assets, the Buyer shall assume the Assumed Liabilities and shall pay, or cause to be paid, to the Sellers, as directed by the Company and in accordance with the allocations set forth in Revised Schedule 3.8(a), the Estimated Cash Purchase Price, subject to adjustment following the Closing as set forth in and determined pursuant to Section 3.3.

Section 3.2             The Closing. On and subject to the terms and conditions set forth herein, the closing of the sale and purchase of the Transferred Assets and the assumption of the Assumed Liabilities and the other Contemplated Transactions (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts), or at such other place or places as the parties may agree in writing, at 11:00 a.m., Florida time, and may occur by electronic exchange of documents, subject to Section 12.1, on the second (2nd) Business Day after the applicable conditions set forth in Section 8.1 and Section 9.1 (the “Closing Conditions”) are satisfied or otherwise waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or such other time and date as may be mutually approved by the parties; provided, however, that the Company shall have the right, in its sole discretion, to defer the Closing until the final Business Day of the Company’s accounting period during which the Closing Conditions have been satisfied or otherwise waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) (the date of the Closing, the “Closing Date”). Notwithstanding the foregoing, the Closing shall not occur prior to April 29, 2022 without the prior written consent of the Company. The parties shall promptly notify each other in writing of the satisfaction or waiver of the Closing Conditions. All Contemplated Transactions to occur at the Closing shall be deemed to have occurred simultaneously at 11:59 p.m. Eastern Time on the Closing Date (the “Effective Time”).

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Section 3.3             Purchase Price Adjustment.

(a)            Pre-Closing Statement. No later than three (3) Business Days prior to the Closing Date, the Company will prepare and deliver to the Buyer a certificate (“Estimated Closing Statement”) setting forth (i) the Company’s itemized good faith calculation of (A) Closing Working Capital (such estimate, “Estimated Working Capital”) and (B) the Closing Net Cash (such estimate, “Estimated Net Cash”) and (ii) the calculation of the Estimated Cash Purchase Price as a result of the estimates described in the foregoing clause (i). Any currency conversions made in preparation of the foregoing will be made at the Period End Rate as of the Closing Date.

(b)           Closing Statement.

(i)            Within ninety (90) calendar days after the Closing Date, the Buyer will deliver to the Company an unaudited consolidated balance sheet of the Transferred Assets, as of the Effective Time, prepared in good faith (the “Closing Balance Sheet”). The Buyer will prepare the Closing Balance Sheet strictly in accordance with the Accounting Methodology, irrespective of any purported U.S. GAAP requirement, and the Closing Balance Sheet will be accompanied by a certificate of the Buyer based on such Closing Balance Sheet and signed by an authorized officer of the Buyer setting forth (i) the Buyer’s itemized good faith calculation of (A) the Closing Working Capital and (B) the Closing Net Cash, (ii) the resulting calculation of the Final Cash Purchase Price assuming the accuracy of the calculations described in the foregoing clause (i), and (iii) the resulting amount of the adjustment(s), if any, to the Estimated Cash Purchase Price calculated in accordance with this Section 3.3 (the “Closing Certificate” and, together with the Closing Balance Sheet, the “Closing Statement”), and will be accompanied by reasonably detailed supporting calculations and documentation. Any currency conversions made in preparation of the foregoing will be made at the Period End Rate as of the Closing Date. The Buyer shall not amend, supplement or modify the Closing Statement following delivery to the Company. The Closing Statement will entirely disregard (1) any and all effects on the assets or liabilities of the Business as a result of the Contemplated Transactions or of any financing or refinancing arrangements entered into at any time by the Buyer or any other transaction entered into by the Buyer in connection with the consummation of the Contemplated Transactions, and (2) any of the plans, transactions, or changes which Buyer intends to initiate or make or cause to be initiated or made after the Closing with respect to the Business, or any facts or circumstances that are unique or particular to the Buyer or any of its assets or liabilities.

(ii)           The Company shall have ninety (90) calendar days from the date on which the Closing Statement is received (“Review Period”) to review the Closing Statement. From the commencement of the Review Period until such time as the Final Cash Purchase Price is finally determined in accordance with this Section 3.3, the Buyer shall provide the Company and its accountants, attorneys and other representatives reasonable access to (A) the books and records and any other documents on which the calculations set forth in the Closing Statement are based, or which may be useful or helpful to the Company’s accountants or advisors, including the working papers of the Buyer and (subject to customary indemnification letters) its accountants and other representatives, if any, prepared in connection with the Closing Statement and (B) such of Buyer’s personnel, accountants and other representatives as the Company shall reasonably request. Buyer hereby agrees that following the Closing Date and prior to the completion of the determination of the Final Cash Purchase Price hereunder, Buyer shall preserve and not alter or destroy any of the books and records or any other documents on which the calculations set forth in the Closing Statement are based, or which may be useful or helpful to the Company’s accountants or advisors. In the event the Company disagrees with any or all of the calculations set forth in the Closing Statement, the Company shall deliver to the Buyer within the Review Period a written notice of dispute (a “Dispute Notice”) which shall set forth, in reasonable detail, the items and amounts in dispute. If the Company does not deliver a Dispute Notice on or before the final day of the Review Period, then the Company shall be deemed to have irrevocably accepted such Closing Statement. The Buyer and the Company shall use reasonable efforts to resolve any amount in dispute raised in the Dispute Notice within twenty (20) Business Days (the “Discussion Period”) commencing on the date the Buyer receives the Dispute Notice from the Company. If the Company and the Buyer do not obtain a final resolution within the Discussion Period, then the remaining amounts in dispute (each, a “Disputed Item”) shall be submitted thereafter for resolution to Grant Thornton LLP, or if such firm refuses or is unable to serve in such capacity, or is otherwise not appointed and engaged for such purpose (including due to a conflict of interest), then another independent nationally recognized accounting firm to be agreed upon by the Company and Buyer acting reasonably (either such firm, as the case may be, the “Accountant”).

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(iii)          The Buyer and the Company shall direct the Accountant to conduct a review of the Disputed Items in the Closing Statement that are the subject of such Dispute Notice, and shall provide the Accountant with any supporting documentation as the Accountant in its sole discretion deems necessary. Each of the Company and Buyer and their respective representatives shall be afforded the opportunity to present to the Accountant any material such party deems relevant to the dispute, provided that such material and its applications would be in accordance with this Section 3.3, and shall have a continuing opportunity to discuss the matter and its position with the Accountant, but no such presentation of materials or communication shall be on an ex parte basis unless agreed to in writing by the other party. In its review and calculation of the Disputed Items, such Accountant shall (A) be limited to a review of whether the Disputed Items were calculated strictly in accordance with the Accounting Methodology and this Section 3.3 (and any related definitions), irrespective of any purported U.S. GAAP requirement, (B) consider only the Disputed Items in the Dispute Notice and shall therefore be bound as to all other matters and calculations as to which the Closing Statement and the Dispute Notice are in accord, (C) be bound in all respects and for all purposes by the definitions hereof and the Accounting Methodology, irrespective of any purported U.S. GAAP requirement, and shall select, with respect to each Disputed Item, an amount that is within the range of the Buyer’s position as set forth in the Closing Statement or the Company’s position, as set forth in the Dispute Notice, (D) not consider in any respect or for any purpose any settlement discussions or settlement offer made by or on behalf of the Buyer or the Company, unless otherwise agreed by the Buyer and the Sellers, and no party hereto will disclose (or permit its representatives to disclose) to the Accountant any such discussions or offer, and (E) be limited to fixing mathematical errors and determining whether the Disputed Items were determined strictly in accordance with the Accounting Methodology, irrespective of any purported U.S. GAAP requirement, and the Accountant is not to make any other determination, including (1) whether U.S. GAAP, irrespective of any purported U.S. GAAP requirement, was followed for any purposes under this Agreement, (2) whether any of the Target Working Capital Amount, the Estimated Net Cash or the Estimated Working Capital is correct, (3) the accuracy of Section 4.8, or any other representation or warranty in this Agreement, or (4) compliance by any party with any of its covenants, agreements or obligations in this Agreement (other than this Section 3.3).

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(iv)          The Buyer and the Company shall direct the Accountant to, as promptly as practicable and in no event later than thirty (30) calendar days following its retention by the Buyer and the Company, deliver to the Buyer and the Company a written report (the “Adjustment Report”) setting forth its calculation of the Final Cash Purchase Price based solely on its determination of the Disputed Items in accordance with this Section 3.3. The Adjustment Report shall set forth, in reasonable detail, the Accountant’s determination with respect to each of the Disputed Items specified in the Dispute Notice, and the revisions, if any, to be made to the Disputed Items of the Closing Statement that are the subject of such Dispute Notice, together with supporting calculations. Such Closing Statement, as so adjusted by the Accountant, shall be the “Final Closing Statement.” The Adjustment Report shall be final and binding on the parties, absent manifest error. The terms “Final Working Capital” and “Final Net Cash” shall mean the Closing Working Capital and Closing Net Cash, in each case as set forth in the Final Closing Statement.

(v)           The fees and expenses of the Accountant incurred pursuant to this Section 3.3 shall be borne pro rata as between the Company, on the one hand, and the Buyer, on the other hand, in proportion to the final allocation made by such Accountant of the Disputed Items weighted in relation to the claims made by the Company and the Buyer, such that the prevailing party pays the lesser proportion of such fees, costs and expenses.

(c)            Adjustment to Purchase Price.

(i)            The “Final Cash Purchase Price” means (A) the Purchase Price, (B) plus the Final Net Cash, (C) (i) plus the amount, if any, by which the Final Working Capital exceeds the Target Working Capital Amount, or (ii) minus, the amount, if any, by which the Target Working Capital Amount exceeds the Final Working Capital.

(ii)           If the Final Cash Purchase Price exceeds the Estimated Cash Purchase Price, the Sellers will be entitled to receive the amount by which the Final Cash Purchase Price exceeds the Estimated Cash Purchase Price pursuant to Section 3.3(d) below.

(iii)          If the Estimated Cash Purchase Price exceeds the Final Cash Purchase Price, then the Buyer will be entitled to receive the amount by which the Estimated Cash Purchase Price exceeds the Final Cash Purchase Price pursuant to Section 3.3(d) below.

(d)            Payment of Adjustment. Payment in respect of the Final Cash Purchase Price shall be made by either party in respect of the amounts determined pursuant to this Section 3.3 and will be due and payable within ten (10) Business Days after the amounts are finally determined pursuant to this Section 3.3 by wire transfer of immediately available funds to the account designated in writing by the payee. Any such payment shall be allocated among and made by and to the applicable Persons that transferred and received the applicable Transferred Assets or portions thereof (the applicable Seller and the Buyer or any applicable permitted assignee of the Buyer). The amount of any payment to be made pursuant to this Section 3.3 shall bear interest from and including the Closing Date to, but excluding the date of payment, at a rate per annum equal to the Applicable Rate. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of three hundred sixty-five (365) days and the actual number of days for which such interest is due.

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(e)            The procedures set forth in this Section 3.3 are the sole and exclusive mechanism for the adjustment of the Estimated Cash Purchase Price. All matters that are the subject of a Dispute Notice shall be conclusively settled between the parties for all purposes of this Agreement (including Section 11.1) pursuant to this Section 3.3, and no claim may thereafter be brought under any other provision of this Agreement (including Section 11.1) with respect to such matters other than to enforce specifically such conclusive settlement.

Section 3.4             Deliveries at the Closing.

(a)            Closing Deliveries by the Company. At or prior to the Closing, the Company shall deliver, or shall cause to be delivered, to the Buyer the following, as applicable:

(i)            the Transaction Documents to which Seller or any of its Affiliates is a party, duly executed by such Seller or such Seller Affiliate, as applicable;

(ii)            a certificate or certificates, in compliance with Treasury Regulations Section 1.1445-2, certifying that none of the Sellers is a foreign person, dated as of the Closing Date;

(iii)          the Company Closing Certificate; and

(iv)          such other instruments or documents, in form and substance reasonably acceptable to the Buyer, as may be necessary to effect Buyer’s assumption of the Assumed Liabilities and the assignment of any Assigned Contracts or other Transferred Assets, in each case duly executed by the Company or the other Sellers.

(b)            Closing Deliveries by the Buyer. At or prior to the Closing, the Buyer shall deliver, or shall cause to be delivered, to the Company the following:

(i)            the Estimated Cash Purchase Price as set forth in the Estimated Closing Statement, by wire transfer of immediately available funds in U.S. dollars to one or more accounts of the Company and the other Sellers, as the Company may direct, designated at least one (1) Business Day prior to the Closing Date;

(ii)            the Transaction Documents to which the Buyer is a party, duly executed by the Buyer;

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(iii)            validly executed state and local resale or exemption certificates required to claim any exemptions from sales and use, transfer, documentary or other Taxes otherwise payable in connection with the Transferred Assets;

(iv)            the Buyer Closing Certificate; and

(v)            such other instruments or documents, in form and substance reasonably acceptable to the Company, as may be necessary to effect Buyer’s assumption of the Assumed Liabilities and the assignment of any Assigned Contracts or other Transferred Assets, in each case duly executed by Buyer or an Affiliate of Buyer.

Section 3.5             Consents of Third Parties.

(a)            Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any Transferred Asset, Assumed Liability or any claim, right, benefit, burden or cost arising thereunder or resulting therefrom if any assignment or transfer or attempt to make such an assignment or transfer (i) would be prohibited by Law or (ii) is not permitted without the consent, approval or waiver of, or notice to, a third party or would constitute a breach or violation thereof or affect adversely the rights of the Buyer or the applicable Seller thereunder unless and until such consent, approval or waiver is obtained or notice is provided.

(b)            If the Closing occurs and the circumstances described in the prior sentence exist, then until the earlier of (i) the time each such consent, approval or waiver is obtained or notice is provided and (ii) the first (1st) anniversary of the Closing Date, the Company and Buyer shall use commercially reasonable efforts (including the dedication of resources thereto, but without any obligation to expend money, commence litigation or offer or grant any financial or other accommodation to any third party) to obtain the consent, approval or waiver of, or provide the required notice to, such third parties to or of the assignment to the Buyer of any Transferred Asset, Assumed Liability or any claim, right, benefit, burden or cost arising thereunder or otherwise transfer the claims, rights, benefits, burdens and costs of any Non-assignable Asset/Liability (as defined below) to the Buyer. If such consent, approval or waiver is not obtained, or such notice is not made, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of the Company, any Seller or any of its or their Affiliates thereunder so that the Buyer would not in fact receive all such claims, rights, benefits, burdens and costs or if such asset or liability is not transferable under applicable Law with or without such consent, approval, waiver or notice (any assets or liability so described, the “Non-assignable Assets/Liabilities”), the Company and the Buyer will use commercially reasonable efforts (but without any obligation to expend money, commence litigation or offer or grant any financial or other accommodation to any third party) to enter into a mutually agreeable arrangement (for a period not to exceed the third (3rd) anniversary of the Closing Date), to the extent permitted by applicable Law or Contract, under which the Buyer would assume the obligations and the applicable Seller would provide to the Buyer the claims, rights, benefits, burdens and costs of any Non-assignable Asset/Liability, including subcontracting, sublicensing, or subleasing to the Buyer, or under which the applicable Seller would enforce for the benefit of the Buyer, with the Buyer assuming such Seller’s obligations under such Non-assignable Asset/Liability, any and all rights of such Seller against a third party thereto. In connection with such mutually agreeable arrangement, the Buyer shall reimburse the Company, the Asset Seller and each of their applicable Affiliates for any reasonable and documented out of pocket costs and expenses actually incurred by the Company, the Asset Seller, and each of their applicable Affiliates in connection with the performance of any mutually agreeable arrangement, including any Liability arising out of Buyer's failure to perform thereunder (such costs and expenses, the "Alternative Arrangement Costs"). The applicable Seller will promptly pay to the Buyer all monies received after offsetting applicable Alternative Arrangement Costs not yet paid by the Buyer or its Affiliates, by such Seller under such Non-assignable Asset/Liability or any claim or right or any benefit arising thereunder.

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Section 3.6             Further Assurances; Wrong Pockets.

(a)            From time to time, pursuant to the request of a party delivered to the other party after the Closing Date, and without further consideration other than the other party’s out-of-pocket expenses, such party shall execute, deliver and acknowledge such other instruments and documents of conveyance and transfer or assumption and shall take such other actions and shall execute and deliver such other documents, certifications and further assurances as the other party reasonably may request in order to vest and confirm more effectively in the Buyer title to or to put the Buyer more fully in legal possession of, or to enable the Buyer to use, any of the Transferred Assets, or to enable the Buyer to complete, perform or discharge any of the Assumed Liabilities and to release the Sellers of the Assumed Liabilities or otherwise enable the parties to carry out the purposes and intent of this Agreement; provided that the Sellers shall not be required to incur Liabilities pursuant to any such arrangement beyond those Liabilities imposed on the Sellers otherwise by this Agreement.

(b)            To the extent that any right, title or interest to any asset, property or right which is an Excluded Asset, is acquired by the Buyer or any assignee of the Buyer under this Agreement (directly or indirectly) upon notice from the Company which is delivered within twelve (12) months of the Closing Date to Buyer, (i) the Buyer shall, and shall cause any applicable assignee of the Buyer to, promptly transfer any such asset, property or right for nominal consideration to such Seller or Affiliate of the Company as the Company may specify and (ii) to the extent permitted by Law, such asset, property or right shall be held in trust for the relevant Seller or Affiliate of the Company pending such transfer. The Sellers shall be responsible for reasonable out-of-pocket expenses incurred by the Buyer in connection with the transfer contemplated by this Section 3.6(b).

(c)            To the extent that any Transferred IP Asset was used by the Sellers or any of their Affiliates outside the Business at any time in the twelve (12)-month period prior to the Closing Date, upon notice from the Company which is delivered within twelve (12) months of the Closing Date to Buyer, (i) the Buyer shall, and shall cause any applicable assignee of the Buyer to, grant to the Sellers and their Affiliates a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license to use such Transferred IP Asset in substantially the same manner such Transferred IP Asset was used by the Sellers or any of their Affiliates outside the Business in the twelve (12)-month period prior to the Closing Date, and (ii) to the extent permitted by Law, the Buyer shall not, and shall cause any of its applicable assignees not to, grant any licenses or other rights which would preclude Buyer or its applicable assignee from granting the foregoing license pending grant of such license. The Company shall be responsible for reasonable out-of-pocket expenses incurred by the Buyer in connection with the license contemplated by this Section 3.6(c).

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(d)            To the extent any Intellectual Property Rights owned by the Sellers as of the Closing Date (other than any Transferred IP Asset or Intellectual Property Rights provided under the Transition Services Agreement or any of the other Transaction Documents) were used in the Business in the twelve (12)-month period prior to the Closing Date, upon notice from the Buyer which is delivered within twelve (12) months of the Closing Date to Sellers, (i) the Sellers shall, and shall cause any applicable assignee of any of the Sellers to, grant to the Buyer and its Affiliates a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license to use such Intellectual Property Rights in substantially the same manner such Intellectual Property Rights were used in the Business in the twelve (12)-month period prior to the Closing Date, and (ii) to the extent permitted by Law, the Sellers shall not grant any licenses or other rights which would preclude the Sellers from granting the foregoing license pending grant of such license. The Buyer shall be responsible for reasonable out-of-pocket expenses incurred by the Sellers in connection with the license contemplated by this Section 3.6(d).

Section 3.7             Performance of Assigned Contracts. Following the Closing, the Buyer shall diligently perform the respective obligations under the Assumed Contract Obligations. To the extent that an Assigned Contract (other than Government Contracts and Government Bids) is not novated or assigned in connection with the Closing, the Buyer shall use commercially reasonable efforts to enter into assignment agreements or to otherwise have the Asset Seller be released from all obligations arising from or relating to such Assigned Contracts (other than Government Contracts and Government Bids).

Section 3.8             Allocation of Purchase Price.

(a)            Allocation of Estimated Cash Purchase Price and Final Cash Purchase Price Among Sellers. Schedule 3.8(a) sets forth a preliminary allocation of the estimated Final Cash Purchase Price among each of the Sellers. Immediately prior to the Closing, the Company shall prepare a revised Schedule 3.8(a), which allocates the Estimated Cash Purchase Price among each of the Sellers, which revised Schedule 3.8(a) shall be prepared in a manner consistent with Schedule 3.8(a) (such revised schedule, “Revised Schedule 3.8(a)”). As promptly as practicable following the final resolution of the adjustments provided pursuant to Section 3.3, the Company shall provide to the Buyer an allocation statement that provides the manner in which the Final Cash Purchase Price shall be allocated among each of the Sellers (the “Seller Allocation Statement”); provided, however, that the Seller Allocation Statement shall be prepared in a manner consistent with the Revised Schedule 3.8(a) delivered by the Company at the Closing and shall be subject to the review and approval of the Buyer, which approval shall not be unreasonably withheld, delayed or conditioned.

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(b)            Allocation of Final Cash Purchase Price Among Sellers’ Assets. As promptly as practicable following the final resolution of the adjustments provided pursuant to Section 3.3, the Buyer shall provide to the Company an allocation statement that provides the manner in which the sum of the portion of the Final Cash Purchase Price allocated among each of the Sellers pursuant to the Seller Allocation Statement and the applicable Assumed Liabilities of each of the Sellers that are assumed by Buyer (or its applicable Affiliate) shall be allocated among the Transferred Assets of each respective Seller acquired by Buyer (or its applicable Affiliate), which allocations shall be made in accordance with Section 1060 of the Code and the applicable Treasury Regulations and, to the extent not inconsistent therewith, any other applicable Tax Law (the “Tax Allocation Statement” and together with the Seller Allocation Statement, the “Allocation Statements,” and each an “Allocation Statement”); provided, however, that the Tax Allocation Statement shall be subject to the review and approval of the Seller, which approval shall not be unreasonably withheld, delayed or conditioned.

(c)            For purposes of this Section 3.8(c), the Company shall be considered the "Preparer" with respect to the Seller Allocation Statement and the "Reviewer" with respect to the Tax Allocation Statement, and the Buyer shall be considered the "Reviewer" with respect to the Seller Allocation Statement and the "Preparer" with respect to the Tax Allocation Statement. The Reviewer shall have the right to withhold its approval in accordance with the provisions of Section 3.8(a) and Section 3.8(b), as applicable, to any portion of the Allocation Statement by written notice to the Preparer. If the Reviewer does not object to the Allocation Statement by written notice to the Preparer within thirty (30) days after receipt by the Reviewer of the Allocation Statement, then the Allocation Statement shall be deemed to have been accepted and agreed upon, and final and conclusive, for all purposes of this Agreement; provided, however, that the Allocation Statement shall be subject to adjustment upon and as a result of any adjustment to the amounts used to determine the allocations used to prepare the Allocation Statement under this Agreement. If the Reviewer objects to all or a portion of the Allocation Statement, it shall (within thirty (30) days after receipt by it of the Allocation Statement) notify the Preparer in writing of its objection to the Allocation Statement and shall set forth in such written notice the disputed item or items and the basis for its objection and the parties shall act in good faith to resolve any such dispute for a period of thirty (30) days thereafter. If, within thirty (30) days of the Reviewer’s delivery of a valid written notice of objection to the Allocation Statement, the parties have not reached an agreement regarding the disputed item or items specified in such written notice, the dispute shall be presented to the Accountant, whose determination shall be binding upon the parties. The parties shall request the Accountant to render its determination within forty-five (45) days. The fees and expenses of the Accountant in connection with the resolution of any dispute under this Section 3.8(c) shall be paid fifty percent (50%) by the Buyer and fifty percent (50%) by the Company. In the event that any adjustment to the Final Cash Purchase Price is paid between the parties pursuant to the terms of this Agreement (including pursuant to Section 3.8(e)), the Preparer shall promptly provide the Reviewer with a revised Allocation Statement and the principles of this Section 3.8(c) shall apply to each of the revised Allocation Statements.

(d)            Consistent Reporting. Each of the Sellers and the Buyer shall and shall cause their respective Affiliates to, unless otherwise required by a change in applicable Tax Law, or final “determination” (within the meaning of Section 1313(a) of the Code), (i) prepare and file all Tax Returns, including all IRS Forms 8594, in a manner consistent with this Section 3.8 (subject to adjustment in accordance with Section 3.8(e)) and (ii) take no position in any Tax Return, Tax contest or otherwise that is inconsistent with this Section 3.8 (subject to adjustment in accordance with Section 3.8(e)). In the event that any of the allocations set forth in this Section 3.8 are disputed by any Taxing Authority, the party receiving notice of such dispute shall promptly notify and consult with the other parties concerning the resolution of such dispute, and use commercially reasonable efforts to contest such dispute in a manner consistent with this Section 3.8.

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(e)            Adjustments to the Purchase Price. The Buyer and the Sellers agree to treat any amounts payable after the Closing by the Company to Buyer (or by Buyer to the Company) pursuant to this Agreement (including, for the avoidance of doubt, any payment under Article XI) as an adjustment to the Final Cash Purchase Price for Tax purposes, unless a change in applicable Tax Law, or final determination by the appropriate Taxing Authority or court causes any such payment not to be treated as an adjustment to the Final Cash Purchase Price for Tax purposes.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered by the Company to the Buyer contemporaneously herewith (the “Company Disclosure Letter”), or in the documents and other materials identified in the Company Disclosure Letter, and subject to the limitations contained in Article XI and Article XIII, the Company hereby represents and warrants to the Buyer as follows:

Section 4.1             Organization; Authority. Each of the Sellers is a corporation or other legal entity validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction in which it is organized, except for those jurisdictions where the failure to be existing or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Sellers has all necessary corporate or other applicable entity power, as the case may be, and authority to own or lease the Transferred Assets and to operate the Business. Each of the Sellers has all necessary corporate power and authority to sell, grant, convey, transfer and assign the Transferred Assets to the Buyer as contemplated by this Agreement, and to execute and deliver this Agreement and each Transaction Document to which it is or will be a party and to perform its obligations hereunder and thereunder.

Section 4.2             Authorization of Transaction. The execution, delivery and performance of this Agreement and the Transaction Documents by each of the Sellers, as applicable, and the consummation by each of them of the Contemplated Transactions have been, in the case of the Company, and will be prior to the Closing, in the case of the other Sellers, duly authorized by all necessary corporate or other applicable legal entity action on the part of such party, and, upon such authorization, no other material corporate or shareholder proceedings or actions are necessary to authorize and consummate this Agreement, the Transaction Documents or the Contemplated Transactions. The Company has duly executed this Agreement and on the Closing Date each of the Sellers, as applicable, will have duly executed and delivered the applicable Transaction Documents to which such Seller will be a party. Assuming due authorization, execution and delivery by the Buyer, this Agreement constitutes the valid and binding obligation of the Company and each such Transaction Document when so executed and delivered will constitute the valid and binding obligation of each of the Sellers, as applicable, enforceable against such Seller in accordance with their respective terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect relating to or affecting the enforcement of creditors’ rights generally, and (b) general equitable principles with respect to the availability of specific performance or other equitable remedies (whether considered in a proceeding in equity or at law) (the “Insolvency and Equity Exceptions”).

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Section 4.3             No Violations. Assuming the Consents set forth in Section 4.4 of this Agreement and Section 4.4 of the Company Disclosure Letter have been obtained, the execution, delivery and performance by Sellers of this Agreement and the consummation by Sellers of the Contemplated Transactions do not and will not (a) violate the Organizational Documents of the Sellers; (b) violate any material Order against or binding upon the Sellers with respect to the Business or any of the Transferred Assets; (c) violate any material Law applicable to the Sellers with respect to the Business or the Transferred Assets; or (d) result in a breach of, constitute a default under, or result in the termination, cancellation or modification (whether after the filing of notice, lapse of time or both) of, any Material Contract.

Section 4.4             Governmental Consents. The execution, delivery and performance by the Sellers of this Agreement and the consummation by Sellers of the Contemplated Transactions require no action by or in respect of, or filing with or other Consent of, any Governmental Body, other than (a) compliance with any applicable requirements of the U.S. Securities Act of 1933, as amended (the “Securities Act”), the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other applicable securities Laws as approved by a Governmental Body, (b) compliance with any applicable requirements of the New York Stock Exchange, (c) Consents to assignment of certain Assigned Contracts by a Governmental Body (including novation of each Government Contract under FAR Subpart 42.12), (d) appropriate facility clearance transfer approval by the United States Defense Counterintelligence and Security Agency (“DCSA”), (e) notification by the Company to the U.S. Department of State at least 60 days prior to Closing as required by the DDTC Consent Agreement, (f) filing of the Trademark Assignment with the U.S. Patent and Trademark Office or the U.S. Copyright Office, as applicable, and (g) any action by or in respect of, or filing with or other Consent of, any Governmental Body the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.5             Assets.

(a)            The Asset Seller owns and has good and marketable title to, or has a valid leasehold interest in, all of the tangible assets included within the Transferred Assets, free and clear of all Liens, except for Permitted Liens.

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(b)            The Assigned Leased Real Property constitutes all of the material real property interests owned or leased by the Asset Seller or the Company and used to conduct the Business (other than (y) real property on which corporate-wide activities of the Company and its Affiliates are conducted and (z) real property that constitutes Excluded Assets), and there are no other leases, licenses or other agreements, written or oral, of the Asset Seller affecting the use or occupancy of the real property listed on such Schedules, except Permitted Liens. Neither the Asset Seller nor the Company has received any written notice of any material (1) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Assigned Leased Real Property which remain outstanding or unresolved, (2) existing, pending or threatened condemnation proceedings affecting the Assigned Leased Real Property, or (3) existing, pending or threatened zoning, building code or other moratorium proceedings, which could reasonably be expected to materially and adversely affect the ability to operate the Assigned Leased Real Property as currently operated. Neither the whole nor any material portion of any Assigned Leased Real Property has been damaged or destroyed by fire or other casualty during the term of such lease, which damage or destruction has not been repaired or restored. With respect to the Assigned Lease:

(i)            The Asset Seller has possession and quiet enjoyment of the Assigned Leased Real Property;

(ii)            To the Knowledge of the Company, the Asset Seller is not in material breach or default under the Assigned Lease beyond any applicable notice and cure period, and the Asset Seller has paid all rent due and payable under the Assigned Lease (subject to any Tax, insurance, or operating expense reconciliations provided in the Assigned Lease);

(iii)            The Asset Seller has not received or given any written notice of any default under the Assigned Lease and, to the Company’s Knowledge, no other party is in default thereof beyond any applicable notice and cure period, and no party to the Assigned Lease has exercised any termination rights with respect thereto;

(iv)            The Asset Seller has not subleased the Assigned Leased Real Property or any portion thereof or assigned the Assigned Lease; and

(v)            Neither the Asset Seller nor the Company has pledged, mortgaged or otherwise granted a Lien on its leasehold interest in the Assigned Leased Real Property.

(c)            Assuming all required Consents of third parties as contemplated by Section 3.5 have been obtained and alternate arrangements contemplated by Section 3.5(b) are performed and except for (i) the Excluded Assets, (ii) assets used in connection with providing services under the Transition Services Agreement, (iii) Carve-Out Accounts cancelled, repaid or otherwise eliminated in accordance with Section 7.5, and (iv) Group Policies, the Transferred Assets constitute all of the material assets, rights, and properties necessary for the conduct of the Business immediately following the Closing in substantially the same manner as the Business was conducted immediately prior to the Closing.

(d)            To the Company’s Knowledge, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Transferred Assets are structurally sound, are in good operating condition and repair, and are adequate, in all material respects, for the uses to which they are being put and, to the Company’s Knowledge, none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

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(e)            Section 4.5(e) of the Company Disclosure Letter sets forth a list of all Company Products.

(f)            Section 4.5(f) of the Company Disclosure Letter sets forth a list of all Developing Products.

(g)            Section 4.5(g) of the Company Disclosure Letter identifies, for each Company Product, whether the Company or any of its Subsidiaries provides support or maintenance for the Company Product and, for each Developing Product, whether the Company or any of its Subsidiaries intends to provide support or maintenance for the Developing Product.

(h)            To the knowledge of the Company, there are no material defects in any Company Product and there are no material errors in any published technical documentation, specifications, manuals, user guides, promotional material, benchmark test results and other written materials related to, associated with or used or produced in the development of any Company Product. There are no, and have not been any, performance or functionality problems or issues with respect to any Company Product that adversely affects, or may reasonably be expected to adversely affect, the value, functionality or fitness for the intended purposes of the Company Product, including that may result in the breach of any warranties or other contractual commitments relating thereto.

Section 4.6             Compliance with Law; Permits. Solely with regard to the Business, the Company and the Asset Seller are not in material violation or default under any Law applicable to the Business. The Asset Seller is duly licensed under Law and possesses all material Permits necessary for the conduct of the Business. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.6 of the Buyer Disclosure Letter lists all current material Permits issued to the Asset Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Transferred Assets, including the names of the Permits and their respective dates of issuance and expiration. To the Company’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any material Permit set forth in Section 4.6 of the Buyer Disclosure Letter. There are no outstanding material Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to constitute a warranty, representation or obligation on the part of the Company or any other Seller that relates to compliance with any zoning ordinances or building codes.

Section 4.7             Legal Proceedings. As of the date hereof, there is no material Action pending or, to the Knowledge of the Company, threatened in writing, against the Sellers (a) relating to or affecting the Business, the Transferred Assets or the Assumed Liabilities; or (b) that challenges or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

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Section 4.8             Financial Statements.

(a)            Set forth in Section 4.8(a) of the Company Disclosure Letter are the following financial statements (collectively, the “Financial Statements”): the unaudited consolidated balance sheet of the Business (other than Excluded Assets) as of December 31, 2021 (the “Interim Balance Sheet” and the date of the Interim Balance Sheet, the “Interim Balance Sheet Date”), and the related unaudited consolidated statement of income of the Business (other than Excluded Assets) for the 12-month period then ended.

(b)            Each of the balance sheets included in the Financial Statements fairly presents in all material respects the financial position of the Business as of its date and each of the statements of income included in the Financial Statements (including any related notes and schedules thereto) fairly presents in all material respects the financial condition and results of operations, as the case may be, of the Business for the periods set forth therein, in each case in accordance with the accounting records and policies of the Company and with U.S. GAAP, consistently applied during the periods involved, except (i) for normal quarter-end and year-end audit adjustments, (ii) that the Financial Statements do not contain all footnote disclosures required by U.S. GAAP and (iii) that the Financial Statements (and the allocations and estimations made by the Company in preparing such Financial Statements) (A) are not necessarily indicative of the costs that would have resulted if the Business had been operated on a standalone basis as of such dates or for such periods and (B) may not be indicative of any such costs to Buyer and its Subsidiaries that will result following the Closing.

(c)            As of the date hereof, the Business does not have Liabilities that are required to be set forth on a consolidated balance sheet prepared in accordance with U.S. GAAP, except (i) Liabilities reflected on the Financial Statements or disclosed in the notes thereto, (ii) Liabilities incurred in the ordinary course of the Business since the Interim Balance Sheet Date and that are not, individually or in the aggregate, material, (iii) Liabilities incurred in connection with the Contemplated Transactions, (iv) Excluded Liabilities, and (v) Liabilities for future performance under any Contract relating to the Business.

Section 4.9            Absence of Certain Changes. Since the Interim Balance Sheet Date:

(a)            the Sellers have conducted the Business in the ordinary course, consistent with past practices (except for actions related to this Agreement),

(b)            there has not been any change, occurrence or development in the financial condition, properties, assets, liabilities, business or results of operations of the Business or any other change, occurrence or development, of which the Company has Knowledge, which has had, or would, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect,

(c)            there has not been any material change in any method of accounting or accounting practice for the Business, except as required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements,

(d)            there has not been any material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits,

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(e)            there has not been entry into any Contract that would constitute a Material Contract,

(f)            there has not been any incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice,

(g)            there has not been any transfer, assignment, sale or other disposition of any of the Transferred Assets shown or reflected in the Balance Sheet, except for the sale of Inventory in the ordinary course of business,

(h)            there has not been any cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Transferred Assets,

(i)            there has not been any transfer or assignment of or grant of any license or sublicense under or with respect to any Intellectual Property Assets or Intellectual Property Agreements (except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice),

(j)            there has not been any abandonment or lapse of or failure to maintain in full force and effect any Intellectual Property Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the Intellectual Property Assets,

(k)            there has not been any material damage, destruction or loss, or any material interruption in use, of any Transferred Assets, whether or not covered by insurance,

(l)            there has not been any acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit,

(m)            there has not been any material capital expenditures which would constitute an Assumed Liability,

(n)            there has not been any imposition of any Liens (other than Permitted Liens) upon any of the Transferred Assets,

(o)            there has not been any adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Business, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a union, in each case whether written or oral,

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(p)            there has not been any purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $100,000, individually (in the case of a lease, per annum) or $500,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the ordinary course of business consistent with past practice, and

(q)            the Sellers have not entered into any contract to do any of the foregoing.

Section 4.10           Intellectual Property.

(a)            Except for the Excluded Assets, Section 4.10(a)(i) of the Company Disclosure Letter sets forth a complete list of all Transferred IP Assets that are registered Trademarks and Copyrights, issued or pending Patents, Domain Names, and, all other material unregistered Copyrights, Computer Software or Trade Secrets that are primarily used or held for use in the conduct of the Business as currently conducted (including: (x) for each Patent, the number and country in which such patent has issued, or, if not issued, the application serial number, date of filing and country current status and (y) for each Trademark, the country, registration number and issue date, or if not registered, the country, application serial number and application date and current status (collectively, the “Listed Intellectual Property”). All necessary registration, maintenance and renewal fees in connection with such Listed Intellectual Property have been paid and all necessary documents and articles in connection with such Listed Intellectual Property have been filed with the relevant Governmental Body, and each of the Listed Intellectual Property is valid, enforceable, and subsisting, provided that the foregoing representation as to validity and enforceability is to the Company's Knowledge as to pending Patent applications included in the Listed Intellectual Property. Except as set forth in Section 4.10(a)(ii) of the Company Disclosure Letter, there are no actions that must be taken by the Company or any of its Subsidiaries within ninety (90) days of the date of this Agreement, including the payment of any registration, maintenance or renewal fees. To the Knowledge of the Company, there are no facts or circumstances that would render any Listed Intellectual Property invalid or unenforceable.

(b)            The Asset Seller (i) exclusively owns each item of Listed Intellectual Property free and clear of any Liens (excluding Permitted Liens) and (ii) owns or has valid licenses or other rights to use all other material Intellectual Property Rights used in the Business as conducted as of the date of this Agreement. Section 4.10(d) of the Disclosure Schedule lists all contracts (excluding (A) contracts for commercially available software licensed by the Company in the ordinary course of business, which need not be listed, and (B) licenses to Intellectual Property Rights retained by the Company and provided to Buyer under the Transition Services Agreement) under which the Company or any of its Subsidiaries is a licensee or has licensed or otherwise been granted rights to or in any material Intellectual Property Rights or Computer Software from a third party, and such rights, Intellectual Property Rights or Computer Software are: (i)  incorporated in, integrated with, or used in connection with the Company Products; (ii) used by the Company in the development of the Company Products or Developing Products; or (iii) otherwise used in or necessary to the conduct of the Business of the Company as presently conducted by the Company (collectively, the “Inbound Licenses”).

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(c)            Except for Intellectual Property Rights licensed pursuant to the Inbound Licenses, all Intellectual Property Rights used in the conduct of the Business of the Company as presently conducted by the Company or its Subsidiaries, and excepting any Intellectual Property that falls within Section 4.10(e), was created solely by either (i) employees of the Company or one of its Subsidiaries acting within the scope of their employment who have validly and irrevocably assigned all of their rights, including Intellectual Property Rights therein, to the Company or one of its Subsidiaries and have irrevocably waived any unassignable rights such as moral rights that they may possess in the Intellectual Property Rights, or (ii) other Persons who have validly and irrevocably assigned all of their rights therein, including Intellectual Property Rights, to the Company or one of its Subsidiaries and have irrevocably waived any unassignable rights such as moral rights that they may possess in the Intellectual Property Rights, and except as set forth in Section 4.10(e) of the Disclosure Schedule, (iii) no other Person owns or has any rights to any portion of such Intellectual Property Rights (other than pursuant to a customer contract that has been made available), and (iv) to the extent applicable, the Company or such Subsidiary has recorded each such assignment with the relevant Governmental Body, including the U.S. Patent and Trademark Office, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.

(d)            The operation of the Business as it currently is conducted, and as has been conducted in the last six (6) years, including the design, development, use, import, export, manufacture, licensing, sale, distribution or other disposition of Company Products (including the provision of service offerings) and the Developing Products, has not violated, infringed or misappropriated the Intellectual Property Rights of any Person, do not violate, infringe or misappropriate the Intellectual Property Rights of any Person, and, with respect to the Company Products in their current or substantially similar form, will not violate, infringe or misappropriate the Intellectual Property Rights of any Person. The Company has taken and takes customary and commercially reasonable steps to ensure that the operation of its business and the businesses of its Subsidiaries does not, and will not, infringe or misappropriate the Intellectual Property of any Person.

(e)            Except as set forth on Section 4.10(e) of the Disclosure Schedule, to the Company’s Knowledge, (i) the Asset Seller and the Company have not received any written notice in the six (6) years prior to the date hereof that it has violated, infringed upon or misappropriated any Intellectual Property Rights of any third party in the conduct of the Business or received any written request to license, any written invitation to join a licensing program, or any other writing that it would be required to take a license or enter a license aggregation program in order to operate without infringing another Person’s Intellectual Property Rights and (ii) the Asset Seller and the Company have not sent any written notice in the six (6) years prior to the date hereof to any third party alleging that such third party has violated, infringed upon or misappropriated any Transferred IP Assets.

(f)            There is, and has been, no pending, decided or settled opposition, interference, reexamination, injunction, lawsuit, proceeding, hearing, investigation, complaint, arbitration, mediation, demand, decree, or any other dispute or claim related to Listed Intellectual Property, any Company Product or any Developing Product (“Dispute”), nor, to the knowledge of the Company, has any Dispute been threatened, challenging the legality, validity, enforceability or ownership of any Listed Intellectual Property. The Company has no knowledge and no reason to believe that there exists a basis that would give rise to such a Dispute. Neither the Company nor any of its Subsidiaries has sent any notice of any Dispute, and, to the knowledge of the Company, there exists no basis upon which the Company or any of its Subsidiaries intends to assert any Dispute. No Listed Intellectual Property, Company Product or Developing Product is subject to any outstanding order or other disposition of any Dispute.

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(g)            The Company has taken commercially reasonable measures to protect Listed Intellectual Property pertaining to Intellectual Property of any Company Product or Developing Product.

(h)            The Company Products, the Developing Products and the Computer Software used in the Business are not subject to any terms of license of any such Open Source Materials that result in the grant of, or require the Company to grant, a license or other permission to any of the Company Products, the Developing Products or the Company Source Code, or that requires that any of the foregoing be made available without charge. To the knowledge of the Company, neither the Company nor any of its Subsidiaries is in breach of any of the material terms of any license to any such Open Source Materials. “Open Source Materials” refers to any Software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including the GNU General Public License, GNU Lesser General Public License (“LGPL”), Mozilla Public License (MPL), BSD licenses, the Apache License and any license identified as an open source license by the Open Source Initiative (www.opensource.org)).

(i)            Except as set forth on Section 4.10(i) of the Company Disclosure Letter, only object code versions of Computer Software in any Company Products have been provided to customers. Neither the Company nor any other party acting on behalf of the Company or any of its Subsidiaries has disclosed or delivered to any third party, or permitted the disclosure or delivery to any escrow agent or other party of, any proprietary and confidential embodiments of Listed Intellectual Property, including any Company source code.

(j)            Neither this Agreement nor the Contemplated Transactions will result in the granting to any Person any right to or with respect to any Listed Intellectual Property, or other material restriction on the operation or scope of the Business or the obligation to pay any royalties or other material amounts to any Person in excess of those amounts payable by any of them, respectively, in the absence of this Agreement or the Transactions.

(k)            The Company and its Subsidiaries have taken customary and commercially reasonable steps to protect the Company’s and its Subsidiaries’ rights in Trade Secrets of the Company or any of its Subsidiaries, or Trade Secrets disclosed by any other Person to the Company or any of its Subsidiaries.

(l)            Neither the Company nor any of its Subsidiaries participates in any standards-setting organization, collaborative effort with an educational institution, research center, industry body or consortium or other multi-party special interest group or activity, and no Listed Intellectual Property has been granted, licensed to or otherwise made available to any standards-setting organization, nor has the Company or any of its Subsidiaries agreed to be bound by any rules or standards set by any third-party organization.

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(m)            To the Knowledge of the Company, the IT Assets included in the Transferred Assets (i) operate and perform in all material respects in accordance with their documentation and as required by the Business; (ii) have commercially reasonable security, back-ups, disaster recovery arrangements, and hardware and Computer Software support and maintenance to minimize the risk of material error, breakdown, failure, or security breach occurring; (iii) are configured and maintained in accordance with accepted business practices designed to minimize the effects of viruses and do not contain viruses, worms, time bombs, back doors, Trojan horses or other malicious code, bugs, faults or other devices, errors, contaminants or effects that disrupt or adversely affect their functionality; and (iv) have not suffered any material error, breakdown, failure, or security breach or other unauthorized access (including with respect to the information stored on such IT Assets) in the last three (3) years that has caused material disruption or damage to the operation of any of the businesses of the Company or any of its Subsidiaries or that was reportable to any Governmental Body.

(n)            The Company and its Subsidiaries have (i) complied in all respects with their published privacy policies and internal privacy policies, contractual obligations, and all applicable Laws relating to data privacy, data collection, data protection and data security and (ii) taken commercially reasonable measures, but no less than those measures required by applicable data protection laws, to ensure that Personal Information is protected against loss, damage, and unauthorized or unlawful access, use, disclosure, modification, destruction, or other misuse.

(o)            To the Knowledge of the Company, there has been no loss, damage, or unauthorized access, use, disclosure, transmission, modification, destruction, or other misuse of any Personal Information maintained by or on behalf of the Company or its Subsidiaries, and no security incident has occurred which required the Company or any of its Subsidiaries to provide notice to any individual or Governmental Body.

Section 4.11           Material Contracts. Section 4.11 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of each Contract (other than Benefit Plans, Government Contracts and Government Bids) primarily related to the Business or any of the Transferred Assets that is of the type set forth below (each, a “Material Contract”):

(a)            a Contract (or group of related Contracts with respect to a single transaction or series of related transactions) that involves payments, performance or services or delivery of goods or materials to or by the Asset Seller of any amount or value in excess of, or reasonably expected to exceed, $100,000 in any twelve (12) month period and which, in each case, cannot be cancelled without penalty or without more than 30 days' notice;

(b)            a Contract that is a joint venture agreement or similar agreement involving the sharing of profits and losses;

(c)            a Contract that contains any (i) “most favored nation” pricing in favor of any customer of the Business in a manner material to the Business, (ii) a provision expressly requiring the Buyer or its Subsidiaries to purchase goods or services exclusively from another Person immediately following the Closing, (iii) express restriction on the ability of the Buyer or its Subsidiaries to compete in any line of business or with any Person or to provide services generally or in any market segment or any geographic area immediately following the Closing or (iv) that require the Asset Seller or the Company to purchase or sell a stated portion of the requirements or outputs of the Business or that contain "take or pay" provisions;

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(d)           a Contract pursuant to which the Asset Seller (or, after the Closing, the Buyer and its Subsidiaries) has incurred or become liable for any Indebtedness owed to a Person other than the Company or an Affiliate of the Company and that is currently outstanding;

(e)            a Contract that provides for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(f)            any outstanding material settlement offers or other arrangements with respect to any current action related to the Transferred Assets or the Business;

(g)            a Contract granting an option to acquire, sell, lease or license any material Transferred Asset or granting any right of first offer, right of first refusal or right of first negotiation in respect of any material Transferred Asset;

(h)            a Contract or agreement with any labor union, labor organization, guild, or similar employee representative which is binding on the Company or an Affiliate (each, a “Collective Bargaining Agreement”); and

(i)            any agreement or offer letter, as applicable, for the employment or engagement of any person on a full-time, parti-time, or consulting basis (including, for the avoidance of doubt, any agreement with any independent contractors or consultants), agreement or offer letter, as applicable, providing severance benefits to any person employed or otherwise providing services to the Company, and any agreement or offer letter, as applicable, relating to loans to any officer, manager, employee, contractor, consultant, or other service provider.

Except as set forth on Section 4.11 of the Company Disclosure Letter, as of the date of this Agreement, (i) each Material Contract is in full force and effect and (ii) as to each Material Contract, except for breaches or defaults that have been cured and for which the breaching or defaulting party has no Liability, there does not exist thereunder any material breach or default on the part of the Asset Seller or the Company or, to the Company’s Knowledge, any other party thereto, and there does not exist, to the Company’s Knowledge, any event, occurrence or condition, which (after notice, passage of time or both) would constitute or give rise to any such breach or default thereunder or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 4.12           Government Contracts. Notwithstanding anything to the contrary in this Agreement (including any other representations and warranties contained in this Agreement), the representations and warranties contained in this Section 4.12 constitute the sole and exclusive representations and warranties of the Company relating to Government Contracts and Government Bids.

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(a)            Generally.

(i)            (A) Each Government Contract (other than any indefinite delivery, indefinite quantity contracts) for which the performance period has not expired or terminated as of the date hereof that has the potential to generate, based on its terms existing as of the date hereof, more than $100,000 in revenue to the Business over the life of such Government Contract, (B) each indefinite delivery, indefinite quantity Government Contract (excluding any purchase orders thereunder) that has the potential to generate, based on its terms existing as of the date hereof, more than $100,000 in revenue (taking into account any purchase orders) to the Business over the life of such Government Contract and (C) each outstanding purchase order pursuant to any such indefinite delivery, indefinite quantity Government Contract for more than $100,000 of goods or services and, in the case of each of clauses (A), (B) and (C), with respect to which the period of performance has not yet expired or terminated, is listed on Section 4.12(a)(i) of the Company Disclosure Letter (the “Material Government Contracts”).

(ii)            Section 4.12(a)(ii) of the Company Disclosure Letter lists and identifies (A) each outstanding Government Bid existing as of the date hereof, that, if accepted, would lead to a Government Contract that the Company reasonably expects to generate more than $100,000 in revenue to the Business over the life of such Government Contract or (B) each outstanding task order Government Bid under an indefinite delivery, indefinite quantity Government Contract that the Company reasonably expects to generate more than $100,000 in revenue to the Business over the life of such task order (the Government Bids described in clauses (A) and (B), together, the “Material Government Bids”).

(b)            Compliance with Law, Regulation and Contractual Terms.

(i)            The Asset Seller and the Company are in compliance in all material respects with all applicable statutory, regulatory, and other agreed-upon contract requirements pertaining to the Material Government Contracts and the Material Government Bids.

(ii)            The Asset Seller and the Company are in compliance in all material respects with all terms and conditions, including all clauses, provisions, specifications, and quality assurance, testing and inspection requirements, of its Material Government Contracts, whether incorporated expressly, by reference or by operation of Law. Complete and correct copies of each Material Government Contract (including all modifications, amendments and supplements thereto and waivers thereunder) and Material Government Bids have been made available to Buyer.

(iii)            To the Knowledge of the Company, the Asset Seller has not made any payment, directly or indirectly, to any Person in violation, in any material respect, of applicable Laws, including the Procurement Integrity Act (41 U.S.C. § 423), the federal Anti-Kickback Statute (42 U.S.C. § 1320a et seq.), or any other Laws relating to bribes, gratuities, kickbacks, lobbying expenditures, political contributions, and contingent fee payments, pertaining to any Material Government Contracts or Material Government Bids.

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(c)            Disputes, Claims and Litigation. To the Knowledge of the Company, as of the date hereof, there exist no outstanding asserted disputes, claims or written requests for equitable adjustment for an amount in excess of $50,000 between the Asset Seller or the Company, on the one hand, and either any Governmental Body or any prime contractor, subcontractor, vendor or other Person, on the other hand, arising under or relating to any Material Government Contract or Material Government Bid and there does not exist, to the Company’s Knowledge, any event, occurrence or condition, which (after notice, passage of time or both) would constitute or give rise to any claim or written request for equitable adjustment for an amount in excess of $50,000, arising under or relating to any Material Government Contract or Material Government Bid. For the avoidance of doubt, this paragraph addresses both contractor claims that the Asset Seller or the Company may have and Governmental Body claims against the Company or the Asset Seller.

(d)            Sanctions and Termination. During the three (3)-year period immediately prior to, and ending on, the date of this Agreement, to the Knowledge of the Company, the Asset Seller and the Company have not received any termination for default, show cause, cure, deficiency, material breach, or similar notice in writing relating to any Material Government Contract. During the three (3)-year period immediately prior to, and ending on, the date of this Agreement, neither the Asset Seller, the Company nor any of their respective Principals (as defined in FAR section 2.101) has been or is currently suspended, debarred or proposed for suspension or debarment from government contracting under FAR 9.4. As of the date hereof, the Asset Seller and the Company have not received any notice in writing terminating or indicating an intent to terminate any Material Government Contract for default or convenience.

(e)            National Security Obligations. As of the date hereof, the Asset Seller and the Employees hold security clearances to the extent required, in all material respects, to perform Government Contracts of the type currently being performed by the Business.

Section 4.13           Taxes.

(a)            (i) The Asset Seller or the Company (with respect to the Business) has timely filed (or there has been timely filed on its behalf) all income and gross receipts Tax Returns and any other material Tax Returns when due relating or pertaining to any Tax with respect to the Transferred Assets for which the Buyer could be held liable under a theory of successor liability or otherwise, and such Tax Returns, insofar as they relate to the Business, were correct and complete; (ii) the Asset Seller or the Company (with respect to the Business) has paid (or has had paid on its behalf) or has withheld and remitted (or has had withheld and remitted on its behalf) all Taxes payable by it with respect to the Transferred Assets for which the Buyer could be held liable under a theory of successor liability or otherwise, except for any such Taxes being contested in good faith and for which adequate reserves have been set aside in accordance with U.S. GAAP; and (iii) there are no Liens with respect to Taxes (other than Permitted Liens) on the Transferred Assets nor, to the Knowledge of the Asset Seller or the Company, is any Tax Authority in the process of imposing any such Lien.

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(b)            Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement (including this Section 4.13) shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax attribute (including methods of accounting) with respect to the Company, and nothing in this Agreement (including this Section 4.13) shall be construed as providing a representation or warranty that could give rise to indemnification relating or attributable to Taxes resulting from, arising out of, or relating to the operation of the Business or the ownership of the Transferred Assets after the Closing Date.

(c)            None of the activities, operations, or transactions of the Business has ever constituted a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

Section 4.14          Environmental Matters. Notwithstanding anything to the contrary in this Agreement (including any other representations and warranties contained in this Agreement), the representations and warranties contained in this Section 4.14 constitute the sole and exclusive representations and warranties of the Company relating to compliance with or Liability under Environmental Laws, Contamination and any other environmental matters. Except as set forth on Section 4.14 of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)            the Asset Seller (with respect to the Business) is currently in compliance with all Environmental Laws applicable to the Assigned Leased Real Property, the Transferred Assets and the operation of the Business as currently operated by the Asset Seller;

(b)            there are no Actions pending or, to the Company’s Knowledge, threatened in writing, that assert that the Asset Seller is in violation or breach of, or has liability under, any Environmental Law with respect to such Asset Seller’s ownership or operation of the Business, the Assigned Leased Real Property or the Transferred Assets, as applicable;

(c)            to the Company’s Knowledge, the Asset Seller possesses and is in compliance with the terms of all Environmental Permits required under applicable Environmental Laws to operate the Business as currently operated by the Asset Seller, and shall be maintained in full force and effect by the Asset Seller through the Closing Date in accordance with Environmental Law; and

(d)            except as has been resolved prior to the date hereof, the Company has not received any (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, relates to the Asset Seller's ownership or operation of the Business, the Assigned Leased Real Property, or the Transferred Assets, as applicable, and either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date;

(e)            none of the Assigned Leased Real Property is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list; and

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(f)            The Company has provided or otherwise made available to Buyer: (i) the non-privileged environmental reports, studies, and site assessments with respect to the Assigned Leased Real Property set forth in Section 4.14 of the Company Disclosure Letter; and (ii) any and all material documents concerning presently planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

Section 4.15            Labor and Employment Matters.

(a)            Section 4.15(a)(i) of the Company Disclosure Letter sets forth a list as of February 10, 2022 of all Persons who are classified by the Company as employees of, or assigned to, the Business, including any employee who is on an approved leave of absence of any nature, paid or unpaid (the “Employees”). Prior to the date hereof, the Sellers have made available to the Buyer a schedule setting forth each Employee’s respective job title, current annual salary or hourly rate of pay, full/part time status, annual target incentive compensation opportunity, work location, date of hire, classification as exempt or nonexempt under the Fair Labor Standards Act and similar state laws, active or on leave status (and, if on leave, the nature of leave and expected return date), and vacation/paid time off accrual for each employee of the Company. Section 4.15(a)(i) of the Company Disclosure Letter sets forth a list as of February 10, 2022, the services provided, location, anticipated term of service, and rate and basis of payment (e.g., hourly, per project, by invoice) of each individual independent contractor who is currently providing services to the Company.

(b)            Section 4.15(b) of the Company Disclosure Letter lists all employment, severance, and individual independent contractor or consultant agreements to which the Company is a party. The Company is in compliance in all material respects with all such agreements and applicable laws relating to employment and employment practices.

(c)            As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all Employees for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of the Company or the Asset Seller with respect to any compensation, commissions, bonuses or fees.

(d)            As of the date hereof, there are no Actions pending or, to the Knowledge of the Asset Seller or the Company, threatened against the Asset Seller or the Company before the U.S. Equal Employment Opportunity Commission, Department of Labor, National Labor Relations Board, or any other federal, state, or local Government Authority concerning alleged employment discrimination, harassment, retaliation, unfair labor practice, unpaid minimum or overtime wages, interference with legally protected rights, or other matters relating to the employment of or provision of services by any individual to the Asset Seller or the Company.

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(e)            Section 4.15(e) of the Company Disclosure Letter states each Collective Bargaining Agreement or other contract or agreement with a union, labor organization, or other employee representative, in each case, with respect to the Employees, to which the Asset Seller or Company is a party. Copies of all such documents have been provided to the Buyer in advance, along with all applicable side letters, grievance settlement agreements, addenda, and exhibits. Except as set forth on Section 4.15(c) of the Company Disclosure Letter, no labor union or similar labor organization represents or has within the three (3)-year period immediately prior to, and ending on, the date of this Agreement represented any Employee or purported to represent any Employee. Except as set forth on Section 4.15(c) of the Company Disclosure Letter, no collective bargaining agreement is or has, within the three (3)-year period immediately prior to, and ending on, the date of this Agreement, been binding against the Business. There are no currently pending grievances or arbitrations to which the Company is a party and, to the Company’s Knowledge, no threats of any grievances or arbitrations being filed against the Company. Neither the Asset Seller nor the Company have received any written notice within the three (3)-year period immediately prior to, and ending on, the date of this Agreement that any labor representation request is pending or is threatened in writing with respect to the Employees. Within the three (3)-year period immediately prior to, and ending on, the date of this Agreement, there has not been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting any employees of the Business.

(f)            The Asset Seller and the Company are in material compliance with the terms of all material contracts applicable to the Employees and other service providers to the Business, including those described in Sections 4.15(b) and (e) of the Company Disclosure Letter, and all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, consultants and independent contractors of the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by Sellers as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws. All employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects. Sellers are in compliance with and have complied with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. There are no Actions against, pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Business, including, without limitation, any charge, investigation, or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

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(g)            For the past three (3) years, the Asset Seller and the Company have each complied with the WARN Act as it relates to the Business and have no plans to undertake any action before the Closing Date with respect to the Business that would trigger WARN Act obligations.

(h)            With respect to each Government Contract, the Asset Seller and the Company have each been in compliance with Executive Order No. 11246 of 1965 ("E.O. 11246"), Section 503 of the Rehabilitation Act of 1973 (“Section 503”) and the Vietnam Era Veterans' Readjustment Assistance Act of 1974 (“VEVRAA”), including all implementing regulations. With respect to the Business, the Company and the Asset Seller maintains and complies, to the extent required, with affirmative action plans in compliance with E.O. 11246, Section 503 and VEVRAA, including all implementing regulations. With respect to the Business, the Asset Seller and the Company have not, during the past three (3) years, been the subject of any audit, investigation or enforcement action by any Governmental Body in connection with any Government Contract or related compliance with E.O. 11246, Section 503 or VEVRAA.

(i)            Since January 1, 2020, neither the Asset Seller nor the Company has, with respect to the Business, (i) taken any material action outside the ordinary course of business related to COVID-19 with respect to their employees, including implementing, in response to COVID-19, any material workforce reductions, terminations, furloughs, reductions in or changes to compensation, benefits or working schedules, or changes to any service provider plans, or (ii) applied for or received loans or payments under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”).

(j)            The employment of all Employees is terminable at will without any penalty or severance obligation of any kind on the part of the employer. All sums due for compensation and benefits and all vacation time owing to any Employee or service provider as of the payday occurring immediately prior to the Closing Date have been duly and adequately accrued on the accounting records of the Asset Seller and/or the Company.

(k)            For the past three years, (i) to the Company’s Knowledge, no current or former employee or other service provider has engaged in discrimination, harassment, retaliation, or similar misconduct in connection with their provision of services to the Business (“Prohibited Misconduct”), (ii) no material claims or allegations have been made in writing or, to the Company’s Knowledge, verbally, by any person with respect to such Prohibited Misconduct, (iii) no material claims or allegations relating any Prohibited Misconduct are pending, nor, to the knowledge of the Company, are any material claims or allegations being investigated or settled, and (iv) neither the Asset Seller nor the Company has entered into any contract or settlement agreement relating to any allegations of Prohibited Conduct.

Section 4.16           Benefit Plans. Notwithstanding anything to the contrary in this Agreement (including any other representations and warranties contained in this Agreement), the representations and warranties contained in this Section 4.16 constitute the sole and exclusive representations and warranties of the Company relating to Benefit Plans and matters related thereto.

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(a)            Each material Benefit Plan that is sponsored or maintained by the Asset Seller on behalf of any Employee, and that is not an offer letter, employment agreement, consulting agreement or similar agreement and that is not a benefit plan, arrangement or obligation that a Person is required by Law to maintain, is listed on Section 4.16(a) of the Company Disclosure Letter (such plans, collectively, the “Sellers’ Benefit Plans”). With respect to each of the Sellers’ Benefit Plans, the Company has made available to the Buyer true and complete copies, as applicable, of (i) the plan document (including all amendments thereto) (or, with respect to any such unwritten plan, a summary of the material terms of such plan), (ii) with respect to each Sellers’ Benefit Plan which is intended to be qualified under Section 401(a) of the Code, the most recent IRS determination letter, and (iii) where applicable with respect to Assumed Plans, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, investment management or investment advisory agreements, summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, portions of employee handbooks and any other written communications (or a description of any oral communications) relating to any such Benefit Plan, and copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Body relating to the Benefit Plan with respect to the three (3) year period immediately preceding the Closing Date.

(b)            Each Assumed Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained, in all material respects, in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each Assumed Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) has timely received a current favorable determination letter, advisory letter, or opinion letter from the IRS that such plan is qualified under Section 401(a), and, to the Knowledge of the Company, nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. To the Knowledge of the Company, nothing has occurred with respect to any Assumed Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code. No Assumed Plan (other than a Multiemployer Plan) which is subject to minimum funding requirements, including any multiple employer plan, has an “accumulated funding deficiency,” whether or not waived, or is subject to a lien for unpaid contributions under Section 303(k) of ERISA or Section 430(k) of the Code. No Assumed Plan which is a defined benefit plan has an “adjusted funding target attainment percentage,” as defined in Section 436 of the Code, less than 80%. All benefits, contributions and premiums relating to each Assumed Plan have been timely paid in accordance with the terms of such Assumed Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Assumed Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

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(c)            Neither the Company nor any of its ERISA Affiliates has in the last three (3) years, (i) incurred, nor reasonably expects to incur, any material Liability under Title IV of ERISA or related provisions of the Code relating to any Assumed Plan; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation with respect to a Benefit Plan maintained, sponsored, or contributed to by the Company or its ERISA Affiliate on behalf of any Employee; (iii) withdrawn from any Multiemployer Plan to which it was required to contribute on behalf of an Employee; (iv) engaged in any transaction which would reasonably be expected to give rise to material liability under Section 4069 or Section 4212(c) of ERISA; (v) incurred taxes under Section 4971 of the Code with respect to any Assumed Plan; or (vi) participated in a multiple employer welfare arrangements (MEWA) covering any Employee.

(d)            With respect to each Assumed Plan (i) no such plan is a Multiemployer Plan, (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; and (iv) no “reportable event,” as defined in Section 4043 of ERISA, with respect to which the reporting requirement has not been waived, has occurred with respect to any such plan within the last three (3) years.

(e)            Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Assumed Plan provides post-termination or retiree health benefits to any individual for any reason.

(f)            There is no pending or, to the Company’s Knowledge, threatened Action relating to an Assumed Plan (other than routine claims for benefits), and no Assumed Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Body or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Body.

(g)            There has been no amendment to, announcement by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Assumed Plan or Collective Bargaining Agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any director, officer, employee, consultant or independent contractor of the Business, as applicable. Neither the Company nor any of its Affiliates has any commitment or obligation or, to the Company’s Knowledge, has made any representations to any employee, consultant or independent contractor of the Business, whether or not legally binding, to adopt, amend, modify or terminate any Assumed Plan or any Collective Bargaining Agreement.

(h)            Each Assumed Plan that is subject to Section 409A of the Code has been administered in material compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder. Neither the Asset Seller nor the Company has any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

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(i)            Except as set forth on Section 4.16(i) of the Company Disclosure Letter, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former employee, independent contractor or consultant of the Business to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual other than as described in Article VI or in any applicable Benefit Plan document; (iii) increase the amount payable under or result in any other material obligation pursuant to any Assumed Plan; (iv) result in "excess parachute payments" within the meaning of Section 280G(b) of the Code; or (v) require a "gross-up" or other payment to any "disqualified individual" within the meaning of Section 280G(c) of the Code.

Section 4.17          Finders or Brokers. Except as set forth on Section 4.17 of the Company Disclosure Letter, the Company has not utilized the services of any investment banker, broker, finder or intermediary in connection with the Contemplated Transactions who might be entitled to a fee or commission from the Buyer or for which the Buyer would be responsible in connection with this Agreement or upon consummation of the Contemplated Transactions. The Company shall pay all such fees of those entities set forth on Section 4.17 of the Company Disclosure Letter.

Section 4.18          Customers and Suppliers(a)      Section 4.18(a) of the Company Disclosure Letter sets forth with respect to the Business (i) the top ten (10) largest customers for the most recent fiscal year (the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such period. Seller has not received any notice that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

(b)            Section 4.18(b) of the Company Disclosure Letter sets forth with respect to the Business (i) the top ten (10) largest suppliers for the most recent fiscal year (the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such period. Seller has not received any written notice that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

Section 4.19          Insurance. The Company has made available to Buyer a true and complete list of all current policies currently maintained by Company or its Affiliates and relating to the Business, the Transferred Assets or the Assumed Liabilities (collectively, the “Insurance Policies”). To the Company's Knowledge, there are no claims related to the Business, the Transferred Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither the Company nor any of its Affiliates has received any written notice of cancellation of any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) have not been subject to any lapse in coverage. None of the Company or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy.

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Section 4.20         No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, none of the Sellers or any other Person makes any other representation or warranty, express or implied, at law or in equity, in respect of the Sellers, the Business, the Transferred Assets, the Assumed Liabilities or the Intellectual Property Rights used in the Business. Any such other representation or warranty is hereby expressly disclaimed by the Buyer on behalf of itself and its Affiliates. Without limiting the generality of the foregoing, none of the Sellers or any other Person makes or has made any express or implied representation or warranty, at law or in equity, with respect to (a) any estimates, projections or forecasts regarding the Contemplated Transactions, the Business, the Transferred Assets, the Assumed Liabilities or the Intellectual Property Rights used in the Business or (b) any oral or, except for the representations and warranties contained in this Article IV, written information regarding the Contemplated Transactions, the Business, the Transferred Assets, the Assumed Liabilities or the Intellectual Property Rights used in the Business or made available to the Buyer or any other Person.

Section 4.21          Reliance. In making its decision to execute and deliver this Agreement and to consummate the Contemplated Transactions, the Company has relied solely upon the representations and warranties of the Buyer set forth in Article V (and acknowledges that such representations and warranties are the only representations and warranties made by the Buyer or any of its current or former shareholders, directors, officers, employees, Affiliates, advisors or other representatives in connection with this Agreement and the Contemplated Transactions) and has not relied upon any other information provided by, for or on behalf of the Buyer or in connection with this Agreement, to the Company in connection with the Contemplated Transactions. The Company is not relying on, and acknowledges that no current or former shareholder, director, officer, employee, Affiliate, advisor or other representative of the Buyer or any other Person has made or is making, any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement, express or implied.

Article V
REPRESENTATIONS AND WARRANTIES OF EMCORE AND THE BUYER

Except as set forth in the disclosure letter delivered by the Buyer to the Company contemporaneously herewith (the “Buyer Disclosure Letter”) or in the documents and other materials identified in the Buyer Disclosure Letter, EMCORE and the Buyer each hereby represent and warrant to the Company as follows:

Section 5.1           Organization; Authority. The Buyer is a corporation validly existing and in good standing under the Laws of Delaware. EMCORE is a corporation validly existing and in good standing under the Laws of New Jersey. Each of EMCORE and the Buyer have all necessary corporate power and authority to own or to lease the Transferred Assets, and to operate its business as it is now being conducted. Each of EMCORE and the Buyer has all necessary corporate power and authority to purchase, acquire and accept the Transferred Assets and to assume the Assumed Liabilities as contemplated by this Agreement, and to execute and deliver this Agreement and each Transaction Document to which it is or will be a party and to perform its obligations hereunder and thereunder.

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Section 5.2           Authorization of Transaction. The execution, delivery and performance of this Agreement and the Transaction Documents by each of EMCORE and Buyer and the consummation by each of EMCORE and Buyer of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of the each of EMCORE and the Buyer, and, upon such authorization, no other material corporate or shareholder proceedings or actions are necessary to authorize and consummate this Agreement, the Transaction Documents or the Contemplated Transactions. Each of EMCORE and the Buyer has duly executed this Agreement and on the Closing Date each of EMCORE and the Buyer will have duly executed and delivered the other applicable Transaction Documents to which it shall be a party. Assuming due authorization, execution and delivery by the Sellers, as applicable, this Agreement constitutes, and each such Transaction Document when so executed and delivered will constitute, the valid and binding obligation of each of EMCORE and the Buyer, enforceable against each of EMCORE and the Buyer in accordance with its terms, except as such enforceability may be limited by the Insolvency and Equity Exceptions.

Section 5.3            No Violations. Assuming the Consents set forth in Section 5.4 of the Buyer Disclosure Letter have been obtained, the execution, delivery and performance by each of EMCORE and the Buyer of this Agreement and the consummation by each of EMCORE and the Buyer of the Contemplated Transactions do not and will not (a) violate the Organizational Documents of EMCORE or the Buyer; (b) violate any material Order against or binding upon EMCORE or its Affiliates; (c) violate any material Law applicable to EMCORE or its Affiliates with respect to the Business or any of the Transferred Assets; or (d) result in a breach of, constitute a default under, or result in the termination, cancellation or modification (whether after the filing of notice, lapse of time or both) of, any material Contract, except with respect to each of the foregoing clauses (b), (c) and (d), as would not reasonably be expected to prevent, materially impair or materially delay EMCORE or the Buyer’s ability to consummate the Contemplated Transactions or comply with its obligations hereunder.

Section 5.4            Governmental and Customer/Vendor Consents and Approvals. The execution, delivery and performance by each of EMCORE and the Buyer of this Agreement and the consummation by each of EMCORE and the Buyer of the Contemplated Transactions require no action by or in respect of, or filing with or other Consent of, any Governmental Body, other than (a) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable securities Laws, (b) Consents to assignment of certain Assigned Contracts by a Governmental Body (including novation under FAR Subpart 42.12) and customer approvals pursuant to the terms of active agreements with prime contractors or higher-tier subcontractors, (c) appropriate facility clearance transfer approval by DCSA, (d) notification by Sellers to the U.S. Department of State at least sixty (60) days prior to Closing as required by the DDTC Consent Agreement, and (e) any action by or in respect of, or filing with or other Consent of, any Governmental Body the absence of which would not reasonably be expected to prevent, materially impair or materially delay EMCORE or the Buyer’s ability to consummate the Contemplated Transactions or comply with its obligations hereunder.

Section 5.5            Legal Proceedings. There is no Action pending or, to the Knowledge of the Buyer, threatened in writing, against EMCORE or the Buyer which either individually or in the aggregate, is likely to have an adverse effect on (a) EMCORE or the Buyer’s ability to use any of the Transferred Assets or operate the Business in a manner consistent with the Asset Seller’s operations, (b) EMCORE or the Buyer’s use of any of the Transferred Assets for the purposes for which they have been used by the Asset Seller, or (c) EMCORE or the Buyer’s ability to consummate the Contemplated Transactions.

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Section 5.6           Finders or Brokers. Neither EMCORE nor the Buyer have utilized the services of any investment banker, broker, finder or intermediary in connection with the Contemplated Transactions who might be entitled to a fee or commission from any Seller or for which any Seller would be responsible in connection with this Agreement or upon consummation of the Contemplated Transactions.

Section 5.7           Buyer’s Examination. The Company has provided EMCORE and the Buyer with such access to the records, books, documents, facilities and personnel of the Asset Seller as EMCORE or the Buyer has deemed necessary and appropriate in order for EMCORE and the Buyer to investigate and examine to its satisfaction the business, affairs and properties of the Asset Seller sufficient to make an informed decision to purchase the Transferred Assets, enter into this Agreement and consummate the Contemplated Transactions. EMCORE and the Buyer are each capable of evaluating the merits and risks of the purchase of the Transferred Assets and to consummate the Contemplated Transactions.

Section 5.8           Sufficient Funds; Solvency. EMCORE has (through cash on hand, existing credit arrangements or otherwise) as of the date hereof, and will have at the Closing, sufficient funds to consummate the Contemplated Transactions, including payment by Buyer of the Estimated Cash Purchase Price at the Closing and any fees and expenses of or payable by EMCORE or the Buyer, and to pay all other amounts payable by EMCORE or the Buyer at the Closing and to perform EMCORE’s and the Buyer’s obligations hereunder following the Closing. Immediately after giving effect to the Contemplated Transactions, each of EMCORE, the Buyer and their respective Subsidiaries shall be solvent and shall (a) be able to pay its debts as they become due, (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities), and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the Contemplated Transactions with the intent to hinder, delay or defraud either present or future creditors of the EMCORE or the Buyer.

Section 5.9           OFAC; Ownership.

(a)            Neither EMCORE nor the Buyer nor any of their respective Subsidiaries and Affiliates, nor any of their respective shareholders, directors, officers, employees, or, to the Buyer's Knowledge, any of their respective agents, representatives, or any other Person acting for or on behalf of any of the foregoing are, or have been in the last five (5) years, Sanctioned Persons.

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(b)            No foreign Governmental Body, agency of a foreign Governmental Body, or representative of a foreign Governmental Body, no business enterprise or other Person organized, chartered or incorporated under the laws of any country other than the United States or its territories, nor any Person who is not a citizen or national of the United States: (i) owns a voting interest in EMCORE or the Buyer sufficient to elect, or is otherwise entitled to representation on, EMCORE’s or the Buyer’s governing board; (ii) has or will have the ability to access classified information in the possession of any cleared facility of any Subsidiary of EMCORE or the Buyer; or (iii) has the power, direct or indirect (whether or not exercised, and whether or not exercisable through the ownership of EMCORE’s or the Buyer’s securities, by contractual arrangements or other means), to direct or decide matters affecting the management or operations of EMCORE or the Buyer (the affiliations described in clauses (i), (ii) or (iii), “Foreign Interests”), in a manner that may result in unauthorized access to classified information or may adversely affect the performance of classified contracts. No fact or circumstance related to EMCORE or the Buyer or its ownership would preclude or delay national security classification clearance approval sufficient to perform its obligations under this Agreement and the Assumed Contract Obligations.

(c)            Neither EMCORE, the Buyer nor any of their Affiliates has any direct or indirect Foreign Interests.

Section 5.10          International Trade Controls.

(a)            EMCORE and Buyer, and their respective Subsidiaries and, to the Knowledge of EMCORE and Buyer, their respective directors, officers, and employees currently are, and for the past five (5) years have been, in compliance with Sanctions and Trade Control Laws in all material respects.

(b)            Except as otherwise disclosed on Schedule 5.10(b), EMCORE and Buyer, and their respective Subsidiaries and, to the Knowledge of EMCORE and Buyer, their respective directors, officers, and employees currently are not, and have not been during the past five (5) years, the subject of any voluntary or directed disclosure, investigation, inquiry, or enforcement proceeding by any Governmental Body regarding any actual violation or alleged violation, breach or noncompliance in any material respect of or with Sanctions or Trade Control Laws, and no such investigations, inquiries or enforcement proceedings by any Governmental Body have been threatened in writing or are pending.

Section 5.11          Debarment. Neither EMCORE, the Buyer, nor any of their Affiliates, is presently debarred, suspended, proposed for debarment, subject to a show cause notice from an agency suspension and debarment official or declared ineligible for the award of contracts by any Governmental Body.

Section 5.12          Organizational Conflict of Interest. Neither EMCORE, the Buyer, nor any of their Affiliates, has performed any activities under any Government Contract, and to the Buyer’s Knowledge, no other facts or circumstances exist that are likely to create an Organizational Conflict of Interest (as defined in FAR Subpart 9.5) as a result of the Contemplated Transactions.

Section 5.13          No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, neither EMCORE, Buyer nor any other Person makes any other representation or warranty, express or implied, at law or in equity, in respect of EMCORE, Buyer and their Affiliates. Any such other representation or warranty is hereby expressly disclaimed by the Company on behalf of itself and its Affiliates.

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Section 5.14          Reliance. EMCORE and the Buyer have conducted its own independent investigation, review and analysis of the Business and the Transferred Assets. In making its decision to execute and deliver this Agreement and to consummate the Contemplated Transactions, each of EMCORE and the Buyer has relied solely upon the representations and warranties of the Company set forth in Article IV (and acknowledges that such representations and warranties are the only representations and warranties made by the Sellers or any of the Company’s current or former shareholders, directors, officers, employees, Affiliates, advisors or other representatives in connection with this Agreement, the Contemplated Transactions, the Business, the Transferred Assets, the Assumed Liabilities or the Intellectual Property Rights used in the Business) and has not relied upon any other information provided by, for or on behalf of the Sellers, to EMCORE or the Buyer in connection with the Contemplated Transactions. EMCORE and the Buyer have each entered into the Contemplated Transactions with the understanding, acknowledgement and agreement that no representations or warranties, express or implied, are made with respect to any estimates, projections, forecasts and other forward-looking information or forward-looking business and strategic plan information regarding the Contemplated Transactions, the Business, the Transferred Assets, the Assumed Liabilities or the Intellectual Property Rights used in the Business, notwithstanding the delivery or disclosure to EMCORE, Buyer or any other Person of any estimates, projections, forecasts or other forward-looking information or forward-looking business or strategic information with respect to any of the foregoing or any other information provided or made available to EMCORE, Buyer or any other Person in connection with the Contemplated Transactions (including any estimates, projections, forecasts or other forward-looking information or forward-looking business or strategic information made available to EMCORE, Buyer or any other Person in “data rooms,” management presentations or due diligence sessions in expectation of the Contemplated Transactions), and EMCORE and the Buyer each acknowledge the foregoing. EMCORE and the Buyer are not relying on, and acknowledge that no current or former shareholder, director, officer, employee, Affiliate, advisor or other representative of the Sellers or any other Person has made or is making, any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement, express or implied.

Article VI
COVENANTS RELATING TO PERSONNEL ARRANGEMENTS

Section 6.1           Employees and Employee Benefits.

(a)            Offers of Employment. The Buyer or one of its Affiliates shall offer employment to each Employee set forth on Section 4.15(a)(i) of the Company Disclosure Letter, on an “at will” basis effective on the Closing Date. Any Employee who accepts an offer of employment with the Buyer or one of its Affiliates shall be referred to as a “Transferred Employee”, provided, however, that any Employee who is not actively employed immediately prior to the Closing Date (a “Leave Employee”) who accepts an offer of employment from the Buyer or one of its Affiliates shall not become a Transferred Employee until the date that such Leave Employee returns to active status with the Buyer or one of its Affiliates. With respect to Leave Employees, all references to the “Closing” or “Closing Date” in this Agreement, except in this Section 6.1(a), Section 6.1(b) and Section 6.1(c), shall refer to the date on which a Leave Employee becomes a Transferred Employee. Each offer letter of employment to an Employee shall provide for (i) the level at least equal to the level of base salary or base compensation provided to such Employee as set forth on Schedule 4.15(a)(i), (ii) target incentive opportunities (exclusive of equity incentive opportunities) that are no less than the level of such Employee’s target incentive opportunities provided to such Employee as set forth on Schedule 4.15(a)(i), (iii) the same work location provided to such Employee as set forth on Schedule 4.15(a)(i), and (iv) a title, duties, responsibilities, and authority that are comparable to those provided to such Employee as set forth on Schedule 4.15(a)(i). Prior to the extension of any employment offers in accordance with this Section 6.1(a), the Buyer shall provide the Asset Seller with a reasonable opportunity to review and comment on all documentation related to such employment offers. Effective as of the Closing Date, the Asset Seller’s employment of each Transferred Employee, other than a Leave Employee, shall cease and the Buyer will not assume any Contracts for any Employee (other than the Assigned Contracts and Assumed Employee Arrangements).

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(b)            Terms of Employment. For a period of six (6) months following the Closing Date, the Buyer or an Affiliate of the Buyer shall provide each Transferred Employee who is not covered by a Collective Bargaining Agreement with (i) a level of base salary or base compensation that is no less than the level of such Transferred Employee’s base salary or base compensation as of immediately prior to the Closing; (ii) target incentive opportunities (exclusive of equity incentive opportunities) that are no less than the level of such Transferred Employee's target incentive opportunities provided to such Transferred Employee as set forth on Schedule 4.15(a)(i); and (iii) other retirement and welfare benefits, together with all other elements of compensation, that are the same as the retirement, welfare, and compensation benefits that are provided to similarly-situated employees of the Buyer and its Affiliates, and that are substantially comparable to all elements of compensation, retirement and welfare benefits in the aggregate provided to such Employee immediately prior to the Closing Date. Buyer or an Affiliate of the Buyer shall provide each Transferred Employee who is covered by a Collective Bargaining Agreement with terms of employment, compensation, target incentive opportunities, and benefits in accordance with the applicable Collective Bargaining Agreement and applicable Law.

(c)            Severance. The Buyer solely shall be responsible for, and have all Liability with respect to, any severance or similar obligation with respect to or arising from the termination of employment with the Buyer or its Affiliate of a Transferred Employee. With respect to each Transferred Employee who is covered by a Collective Bargaining Agreement, the Buyer shall, or shall cause its Affiliates to, provide severance benefits in accordance with the applicable Collective Bargaining Agreement and applicable Law (if any). With respect to each Transferred Employee who is not covered by a Collective Bargaining Agreement, the Buyer shall, or shall cause its Affiliates to, have in effect for a period of at least six (6) months following the Closing Date a severance plan, practice or policy that is not less favorable to such employee than the severance plan, practice or policy applicable to similarly-situated employees of the Buyer and its Affiliates (with service with the Sellers and their Affiliates and their predecessors credited for such employee in accordance with Section 6.1(j)). In addition, Buyer solely shall be responsible for, and have all Liability with respect to, any severance or similar obligation (including the employer portion of any payroll, social security, unemployment or similar Taxes) arising under a Seller Benefit Plan with respect to any Employee who is not offered employment by Buyer or one of its Affiliates in compliance with Section 6.1(a)

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(d)            Tax-Qualified Plans.

(i)            Effective as of the Closing Date, each Transferred Employee shall become fully vested in his or her account balance in the Company Retirement Plan. Effective as of the Closing Date, the Buyer shall have, or shall cause its Affiliates to have, in effect a defined contribution plan that is qualified under Section 401(a) of the Code and that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Buyer Retirement Plan”) in which Transferred Employees who meet the eligibility criteria thereof (with credit for service with the Sellers and their Affiliates and their predecessors in accordance with Section 6.1(i)) shall be eligible to participate; it being agreed that there shall be no gap in participation in a tax-qualified defined contribution plan. Effective as of the Closing Date, the Transferred Employees shall cease to participate, contribute or accrue benefits in the Company Retirement Plan. The Buyer agrees to cause the Buyer Retirement Plan to accept rollovers, including of loans, by Transferred Employees from the Company Retirement Plan. The Buyer agrees that it will cause the third party administrators of the Buyer Retirement Plan to accept any rollover (in the form of cash, stock, notes (in the case of loans) or a combination thereof) contemplated pursuant to this Section 6.1(d) no later than thirty (30) days following the date that the Buyer or such third party administrator receives the documentation necessary to process such rollover.

(ii)            Effective as of the Closing Date, Buyer shall take any and all actions necessary to assume sponsorship of the Space and Navigation Hourly Pension Plan (the “Assumed Pension Plan”) and shall establish one or more trusts qualified under Section 501(a) of the Code to hold the assets thereof (the “Buyer Pension Trust”). On or before the Closing (or such later time as mutually agreed by the parties), Sellers shall cause all assets attributable to the Assumed Pension Plan held in the L3Harris Technologies, Inc. master trust to be transferred in cash or in-kind to the Buyer Pension Trust, and Buyer shall cause the Buyer Pension Trust to accept such transfer of assets and, effective as of the date of such transfer, to assume and to fully perform, pay, and discharge, all liabilities and obligations of the Assumed Pension Plans (including, for the avoidance of doubt, with respect to benefits accrued prior to the Closing Date) with respect to active participants as well as all terminated/vested participants, retirees and beneficiaries. The transfer of assets and liabilities shall be conducted in accordance with Section 414(l) of the Code, Treasury Regulation Section 1.414(1)-1, and Section 208 of ERISA to the extent applicable.

(e)            Certain Welfare Plan Matters. Effective as of the Closing Date, the Buyer shall maintain or cause its Affiliates to maintain Welfare Plans, including a group health plan, in which Transferred Employees, and their respective spouses, dependents or other beneficiaries, shall be eligible to participate (the “Buyer Welfare Plans”). Following the Closing Date, the Buyer shall, and shall cause its Affiliates, to (i) ensure that there are no waiting periods, exclusions or limitations with respect to any pre-existing conditions, evidence of insurability or good health or actively-at-work exclusions applicable to any Transferred Employees under the Buyer Welfare Plans, and (ii) recognize any costs or expenses incurred by the Transferred Employees (and their spouses, dependents and other beneficiaries) under the Sellers’ Benefit Plans for purposes of annual deductible, co-payment, coinsurance and out-of-pocket limits and like provisions and like adjustments or limitations on coverage under the Buyer Welfare Plans with respect to the plan year that includes the Closing Date, up to (and including) the Closing Date. The Buyer shall be liable under the Buyer Welfare Plans for all amounts payable by reason of claims incurred by the Transferred Employees and their eligible spouses, dependents and other beneficiaries on and after the date they become Transferred Employees.

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(f)            COBRA. The Sellers and their Affiliates shall be solely responsible for any and all Liabilities relating to compliance with the requirements of Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA, or any similar state or local Law (“COBRA”), including the provision of continuation coverage, with respect to all Employees who do not become Transferred Employees, and their spouses and dependents, for whom a qualifying event occurs prior to the date on which the Employee becomes a Transferred Employee. The Buyer and its Affiliates shall be solely responsible for any and all Liabilities relating to compliance with the requirements of COBRA, including the provision of continuation coverage, with respect to qualifying events with respect to Transferred Employees, and their spouses and dependents, that occur on or after the Closing Date (including a qualifying event occurring as a result of the Contemplated Transactions).

(g)            Sick Pay and Disability. The Buyer shall be solely responsible for sick pay and disability (whether long-term or short-term) coverage of all Transferred Employees on and after the Closing Date, even if the incident or circumstance giving rise to such coverage occurred prior to the Closing Date.

(h)            Credited Service. With respect to each Benefit Plan, including severance, vacation and paid time-off plans, policies or practices, sponsored or maintained by the Buyer or an Affiliate of the Buyer, the Buyer or such Affiliate shall recognize, for all Transferred Employees, credit for all service with the Sellers, their Affiliates and their respective predecessors, for all purposes (including eligibility, vesting, level of benefits, benefit accrual, pre-existing condition limitations and early retirement subsidies); provided that no service credit shall be granted to the extent any duplication of benefits results.

(i)            Workers’ Compensation. Prior to the Closing Date, the Sellers shall have the obligation and Liability for any workers’ compensation, occupational disease or illness, state or other disability or similar workers’ protection claims with respect to any Transferred Employee. Further, to the extent the injury or illness giving rise to any workers’ compensation claim originates prior to the Closing Date, the Sellers shall have the obligation and Liability for any workers’ compensation, occupational disease or illness, state or other disability or similar workers’ protection claims with respect to any Transferred Employee. Except as provided in the immediately preceding sentence, on and after the Closing Date, the Buyer shall have the obligation and Liability for any workers’ compensation, occupational disease or illness, state or other disability or similar workers’ protection claims with respect to any Transferred Employee.

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(j)            Vacation and Other Paid Time Off; Educational Assistance; Adoption Assistance. Effective as of the Closing Date, except as otherwise required by applicable Law, the Sellers’ obligations and Liability with respect to the accrued and unused vacation days and paid time off of the Transferred Employees who are non-exempt employees (such amount as of the Closing Date, in the aggregate, the “PTO Amount”), shall be transferred to and assumed by the Buyer or its Affiliate, and the Buyer or its Affiliate shall recognize and provide all such unused vacation and paid time off and shall allow each such Transferred Employee to use his or her portion of the PTO Amount on substantially the same terms as applied to such Transferred Employee immediately prior to the Closing Date, or as per the applicable Collective Bargaining Agreement. Sellers shall retain the Liability for and pay out unused vacation time or paid time off that was banked on December 20, 2019 for Transferred Employees who are exempt employees, in accordance with Sellers’ policy. The Sellers shall retain Liability for, and pay, any amounts payable to the Transferred Employees under a Seller educational assistance arrangement if the employee has completed such class or coursework eligible for assistance thereunder as of the Closing Date. To the extent any Transferred Employee has commenced and not yet completed such class or coursework prior to the Closing Date, the Sellers and Buyer shall each pay a pro rata amount in connection with such class or coursework. The Seller shall retain Liability for, and pay, any amounts payable to the Transferred Employees under a Seller adoption assistance arrangement if the adoption has been finalized as of the Closing Date.

(k)            WARN. The Buyer shall be responsible for all Liabilities under the Worker Adjustment and Retraining Notification Act and similar state, local or foreign Laws (the “WARN Act”) with respect to any Employees that do not become Transferred Employees. The Buyer shall be responsible for all Liabilities under the Warn Act resulting from or arising after the Closing with respect to any Transferred Employees. The Buyer acknowledges that it has not informed the Company of any planned or contemplated decisions or actions by the Buyer or its Affiliates concerning any terminations or layoffs that would require notice under any Law. The Buyer agrees that it will be solely responsible for any Liabilities created if either the Buyer or its Affiliates take any action with respect to the Transferred Employees after Closing that will cause the notice provision of any such Law to become applicable.

Section 6.2           Participation in Sellers’ Benefit Plans. Except as otherwise required by applicable Law or with respect to the Assumed Plans or the Assigned Retention Agreements or plans in which former employees of the Sellers and their respective Affiliates may participate, the Sellers and their respective Affiliates shall terminate coverage of the Transferred Employees under Sellers’ Benefit Plans as of the Closing Date.

Section 6.3           Closing Fiscal Year Bonuses. Effective as of the Closing Date, the Buyer shall maintain or cause its Affiliates to maintain one or more annual cash bonus plans (the “Buyer Bonus Plans”), in which Transferred Employees who participated in the Benefit Plans set forth on Section 6.3 of the Company Disclosure Letter immediately prior to the Closing Date (such plans, the “Seller Bonus Plans”) shall be eligible to participate. Buyer shall pay to each such Transferred Employee any bonus payment that such Transferred Employee is eligible to receive under such Buyer Bonus Plan for the full fiscal year in which the Closing Date occurs (the “Closing Fiscal Year”), without pro-ration. As to each such Transferred Employee, the amount to be paid by the Buyer pursuant to this Section 6.3 shall be determined in good faith by Buyer by basing such annual bonus amount upon (a) a target bonus opportunity that is no less than the applicable Transferred Employee’s target bonus opportunity for the Closing Fiscal Year under the Seller Bonus Plans and (b) the actual level of performance for the Closing Fiscal Year with respect to the performance goals in effect under the Buyer Bonus Plans.

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Section 6.4           Seller Equity Awards. Effective as of the Closing, the Sellers shall take any actions necessary to ensure that all outstanding equity awards granted under the Sellers’ equity or equity-based compensation plans and held by Transferred Employees that are unvested as of immediately prior to the Closing Date shall be treated in accordance with the equity plan terms and conditions under which such awards were granted. The Sellers shall be solely responsible for all Tax reporting related to, and the employer portion of any payroll Taxes that are imposed in connection with, any equity or equity-based awards granted under the Sellers’ equity or equity-based compensation plans and held by Transferred Employees (including on the grant, exercise, and/or vesting).

Section 6.5           Retention Bonuses. With respect to the Employee retention agreements that provide for both a “divestiture completion bonus” payable at or shortly after Closing and a separate “retention bonus” payable at the end of a specified post-Closing retention period and that are set forth on Section 6.5 of the Company Disclosure Letter (the “Assigned Retention Agreements”), (a) the Company shall retain the obligation to pay any divestiture completion bonuses under such agreements and shall pay such amounts on or within thirty (30) days after the Closing Date in accordance with and subject to the terms of such agreements; and (b) the Buyer shall assume the obligation to pay any retention bonuses payable under such agreements and shall pay such amounts in accordance with and subject to the terms thereof.

Section 6.6           No Third Party Beneficiaries. No provision contained in this Article VI shall (a) be treated as an amendment of any particular employee benefit plan or compensation arrangement maintained by the Sellers, the Buyer or any of their respective Affiliates, (b) except as expressly provided herein or under applicable Law, obligate the Buyer or any of its Affiliates to (i) maintain any particular benefit plan or compensation arrangement or (ii) retain the employment, or terms of employment, of any particular employee, after the Closing or (c) except as expressly provided herein or under applicable Law, prevent the amendment or termination of any employee benefit plan or compensation arrangement after the Closing or interfere with the right or obligation of the Sellers, the Buyer or any of their respective Affiliates to make changes to such a plan or arrangement. Without limiting the generality of Section 13.5, the Sellers and the Buyer acknowledge and agree that all provisions contained in this Article VI are included for the sole benefit of the Sellers, the Buyer and their respective Affiliates, and that nothing in this Article VI, whether express or implied, shall create any third party beneficiary or other rights in any other Person, including any Transferred Employee or any other employee, former employee, or participant in any employee benefit plan or compensation arrangement (or any spouse, dependent or other beneficiary thereof), of the Sellers, the Buyer or their respective Affiliates.

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Article VII
COVENANTS PENDING THE CLOSING

The Company and the Buyer hereby covenant and agree that after the date hereof until the Closing (except as otherwise provided below) and except as otherwise agreed to in writing by the other party:

Section 7.1           Efforts; Consents; Governmental Filings.

(a)            Subject to Section 7.1(d) and the terms and conditions of this Agreement, each of the Company and the Buyer shall use its reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other in doing, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied and to consummate and make effective the Contemplated Transactions, including using reasonable best efforts in (i) preparing and filing as promptly as reasonably practicable with any Governmental Body or other third party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtaining and maintaining all Consents and other confirmations required to be obtained from any Governmental Body or other third party that are necessary, proper or advisable to consummate and make effective the Contemplated Transactions (whether or not such Consents and other confirmations are conditions to the consummation of the Contemplated Transactions pursuant to Article VIII or Article IX), including any necessary or advisable Consents of Governmental Bodies under applicable Laws, for the Contemplated Transactions or the approval of the Buyer as the purchaser of the Business, Transferred Assets or Assumed Liabilities (such Consents, the “Governmental Consents”), and (iii) executing and delivering any additional instruments necessary or advisable to promptly obtain the Governmental Consents and/or to consummate the Contemplated Transactions; provided, however, that neither the Company nor the Buyer shall be required to pay any fees or other payments to any such Governmental Bodies in order to obtain any such Consent (other than filing fees that are imposed by Law on either party). Subject to Section 7.1(d), the Buyer shall not enter into any acquisition or other agreement, make any announcement with respect to any transaction (except as required pursuant to applicable Law or the rules of any applicable stock exchange) or take any other action that could reasonably be expected to have the effect of preventing, materially impairing, materially delaying or impeding the receipt of any Consents.

(b)            The Company and the Buyer agree, (i) to make or cause to be made all filings required of each of them or any of their respective Subsidiaries or Affiliates with the applicable Governmental Body with respect to the Governmental Consents as promptly as practicable, and (ii) to supply promptly any additional information and documentary material that may be requested in connection with the Governmental Consents (including, in the case of the Buyer, to promptly make available any applicable Governmental Body information and appropriate personnel in response to any queries made by them that are raised in connection with the Governmental Consents, which may include information regarding this Agreement, the Buyer’s capabilities as the potential purchaser of the Business, or other matters).

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(c)            Subject to applicable Law or Order, the Buyer shall, to the extent permitted by the relevant Governmental Body, promptly disclose to the Company, and provide copies to the Company of, all correspondence, filings or communications between the Buyer or any of its representatives, on the one hand, and any Governmental Body or members of its staff, on the other hand, relating to the matters that are the subject of this Agreement and the Contemplated Transactions. The Buyer shall, to the extent permitted by the relevant Governmental Body, permit the Company to review in advance any proposed correspondence, filings or communication by the Buyer to any Governmental Body relating to the matters that are the subject of this Agreement; provided, however, that materials may be redacted (i) to remove references concerning the valuation, projections, business plans or prospects of the Transferred Assets or Business, (ii) as necessary to address reasonable attorney-client or other privilege concerns; provided that the Buyer shall use its reasonable best efforts to enter into such joint defense agreements or other arrangements with the Company, as appropriate, so as to allow for such disclosure in a manner that does not result in the loss of attorney-client or other privilege, and (iii) as necessary to otherwise comply with contractual arrangements or applicable Law; provided, further, that, in the case of each of the foregoing clauses (i), (ii) and (iii), if the Buyer provides redacted materials to the Company, it must also provide on a “Company’s counsel only” basis a copy of the same materials without any redactions applied. The Buyer shall (A) not agree to participate in any meeting with any Governmental Body in respect of any filings, investigation (including any settlement of the investigation), litigation or other inquiry related to the Contemplated Transactions unless it, to the extent permitted by such Governmental Body, gives the Company the opportunity to attend and participate at such meeting and (B) consult with the Company’s counsel with respect to, or give the Company’s counsel the opportunity to attend, that portion of any meeting with any Governmental Body in which the valuation, projections, business plans or prospects of the Transferred Assets or the Business are discussed. Subject to the Confidentiality Agreement, each of the Company and the Buyer shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking the Governmental Consents.

(d)            Notwithstanding anything in this Agreement to the contrary, the Company shall have no obligation to alter or in any way change the composition of the Business, Transferred Assets or Assumed Liabilities, or otherwise agree to any modification to this Agreement or any Transaction Document.

Section 7.2           Access to Premises and Information; Customers.

(a)            From the date hereof to the Closing Date, the Company shall give to, or cause to be made available for, the Buyer and its other representatives reasonable access and the right, upon reasonable prior notice and in such a manner that does not disrupt the Sellers’ businesses, to inspect during normal business hours all the documents, Assigned Contracts, and Business Records of the Asset Seller relating to the Business as the Buyer may reasonably request for the purpose of planning the integration of the Business into Buyer’s business operations; provided that the parties shall maintain the confidentiality of any disclosed information to the extent set forth in the Confidentiality Agreement, dated as of August 25, 2021 (the “Confidentiality Agreement”), between EMCORE Corporation and the Company, and the Buyer and the Company shall not seek or provide access to matters that (i) relate to the auction or sale process related to the Business, (ii) disclosure of which might affect attorney-client privilege or other privilege of the Company or any of its Affiliates or (iii) might be expected to result in or constitute a violation of applicable Law or breach of contract. If such access is restricted due to a term in an Assigned Contract, the Company shall use its commercially reasonable efforts to secure consent from the other party to such an Assigned Contract to provide such access.

(b)            From the date hereof to the Closing Date, the Buyer will not communicate with the Employees, suppliers and customers of the Business to the extent such communications relate to this Agreement and the Contemplated Transactions without first obtaining the prior written consent of the Company, which consent may require that the communication be undertaken jointly with the Company.

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Section 7.3           Conduct of Business. Following the date of this Agreement and prior to the earlier of the Closing or the termination of this Agreement pursuant to Article XII, except as contemplated by this Agreement, as set forth in Section 7.3 of the Company Disclosure Letter, as required by applicable Law, or with the prior written consent of the Buyer (such consent not to be unreasonably withheld, delayed or conditioned),

(x) the Company shall, and shall cause the Asset Seller (solely with respect to the Transferred Assets and the Assumed Liabilities) to use its commercially reasonable efforts (1) to operate the Business in the ordinary course of business and (2) to the extent consistent with clause (1), to use its commercially reasonable efforts to preserve the Business substantially intact and maintain existing rights, relations and goodwill with Governmental Bodies, customers, suppliers, licensors, licensees, creditors, employees and others having relationships with the Business, including without limitation:

(a)          preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Transferred Assets;

(b)          continue to collect Accounts Receivable in a manner consistent with past practice, without discounting such Accounts Receivable except in the ordinary course of business;

(c)          maintain the properties and assets included in the Transferred Assets in substantially the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d)          reasonably defend and protect the properties and assets included in the Transferred Assets from infringement or usurpation;

(e)          perform all material obligations under all Contracts;

(f)          maintain the Business Records in accordance with past practice; and

(g)         comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets;

and (y) the Company shall not, and shall cause the Asset Seller (solely with respect to the Business) not to:

(h)         increase the annual compensation or benefits payable or to become payable to any of the directors, officers or employees of the Business, except for increases in compensation and benefits of such directors, officers or employees (i) to the extent required by applicable Law, this Agreement, any Benefit Plan, any collective bargaining agreement or other agreement in effect on the date of this Agreement, (ii) in conjunction with new hires, annual merit increases, promotions or other changes in job status in the ordinary course of business, or (iii) to comply with Section 409A of the Code and guidance applicable thereunder;

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(i)           sell, lease, license, transfer, pledge, encumber, grant or dispose of any material Transferred Asset other than (i) the sale of Inventory in the ordinary course of business, (ii) the disposition of used, obsolete or excess equipment, (iii) other dispositions, including licenses and other dispositions of Intellectual Property Rights, in the ordinary course of business, (iv) any Permitted Liens or (v) pursuant to any Contract existing and in effect as of the date hereof;

(j)           materially change its accounting policies or procedures, other than as required by U.S. GAAP or applicable Law;

(k)          settle any material Action principally affecting the Business, other than if the loss resulting from such settlement does not impose any material obligations on the Business other than the payment of cash and such payment is made prior to the Closing;

(l)           with respect to the Transferred Assets, make or change any material Tax election, adopt or change any material method of Tax accounting, amend any material Tax Returns or settle any material Tax claim;

(m)         enter into any Contract that would constitute a Material Contract;

(n)          incur, assume or guarantee any indebtedness for borrowed money in connection with the Business except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(o)         cancel any debts or claims or amend, terminate or waive any material rights constituting Transferred Assets;

(p)         accelerate, terminate, materially modify or cancel any Material Contract or material Permit;

(q)         make or commit to make capital expenditures which would constitute an Assumed Liability; or

(r)          agree in writing to do any of the foregoing.

For the avoidance of doubt, this Section 7.3 shall not restrict in any way any actions of, or in respect of, the Asset Seller with respect to Excluded Assets or Excluded Liabilities. Any action expressly permitted under any one clause of this Section 7.3 shall be permitted under all other clauses of this Section 7.3. Nothing contained in this Agreement shall give the Buyer, directly or indirectly, rights to control or direct the operations of the Company or any of its Subsidiaries before the Closing. Before the Closing, the Company shall, consistent with the terms and conditions of this Agreement (including this Section 7.3), exercise complete control and supervision over the operations of the Company and its Subsidiaries.

Section 7.4          Transfer Documents. The parties hereby agree that each agreement, arrangement or other instrument as shall be required under Law in order to transfer the Transferred Assets or effectuate the assumption of the Assumed Liabilities in jurisdictions inside or outside of the United States, if any (each, a “Transfer Document”), shall include only those representations, warranties and indemnities provided for in this Agreement and such other provisions as are required by Law to give effect to such transfer and in any event such agreement, arrangement or other instrument will be given the same treatment as Transfer Documents as set forth in Section 13.8.

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Section 7.5           Carve-Out Accounts. The Company will use commercially reasonable efforts to cause all Carve-Out Accounts to be cancelled, repaid or otherwise eliminated at the Closing. The parties shall reconcile, as soon as reasonably practicable after the Closing, all Carve-Out Accounts that existed immediately prior to the Closing and that remained outstanding as of immediately after the Closing and Buyer (if the net settlement of such accounts results in an amount owed to the Company) or the Company (if the net settlement results in an amount owed to the Buyer) shall pay the net settlement amount. If the Closing occurs without the cancellation, repayment or other elimination of the relevant Carve-Out Accounts, then such failure shall not constitute a breach of this Section 7.5; provided, that any Liabilities resulting from, arising out of, or relating to any Carve-Out Account not so cancelled, repaid or otherwise eliminated shall be deemed to be Excluded Liabilities.

Section 7.6           Insurance Coverage. The Buyer is aware that the Business is covered by group insurance policies taken out by the Company and its Affiliates (each, a “Group Policy”) and that the Business will not be covered by such insurance policies after the Closing. The Buyer shall undertake measures so that the current insurance policies are replaced by other insurance policies for the Business as per the Closing Date at the latest if and to the extent such insurance policies cover the Business. The Company, the Buyer and the Buyer’s insurance broker shall reasonably cooperate to identify such insurance policies and to facilitate a smooth replacement thereof on the Closing Date.

Section 7.7           Facility Security Clearances. Notwithstanding anything in this Agreement to the contrary, the Buyer shall deliver to DCSA as soon as possible and in any event within three (3) Business Days of the date hereof, a completed Certificate Pertaining to Foreign Interests, including all supporting documentation.

Section 7.8           U.S. International Traffic in Arms Regulations. Notwithstanding anything in this Agreement to the contrary, prior to the Closing Date, the Buyer, EMCORE, or a direct or indirect controlling stockholder of the Buyer shall complete a registration as a manufacturer and exporter of defense articles and defense services from the U.S. Department of State, Directorate of Defense Trade Controls, or if already registered, shall file a material change notification to the relevant registration within five (5) days after the Closing Date.

Section 7.9           DDTC Consent Agreement.

(a)          The Buyer acknowledges that the Company is subject to the DDTC Consent Agreement, and that the Buyer has received a copy of the DDTC Consent Agreement from the Company. As required under Paragraph 5 of the DDTC Consent Agreement, the Buyer acknowledges and agrees that the Buyer shall be subject to and bound by the terms and conditions of the DDTC Consent Agreement and shall, and shall cause its Affiliates to, comply with the DDTC Consent Agreement as though a party thereto, subject to any exception to such terms and conditions approved in writing by DDTC. In connection with the Contemplated Transactions, the parties agree to use commercially reasonable best efforts under the DDTC Consent Agreement to obtain an exception from DDTC to the requirement that the Buyer be bound by the Consent Agreement’s terms and conditions. Such efforts shall include, in connection with the Contemplated Transactions, (i) cooperation in all reasonable respects and consultation with each other, including by allowing the other party to have a reasonable opportunity to review in advance and comment on written communications with DDTC; (ii) promptly informing the other party of any written communication received by such party from, or given by such party to, DDTC by promptly providing copies to the other party of any such written communications, except for any such communications and exhibits thereto providing personal identifying or privileged information or information about the parties or their respective Affiliates not directly related to the Business and not directly related to the acquisition of the Business, or as directed by DDTC; and (iii) permitting the other party to review in advance any written communication that it gives to, and consulting with each other in advance of any meeting, telephone call or conference with DDTC. For avoidance of doubt, the Buyer acknowledges that the ability to obtain any exception from DDTC prior to Closing is not a condition precedent under Article VIII.

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(b)          Within five (5) Business Days following the execution of this Agreement, the Sellers shall have submitted to the U.S. Department of State a written notification of the Sellers’ intent to sell the Business to the Buyer.

Section 7.10         Export Administration Regulations. The Buyer shall obtain authorization from the U.S. Department of Commerce’s Bureau of Industry and Security to transfer all export licenses for the Business from the Sellers to the Buyer. At Closing, the Buyer shall provide the Company with a letter acknowledging its eligibility to receive and its willingness to accept responsibility for U.S. Department of Commerce licenses transferred from the Sellers to the Buyer.

Section 7.11         Assigned Leases. On the Closing Date, the Buyer shall:

(a)          (i) assume all obligations under each Assigned Lease, (ii)  release or return to the Sellers all Supporting Collateral for such Assigned Lease and, as applicable, provide any required Supporting Collateral; and

(b)         defend and hold harmless the Sellers from and against any Liabilities, causes of action, judgments and reasonable out-of-pocket costs and fees and expenses including reasonable attorney’s fees and disbursements (whether incurred in connection with the defense of any Seller’s obligations arising from or relating to any Assigned Lease or in protecting the Supporting Collateral or in enforcing its rights hereunder) sustained or incurred by any Seller resulting from: (i) any claim by any third party under such Assigned Lease or upon such Supporting Collateral or (ii) any failure of the Buyer to comply with the obligations set forth in this Section 7.11.

After the Closing, Buyer shall not, and shall cause its Affiliates not to, modify, extend, or amend the Assigned Lease to increase or expand any Liabilities or obligations of the Asset Seller as tenant under the Assigned Lease.

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Section 7.12         No Solicitation of Other Bids.

(a)          The Company shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, "Acquisition Proposal" means any inquiry, proposal or offer from any Person (other than EMCORE or any of its Affiliates) relating primarily to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Transferred Assets;

(b)          In addition to the other obligations under this Section 7.12, the Company shall promptly (and in any event within three Business Days after receipt thereof by the Company or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same; and

(c)          The Company agrees that the rights and remedies for noncompliance with this Section 7.12 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 7.13         Notice of Certain Events.

(a)          From the date hereof until the Closing, the Company or the Asset Seller shall promptly notify Buyer in writing of:

(i)          any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (B) has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.1 to be satisfied;

(ii)         any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)        any notice or other communication from any Governmental Body in connection with the transactions contemplated by this Agreement; and

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(iv)        any Actions commenced or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Transferred Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.7 or Section 4.8 of this Agreement or that relates to the consummation of the transactions contemplated by this Agreement;

(b)         Buyer’s receipt of information pursuant to this Section 7.13 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company or the Asset Seller in this Agreement and shall not be deemed to amend or supplement the Company Disclosure Letter.

Section 7.14         Intercompany Assigned Contracts. From and after the Closing, the Company shall use commercially reasonable efforts to cause all Affiliates of the Company that are party to an Intercompany Assigned Contract to amend such Intercompany Assigned Contract, effective as of the Closing, to be expressly subject to the terms and conditions set forth in the Master Purchase Agreement.

Article VIII
CONDITIONS PRECEDENT TO THE BUYER’S OBLIGATIONS TO CLOSE

Section 8.1           Closing. The obligation of the Buyer to purchase the Transferred Assets and to otherwise consummate the Contemplated Transactions is subject to the satisfaction or fulfillment, at or before the Closing, of each of the following conditions precedent (any of which may be waived, in whole or in part, by the Buyer in its sole discretion):

(a)          Representations and Warranties.

(i)          The Company Fundamental Representations shall be true and correct in all respects at and as of the Closing Date, as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and (B) clause (b) of Section 4.9 (Absence of Certain Changes) shall be true and correct in all respects at and as of the Closing Date, as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(ii)         The representations and warranties set forth in Article IV (other than the Company Fundamental Representations and the representations and warranties set forth in clause (b) of Section 4.9 (Absence of Certain Changes)) shall be true and correct in all respects, without regard to any “Material Adverse Effect” qualifications contained therein, at and as of the Closing Date, as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representations and warranties to be so true and correct would not reasonably be expected to have a Material Adverse Effect.

(b)          Compliance with this Agreement. The Company shall have duly performed and complied with, or shall have caused to be duly performed or complied with, in all material respects, all covenants required by this Agreement to be performed or complied with by the Company at or before the Closing.

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(c)          Officer’s Certificate. At or prior to the Closing, the Company shall have delivered or cause to be delivered to the Buyer a certificate executed by an authorized officer, dated the Closing Date, certifying to the fulfillment of the conditions set forth in Section 8.1(a) and Section 8.1(b) (the “Company Closing Certificate”).

(d)          No Prohibitions. No Order shall have been entered by a Governmental Body of competent jurisdiction in the U.S. after the date hereof and shall be in effect that prevents the consummation of the Contemplated Transactions.

(e)          Governmental Approvals.

(i)          At the Closing, all consents and approvals of Governmental Bodies listed on Section 8.1(e) of the Buyer Disclosure Letter shall have been obtained and delivered to Buyer.

(ii)         Pursuant to Paragraph 5 of the DDTC Consent Agreement, at least sixty (60) days prior to the Closing, the Sellers shall have submitted to the U.S. Department of State a written notification of the Sellers’ intent to sell the Business to the Buyer.

(f)           Certain Documents. The Company shall have delivered, or caused to be delivered, each of the documents and instruments set forth in Section 3.4(a) with respect to the Closing.

(g)          Facility Use Agreement. To the extent the Company has not obtained the requisite consent to assign the Assigned Lease to the Buyer prior to or at the Closing, the Company shall have entered into a facility use agreement substantially in the form of Exhibit G hereto.

Section 8.2           Frustration of Closing Conditions. The Buyer may not rely, either as a basis for not consummating the Contemplated Transactions or for terminating this Agreement and abandoning the Contemplated Transactions, on the failure of any condition set forth in Section 8.1 to be satisfied if such failure was materially contributed to by the Buyer’s breach of any provision of this Agreement or failure to use the efforts required to consummate the Contemplated Transactions, as required by and subject to the terms and conditions of this Agreement, including Section 7.1.

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Article IX
CONDITIONS PRECEDENT TO THE SELLERS’ OBLIGATIONS TO CLOSE

Section 9.1           Closing. The obligation of the Sellers to sell the Transferred Assets and to otherwise consummate the Contemplated Transactions is subject to the satisfaction or fulfillment, at or before the Closing Date, of each of the following conditions precedent (any of which may be waived, in whole or in part, by the Company in its sole discretion):

(a)          Representations and Warranties.

(i)          The representations and warranties set forth in (A) Section 5.1 (Organization; Authority), Section 5.2 (Authorization of Transaction), Section 5.6 (Finders or Brokers), Section 5.9 (OFAC; Ownership) and Section 5.8 (Sufficient Funds; Solvency) (the “Buyer Fundamental Representations”) shall be true and correct in all respects at and as of the Closing Date, as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(ii)         The representations and warranties set forth in Article V (other than the Buyer Fundamental Representations) shall be true and correct in all material respects, without regard to any “materiality” qualifications contained therein, at and as of the Closing Date, as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(b)          Compliance with this Agreement. The Buyer shall have duly performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by the Buyer at or before the Closing.

(c)          Officer’s Certificate. At or prior to the Closing, the Buyer shall have delivered to the Company a certificate executed by an authorized officer, dated the Closing Date, certifying to the fulfillment of the conditions set forth in Section 9.1(a) and Section 9.1(b) (the “Buyer Closing Certificate”).

(d)          No Prohibitions. No Order shall have been entered by a Governmental Body of competent jurisdiction in the U.S. after the date hereof and shall be in effect that prevents the consummation of the Contemplated Transactions.

(e)          Governmental Approvals.

(i)          At the Closing, all consents and approvals of Governmental Bodies listed on Section 9.1(e) of the Company Disclosure Letter shall have been obtained.

(ii)         Pursuant to Paragraph 5 of the DDTC Consent Agreement, at least sixty (60) days prior to the Closing, the Sellers shall have submitted to the U.S. Department of State a written notification of the Sellers’ intent to sell the Business to the Buyer.

(f)          Certain Documents. The Buyer shall have delivered, or caused to be delivered, each of the documents and instruments set forth in Section 3.4(b) with respect to the Closing.

Section 9.2           Frustration of Closing Conditions. The Company may not rely, either as a basis for not consummating the Contemplated Transactions or for terminating this Agreement and abandoning the Contemplated Transactions, on the failure of any condition set forth in Section 9.1 to be satisfied if such failure was materially contributed to by the Company’s breach of any provision of this Agreement or failure to use the efforts required to consummate the Contemplated Transactions, as required by and subject to the terms and conditions of this Agreement, including Section 7.1.

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Article X
ADDITIONAL COVENANTS OF THE PARTIES

Section 10.1         Publicity. Except for a press release approved by the parties at the entering into of this Agreement and at, prior to or after the Closing, or as may be required by Law or Governmental Bodies (including disclosures advisable or required under the securities Laws or any listing agreement covering publicly traded securities), neither the Company nor the Buyer shall release, generate or permit any publicity concerning this Agreement or the Contemplated Transactions or otherwise announce or disclose to a third party any matter relating to this Agreement or the Contemplated Transactions (except in connection with obtaining requisite consents) without the prior express written consent of the other party, which consent shall not be unreasonably withheld, delayed or conditioned. If disclosure is required by applicable Law (including disclosures advisable or required under the securities Laws or any listing agreement covering publicly traded securities), the party making the release or announcement shall, to the extent permitted by applicable Law, before making such release or announcement, provide a copy thereof to the other party prior to such issuance. No party shall be required to provide notice to the other or otherwise comply with this Section 10.1 to the extent any proposed release or announcement is consistent with information that has previously been made public without breach of the obligations under this Section 10.1.

Section 10.2         Access after Closing; Cooperation. From and after the Closing, Buyer will make or cause to be made available to the Company and its Affiliates and representatives, on a timely basis, (a) all books, records and documents and other Business Records in Buyer’s or its Affiliates’ possession (including, for purposes of this Section 10.2, Assigned Contracts, Tax Returns and personnel records or files related to Transferred Employees) and will provide the cooperation and assistance of Buyer’s or its Affiliates’ employees responsible for such books, records and documents and other Business Records, during normal business hours as may be reasonably requested by the Company for: (i) concluding its involvement in the Business, (ii) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Action by or before any court or other Governmental Body, (iii) preparing reports to any Governmental Body, (iv) preparing and delivering any accounting or other statement (whether provided for under this Agreement or otherwise), (v) complying with the New Jersey ISRA, or (vi) any other bona fide business purpose relating to the business of the Company and its Affiliates, and (b) access to the Assigned Leased Real Property as may be necessary for purposes of complying with the New Jersey ISRA, including, but not limited to, the right, without charge, to use electricity, water, hazardous waste storage areas, internet, and other utilities, to conduct environmental sampling, monitoring, and remediation activity. Except for the submittal of the General Information Notice pursuant to ISRA Rule 7:26B-3.2, from and after the Closing, Buyer covenants and agrees to comply with the New Jersey ISRA as it relates to the Assigned Leased Real Property, including but not limited to the obligation of the Business as an operator, tenant, or licensee to investigate and remediate any Area of Concern identified in the Preliminary Assessment and issuance of the Response Action Outcome and long term operations and maintenance of any remedy, compliance with any Remedial Action Workplan and posting of any required Financial Assurance. Buyer and the Company agree to cooperate to complete forms and submittals required by New Jersey ISRA and Buyer agrees to prepare and execute the Remediation Certificate Form accepting liability for compliance with New Jersey ISRA.

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Section 10.3         Cooperation in Litigation. For a period of three (3) years after the Closing, each party hereto will reasonably cooperate with the other in the defense or prosecution of any Action which has been or may be instituted hereafter against or by such party relating to or arising out of the conduct of the Business prior to the Closing (other than litigation arising out of the Contemplated Transactions), and the party requesting such cooperation shall pay the reasonable expenses (including reasonable legal fees and disbursements) of the party providing such cooperation and of its officers, directors, employees and agents reasonably incurred in connection with providing such cooperation.

Section 10.4         Tax Matters.

(a)          Cooperation. The Sellers and the Buyer shall, and shall cause their Affiliates to, reasonably cooperate with respect to Taxes that either party is liable for in respect of the Transferred Assets, and shall retain for a period of six (6) years following the end of the calendar year in which the Closing occurs, and provide to the other party and its Affiliates, all records and other information that are reasonably requested by the other party in connection with any Tax Return, audit, Action, examination or proceeding in respect of Taxes.

(b)          Apportionment of Taxes. In the case of real property Taxes, personal property Taxes, and special assessments relating to the Transferred Assets, the Sellers shall pay their pro rata portion of such Taxes allocable to the period ending on the Closing Date and the Buyer shall pay its pro rata portion of such Taxes allocable to the period after the Closing Date.

(c)          Transfer Taxes. Each of the Company and the Buyer shall pay or cause an Affiliate of it to pay fifty percent (50%) of any Transfer Taxes arising by reason of this Agreement, and shall indemnify each other and their Affiliates from any Liability relating to such Transfer Taxes. The Buyer and the Sellers shall cooperate to minimize any such Transfer Taxes and shall each file or cause an Affiliate of each of them to sign and file all documentation with the relevant Taxing Authority relating to such Transfer Taxes as may be required by applicable Law.

Section 10.5         Bulk Sales Laws. The Company and the Buyer each waive compliance with any bulk sales Laws applicable to the sale of the Transferred Assets or the transfer of the Business to the Buyer and/or its Affiliates.

Section 10.6         Use of the Company’s Name and Marks. The Buyer agrees that following the Closing: (a) the Buyer shall, and shall cause its Affiliates to, cease to use, distribute, display or market any article or instrument of any kind, including signs, invoices, labels, letterhead, business cards, packaging, advertisement or websites, that reflects or includes any logo, Trademark, trade name, trade dress, service mark, Domain Name or website that is confusingly similar to or containing any name, mark or logo of any Seller, including the Company Names; and (b) the Buyer shall destroy any and all such articles or instruments in the possession of the Buyer or any of its Affiliates (or cause the destruction thereof, when not in its possession), and shall modify any website or web page regarding the Business to remove any such logo, Trademark, trade name, trade dress, service mark or Domain Name. The Buyer agrees that after the Closing the Buyer shall mark, and cause the marking of, products and other property acquired hereunder, both internally and externally, with a name and mark that is not confusingly similar to and does not contain the Company Names or any name, mark or logo of any Seller. The Buyer agrees that none of the Buyer nor any Affiliate of the Buyer shall advertise or hold itself out as the Company, any other Seller or an Affiliate thereof.

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Section 10.7         Non-Solicitation and No-Hire of Transferred Employees.

(a)          The Company agrees that for the period commencing on the Closing Date and expiring on the second (2nd) anniversary of the Closing Date, neither it nor any of its Affiliates will directly or indirectly (i) solicit for employment or any similar arrangement any Transferred Employee or (ii) hire or assist any other Person in hiring any Transferred Employee; provided, however, that this Section 10.7(a) shall not prohibit general solicitations for employment through advertisements or other means not specifically directed toward employees of the Buyer or its Affiliates.

(b)          Buyer agrees that, other than with respect to the Employees, for the period commencing on the Closing Date and expiring on the first (1st) anniversary of the Closing Date, neither it nor any of its Affiliates will directly or indirectly (i) induce, encourage or solicit any employee of the Company or its Affiliates to leave such employment or to accept any other position or employment with Buyer or any of its Affiliates or (ii) hire or assist any other Person in hiring any such employee; provided, however, that this Section 10.7(b) (A) shall not apply to employees who have left the employment of the Company or any of its Affiliates prior to the commencement of any activity otherwise prohibited by this Section 10.7(b) and (B) shall not prohibit general solicitations for employment through advertisements or other means not specifically directed toward employees of the Company or its Affiliates.

Section 10.8         Confidential Information. From and after the date of this Agreement, the Company shall not, and shall cause its directors, officers, employees and Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors, managers and employees of the Buyer or its Affiliates or use or otherwise exploit for its own benefit or for the benefit of anyone other than Buyer or its Affiliates, any Confidential Information. The Company and its directors, officers, employees or Affiliates shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by Law. “Confidential Information” means any formula, pattern, device or compilation of information which is used in the Business and includes, but is not limited to, proprietary technology, operating procedures and methods of operation, financial statements and other financial information, trade secrets, market studies and forecasts, competitive analyses, target markets, advertising techniques, pricing policies and information, the substance of agreements with customers, subcontractors and others, marketing and similar arrangements, servicing and training programs and arrangements, customer and subcontractor lists, customer profiles, customer preferences, other trade secrets and any other documents embodying confidential and proprietary information. Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (a) is generally available to the public on the date of this Agreement or (b) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder

Section 10.9        DCAA Cooperation.

(a)         The Company and the Buyer shall each use commercially reasonable efforts (including the dedication of resources thereto, but without any obligation, by either party, to expend money or commence litigation) to reach a timely and reasonable settlement of the Company’s (or any predecessor’s) corporate and any intermediate home office expense allocations, other indirect costs, Cost Accounting Standards violations, questioned costs, findings associated with the Statement of Condition and Recommendations (SOCARs) and expenses allocated to the Retained Contracts or the Assigned Contracts or Government Contracts (collectively, “Indirect Rates”) for the Company’s (or any predecessor’s) open fiscal years, which Indirect Rates have not been finally determined and settled prior to the Effective Time (the “Open Years”) with the U.S. Defense Contract Audit Agency, U.S. Defense Contract Management Agency, or other Governmental Bodies that may be conducting an audit or other authorized representatives of any such Governmental Body (each, an “Audit Agency”).

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(b)          If either party becomes aware of a material development that would affect Indirect Rates, such party shall, as soon as reasonably practicable thereafter, inform the other party of the status of and developments relating to such matter. The Company shall be responsible for scheduling meetings with the applicable Audit Agency that concern the Company’s Indirect Rates related to Open Years. Each party shall bear its own costs and expenses in connection with any matters involving Indirect Rates (including, for the avoidance of doubt, the costs of external legal counsel, other third party advisors and the salaries and benefits of its personnel engaged with respect to such matters).

Section 10.10        Receivables. From and after the Closing, if the Company or any of its Affiliates receives or collects any funds relating to any Accounts Receivable or any other Transferred Asset, Seller or its Affiliate shall remit such funds to Buyer within ten Business Days after its receipt thereof. From and after the Closing, if Buyer or any of its Affiliates receives or collects any funds relating to any Excluded Asset, Buyer or its Affiliate shall remit any such funds to the Company within ten Business Days after its receipt thereof.

Section 10.11        Actions by Company. The Company agrees that each of the Company and its Affiliates shall refrain from, directly or indirectly, asserting, commencing, instituting, or causing to be commenced, any Action of any kind against the Buyer based upon (i) any Liabilities arising out of, relating to, or otherwise in respect of any Assigned Contract in which a counterparty of such Assigned Contract is an Affiliate of the Company (an “Intercompany Assigned Contract”) to the extent any such Liabilities arise out of, relate to, or otherwise are in respect of the operation of the Business or the Transferred Assets on or prior to the Closing Date, (ii) any product Liability or similar claim for injury to a Person or property for any product sold prior to the Closing Date pursuant to any Intercompany Assigned Contract and which arises out of or is based upon any express or implied representation, warranty, agreement, or guaranty made by the Company or the Asset Seller, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label, or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed prior to the Closing Date by the Company or the Asset Seller in connection with any Intercompany Assigned Contract, and (iii) any recall, design defect, or similar claims of any products manufactured or sold or any service performed by the Company or the Asset Seller prior to the Closing Date in connection with any Intercompany Assigned Contract; provided, however, that the foregoing covenant shall not apply to any Action by the Company or any of its Affiliates arising out of, related to or otherwise in respect of an Action by any Person that is not an Affiliate of the Company.

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Article XI
INDEMNIFICATION

Section 11.1         Indemnification by the Company. Subject to the terms and conditions set forth in this Article XI, following the Closing, the Company shall indemnify, defend and hold harmless the Buyer and its Affiliates and their respective officers, directors and employees (collectively, the “Buyer Indemnified Persons”) from and against, and shall reimburse the Buyer Indemnified Persons for, all Damages actually sustained, incurred or suffered by any Buyer Indemnified Person to the extent resulting from, arising out of, or relating to:

(a)          any breach as of the Closing Date of any representation or warranty of the Company contained in Article IV, determined as if made on the Closing Date (except to the extent such representation or warranty speaks as of a particular date or period of time, in which case such breach shall be determined as of such particular date or period of time);

(b)          any breach or failure by the Company to perform any of its covenants or obligations contained in this Agreement; and

(c)          any Excluded Liability or Excluded Asset.

Section 11.2         Indemnification by the Buyer. Subject to the terms and conditions set forth in this Article XI, following the Closing the Buyer shall indemnify, defend and hold harmless the Company and its Affiliates and their respective officers, directors and employees (collectively, the ”Seller Indemnified Persons”) from and against, and shall reimburse the Seller Indemnified Persons for, all Damages actually sustained, incurred or suffered by any Seller Indemnified Person to the extent resulting from, arising out of, or relating to:

(a)          any breach as of the Closing Date of any representation or warranty of the Buyer contained in Article V, determined as if made on the Closing Date (except to the extent such representation or warranty speaks as of a particular date or period of time, in which case such breach shall be determined as of such particular date or period of time);

(b)          any breach or failure by the Buyer to perform any of its covenants or obligations contained in this Agreement;

(c)          the ownership or operation of any Transferred Asset or the Business after the Closing Date, or any Assumed Liability;

(d)          any Environmental Claims based on ownership and/or operations of the Assigned Lease Real Property occurring after February 3, 2003 or otherwise to the extent arising out of any actions or omissions of Buyer, including but limited to the responsibility of the Business for complying with New Jersey ISRA as a result of the transfer of ownership and operation of the Business pursuant to this Agreement;

(e)          any claims for severance, separation, termination or notice period pay or similar payments or obligations by or in respect of the Transferred Employees (whether statutory, contractual or other) (i) relating or with respect to the obligations or Liabilities of the Buyer or its Affiliates set forth in Article VI or (ii) that otherwise arise by operation of applicable Law; and

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(f)          Buyer’s failure to comply with the provisions of the WARN Act with respect to any Transferred Employee.

Section 11.3         Direct Claims. In the event an Indemnified Party desires to make a claim for indemnification pursuant to Section 11.1 or Section 11.2 hereof against the applicable Indemnitor, the applicable Indemnified Party shall give prompt written notice of the claim to the Indemnitor (and in any event within thirty (30) calendar days of determining that any matter has or could reasonably be expected to give rise to a right of indemnification under this Agreement), describing in reasonable detail the nature of the claim and the specific basis on which the Indemnitor has liability for the claim under this Agreement, including reasonably detailed supporting documentation, and referring to this Section 11.3 and the terms hereof. Failure to give such notice shall not affect the indemnification provided hereunder except to the extent that such failure shall have prejudiced the Indemnitor as a result thereof.

Section 11.4         Matters Involving Third Parties, Etc.

(a)          If any legal proceeding is instituted or any claim or demand is made (a “Third Party Claim”) against an Indemnified Party that (if prosecuted successfully) would be a matter for which such Indemnified Party is entitled to indemnification under this Article XI and a claim for indemnification under this Article XI (an “Indemnification Claim”) is to be made against the party from which indemnification is sought, such Indemnified Party shall give prompt written notice to such Indemnitor (but in no event more than thirty (30) calendar days following the determination that any matter has or could reasonably be expected to give rise to a right of indemnification under this Agreement) requesting such indemnification and specifying in reasonable detail the basis on which indemnification is sought. Such notice shall contain or be accompanied by such other material information as such Indemnified Party shall have concerning the Third Party Claim. The failure to notify the Indemnitor shall not relieve the Indemnitor of any duty to indemnify which otherwise might exist with regard to such claim unless (and only to the extent that) such failure to notify prejudices or damages the Indemnitor as a result thereof. The Indemnified Party shall promptly deliver to the Indemnitor copies of all notices and documents (including court papers) received by such Indemnified Party relating to any such Third Party Claim.

(b)          If a Third Party Claim is made or commenced and an Indemnification Claim is made with respect thereto, the Indemnitor shall have the right, upon giving written notice to the Indemnified Party, to participate in the defense of such claim (to the extent permissible under Law) or to assume the defense of such Third Party Claim through an attorney selected by the Indemnitor; provided that, if the Indemnitor elects to assume the defense of a Third Party Claim, the Indemnitor will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by such Indemnified Party in connection with such defense (other than reasonable out-of-pocket costs of investigation). Election of the Indemnitor to defend a Third Party Claim shall not be construed to be an admission as to liability for indemnification hereunder; provided, however, that the Indemnitor shall not have the right to assume or continue the defense of such Third Party Claim if such Third Party Claim: (i) involves a material customer, supplier, vendor or other commercial relation and, in the reasonable opinion of the Indemnified Party, the Third Party Claim is reasonably likely to have a material adverse effect on its business relationship with such third party, (ii) principally seeks an injunction or other equitable relief against the Indemnified Party, (iii) relates to a criminal or quasi-criminal Action, indictment, allegation or investigation against an Indemnified Party, (iv) the Indemnified Party has been advised by counsel that (A) a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnified Party or (B) there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnitor or (v) the Indemnitor has failed or is failing to diligently prosecute or defend such Third Party Claim; provided that the Indemnitor shall have the right to participate in the defense of the Third Party Claim at its sole cost and expense.

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(c)          If the Indemnitor elects to assume the defense of a Third Party Claim, (i) the Indemnified Party will cooperate and make available to the Indemnitor (and its representatives) all employees and furnish (without expense to such Indemnitor) such information, books and records in its possession or under its control as may be reasonably necessary or useful in connection with such defense, (ii) the Indemnified Party shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnitor and (iii) the Indemnitor shall have the right to consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnified Party if the judgment or settlement (x) involves only money damages and does not seek an injunction or other equitable relief (other than customary confidentiality obligations), and (y) contains an unconditional release of the Indemnified Party with respect to such Third Party Claim. If such conditions are not satisfied and such unconditional release not obtained, then the Indemnitor shall not compromise or settle such claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, delayed or conditioned. If the Indemnitor conducts the defense of a claim, the Indemnified Party may retain separate co-counsel at its own cost and expense and participate in such defense, which, for the avoidance of doubt, shall not constitute Damages for purposes of this Article XI.

(d)          If the Indemnitor does not elect to assume the defense of a Third Party Claim, (i) the Indemnified Party shall have the right to conduct such defense, (ii) the Indemnified Party may only consent to entry of any judgment upon, or compromise and settle in good faith any such Third Party Claim, with the prior written consent of the Indemnitor (such consent not to be unreasonably withheld, delayed or conditioned) and (iii) if it is ultimately determined that the claim of loss which shall form the basis of such judgment or settlement is one that is validly an obligation of the Indemnitor that elected not to assume the defense, then such Indemnitor shall be bound by any ultimate judgment or settlement as to the existence and the amount of the claim and the amount of said judgment or settlement (including the costs and expenses of defending such claims) shall be conclusively deemed for all purposes of this Agreement to be a liability on account of which the Indemnified Party is entitled to be indemnified hereunder, subject to any limits on the right to be so indemnified hereunder. Upon the determination of liability under and subject to Section 11.1 or Section 11.2 hereof, the appropriate party shall within thirty (30) days of such determination, pay the amount of such claim.

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Section 11.5      Limitations, Etc.

(a)            Notwithstanding anything in this Agreement to the contrary, the liability of the Indemnitor to indemnify the Indemnified Party against any Damages shall be limited to Indemnification Claims with respect to which the Indemnified Party has given to the Indemnitor written notice thereof at or prior to the applicable survival date, if any, in accordance with Section 11.8.

(b)            See Schedule 11.5(b).

(c)            No party hereto shall be liable to the other for any breach of representation or warranty to the extent such breach of representation or warranty is disclosed in the Company Disclosure Letter or Buyer Disclosure Letter. The representations, warranties and covenants of the Indemnitor, and the Indemnified Party's right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate. For purposes of calculating the amount of Damages under Section 11.1(a) or Section 11.2(a), any materiality and Material Adverse Effect qualifications in the representations and warranties shall be disregarded.

(d)            The Indemnified Party shall take all reasonable steps to mitigate Damages in respect of any claim for which it is seeking indemnification (including seeking recovery under insurance policies) and shall use reasonable efforts to avoid any costs or expenses associated with such claim, and, if such costs and expenses cannot be avoided, to minimize the amount thereof.

(e)            The amount of Damages for which indemnification is provided under this Article XI shall be net of (i) amounts provided by a third party under a Contract between or among the Indemnified Party and such third party and any insurance or other proceeds actually received in cash by the Indemnified Party from any third party (including reinsurance or insurance proceeds and any indemnity, contribution or other similar payment actually recovered by any Indemnified Party from any such third party, and after taking into account any deductibles, copayments or other cost sharing arrangements) on account of the Damages, in each case, net of the present value of any increase in insurance premiums or other charges paid or reasonably expected to be paid by the Indemnified Party resulting from such Damages and all costs and expenses reasonably incurred by the Indemnified Party in recovering such proceeds from such third party (such proceeds, “Eligible Third Party Proceeds”), (ii) amounts paid by a third party to another for the account or benefit of the Indemnified Party with respect to the settlement or resolution of a Third Party Claim, (iii)  any reserves (including Tax reserves) or accruals on the books of the Business as of the Closing Date in respect of such matter if and to the extent such reserves or accruals were reflected in the Final Closing Statement or the Financial Statements, and (iv) any amount the Indemnified Party or any of its Affiliates is to be indemnified or reimbursed by any Governmental Body pursuant to any Government Contract. If the Indemnitor so requests in writing, the Indemnified Party shall use its reasonable efforts at the sole cost of the Indemnitor to collect insurance or other recoverable proceeds with respect to any such Damages covered, in whole or in part, by third party insurance coverage provided by a third party insurer or by indemnification or other contribution provided by a third party under a Contract between or among the Indemnified Party and such third party. In any case where an Indemnified Party recovers from a third party any Eligible Third Party Proceeds or any other amount in respect of any Damages for which an Indemnitor has actually reimbursed it pursuant to this Article XI, such Indemnified Party shall promptly give notice thereof to the Indemnitor and shall promptly pay over to the Indemnitor the amount of such Eligible Third Party Proceeds, but not in excess of the sum of (i) any amount previously paid by the Indemnitor to or on behalf of the Indemnified Party in respect of such claim and (ii) any amount expended by the Indemnitor in pursuing or defending any claim arising out of such matter.

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(f)            The amount of any Damages for which indemnification is provided under this Article XI shall be net of any Tax benefits resulting from such deduction that are actually realized by the Indemnified Party.

(g)            All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

(h)            UNDER NO CIRCUMSTANCES SHALL ANY INDEMNITOR HAVE ANY LIABILITY TO AN INDEMNIFIED PARTY UNDER THIS ARTICLE XI OR OTHERWISE, FOR ANY INDIRECT, SPECULATIVE, SPECIAL, INCIDENTAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR LOSSES OR DAMAGES OR LOSSES FOR, MEASURED BY, OR BASED ON DIMINUTION IN VALUE, LOST PROFITS, SALES OR REVENUE, MULTIPLE OF EARNINGS OR OTHER SIMILAR MEASURES, ANY CONTEMPLATED INCREMENTAL COST, OR ANY DCAA LIABILITY (OTHER THAN, IN THE CASE OF ANY CONTEMPLATED INCREMENTAL COSTS OR ANY DCAA LIABILITY, AS AN ASSUMED LIABILITY HEREUNDER).

(i)            Neither the Company nor the Asset Seller shall have any liability to indemnify the Buyer Indemnified Persons for any Damages for a Release of Hazardous Substances constituting an Environmental Claim pursuant to this Agreement or an Excluded Liability with respect to the Assigned Leased Real Property to the extent such Damages result from an environmental investigation of any Environmental Claim involving testing procedures, such as soil, soil gas, surface water, groundwater or indoor air sampling, undertaken by Buyer, that was not undertaken pursuant to an Authorized Investigation. Buyer may control any removal action, remedial action, or abatement action to be performed that is subject to indemnification hereunder so long as Buyer provides the Company with a reasonable opportunity to review and comment on any material plans, reports, work plans, or other similar documents associated with such actions to be submitted to the applicable Governmental Body before they are made final or submitted to the appropriate Governmental Body. For purposes hereof, “Authorized Investigation” means any environmental investigation, testing, sampling, or other similar intrusive environmental procedure that (i) is required by Environmental Law; (ii) is required by Order of a Governmental Body (or its designee), (iii) is reasonably necessary pursuant to a binding contractual obligation imposed by a lease or financing agreement in effect as of the Closing, (iv) is reasonably necessary to respond to a Third Party Claim received in writing by Buyer and for which written notice is provided to the Company, (v) is reasonably necessary in response to an imminent risk of material harm to human health or safety or the environment and not for the convenience of Buyer, or (vi) is approved in advance by the Company in writing in its sole discretion. Buyer shall not file any Action against the Company related to an Environmental Claim until producing to the Company reasonably detailed supporting documentation of the basis for such Action that arises from circumstances during Seller's historical ownership and/or operations of the Assigned Lease Real Property prior to February 3, 2003. Buyer shall not file any Action to recover costs expended for the convenience of Buyer, including but not limited to the remediation of the Assigned Lease Real Property to residential standards.

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(j)            Neither party shall be entitled to recover any indemnification payment or other amounts due from the other party hereunder by retaining and setting off the amounts (whether or not such amounts are liquidated or reduced to judgment) against any amounts due or to become due from such party hereunder or under any document delivered pursuant hereto or in connection herewith.

Section 11.6      Transfer of Assets; Sufficiency of Assets Representation; Exclusive Remedy. Notwithstanding any other provision of this Agreement, but subject to the limitations of this Article XI, including Sections 11.5 and 11.8, following the Closing, the sole and exclusive remedy for (a) any breach of the representation or warranty of the Company contained in Section 4.5(c) or (b) any breach of any covenant or obligation of the Company set forth in Section 2.1, shall be the transfer from the applicable Seller to the Buyer of such assets, rights or properties to cure such breach.

Section 11.7      Exclusive Remedy. Notwithstanding any other provision of this Agreement, following the Closing, except in the case of Actual Fraud committed in the making of disclosures against the representations and warranties set forth in this Agreement, the remedies provided for in this Article XI and Section 13.14 shall constitute the Buyer Indemnified Persons’ sole and exclusive remedy for any claims made in connection with this Agreement (other than claims with respect to the Estimated Cash Purchase Price, Final Cash Purchase Price, or any component thereof, which shall be governed exclusively by Section 3.3) the Contemplated Transactions or the Buyer’s ownership or operation of the Business or Transferred Assets. THE BUYER HEREBY WAIVES, WITH RESPECT TO THIS AGREEMENT AND THE CONTEMPLATED TRANSACTIONS, ALL OTHER RIGHTS AND REMEDIES ARISING UNDER OR BASED UPON ANY STATUTORY (INCLUDING THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT, 42 U.S.C. § 9601 ET SEQ., AND OTHER ENVIRONMENTAL LAWS) OR COMMON LAW OR OTHERWISE, AND AGREES NOT TO BRING ANY ACTIONS OR PROCEEDINGS AT LAW, IN EQUITY, IN TORT OR OTHERWISE, INCLUDING RESCINDING THE AGREEMENT, IN RESPECT OF ANY BREACHES OF REPRESENTATIONS, WARRANTIES OR OTHER PROVISIONS OF THIS AGREEMENT OR IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS.

Section 11.8      Survival of Representations, Warranties and Covenants. See Schedule 11.8.

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Article XII
TERMINATION OF AGREEMENT

Section 12.1      Termination. This Agreement and the Contemplated Transactions may be terminated or abandoned at any time before the Closing Date:

(a)            by the mutual written consent of the Company and the Buyer;

(b)            by the Buyer, by giving written notice to the Company:

(i)            if the Company breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (A) would give rise to the failure of a Closing Condition set forth in Section 8.1(a) or Section 8.1(b) and (B) has not been cured by the Company within twenty (20) Business Days of the Company’s receipt of written notice of such breach from Buyer, but only so long as Buyer is not then in breach of its respective representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a Closing Condition set forth in Section 9.1(a) or Section 9.1(b); or

(ii)            if any Governmental Body of competent jurisdiction in the U.S. shall have issued any final and nonappealable Order prohibiting or enjoining the Contemplated Transactions; provided that the right to terminate this Agreement under this Section 12.1(b)(ii) shall not be available to the Buyer if the breach of any covenant or agreement of this Agreement by the Buyer has resulted in the imposition of such Order; or

(c)            by the Company, by giving written notice to the Buyer:

(i)            if the Buyer breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (A) would give rise to the failure of a Closing Condition set forth in Section 9.1(a) or Section 9.1(b) and (B) has not been cured by the Buyer within twenty (20) Business Days of the Buyer’s receipt of written notice of such breach from the Company, but only so long as the Company is not then in breach of its respective representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a Closing Condition set forth in Section 8.1(a) or Section 8.1(b);

(ii)            if any Governmental Body of competent jurisdiction in the U.S. shall have issued any final and nonappealable Order prohibiting or enjoining the Contemplated Transactions; provided that the right to terminate this Agreement under this Section 12.1(c)(ii) shall not be available to the Company if the breach of any covenant or agreement of this Agreement by the Company has resulted in the imposition of such Order; or

(d)            by the Company or the Buyer, if the Closing shall not have occurred on or before the date that is one-hundred and fifty (150) calendar days following execution of this Agreement (the “Termination Date”), by reason of the failure of any condition precedent under Article VIII or Article IX hereof; provided that the right to terminate this Agreement under this Section 12.1(d) shall not be available to any party to this Agreement whose breach of any covenant or agreement of this Agreement has resulted in the failure to consummate the Contemplated Transactions by such date.

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Section 12.2      Obligations Upon Termination. If this Agreement shall be terminated pursuant to Section 12.1(a), Section 12.1(b)(ii), Section 12.1(c)(ii), or Section 12.1(d), then neither party shall have any further liability or obligation to the other except as set forth in this Section 12.2. If the Company or the Buyer shall have terminated this Agreement pursuant to Section 12.1(b)(i) or Section 12.1(c)(i), then it is expressly understood and agreed that the terminating party’s right to pursue all legal remedies for breach of contract and Damages shall survive such termination unimpaired. If the Agreement is terminated, the Company, on the one hand, and the Buyer, on the other hand, shall return to the other all documents and other materials received from the other party, its Affiliates or its representatives (including all copies or reproductions thereof in whatever form or medium, including electronic copies, or materials developed from any such documents or other materials) relating to the Contemplated Transactions, whether obtained before or after the date hereof. Notwithstanding the foregoing, the obligations of the parties under the Confidentiality Agreement and under Section 10.1, this Section 12.2, and Article XIII (including any related defined terms) shall survive such termination.

Article XIII
MISCELLANEOUS PROVISIONS

Section 13.1      Costs and Expenses. Except as otherwise provided herein, each party shall pay its own expenses in connection with the preparation, execution and performance of this Agreement and the other Transaction Documents. Notwithstanding any other provision of this Agreement, the Buyer shall be responsible for all Contract, permit or license (including software license) transfer, assignment or reissuance fees or payments, if any, which become payable in connection with the Contemplated Transactions.

Section 13.2      Governing Law; Jurisdiction.

(a)            This Agreement, and any and all proceedings commenced in connection with or relating to this Agreement, shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware without regard to the conflict of law principles thereof (or any other jurisdiction) to the extent that such principles would direct a matter to another jurisdiction.

(b)            Each party agrees to submit to the exclusive jurisdiction of the Court of Chancery for the State of Delaware in and for New Castle County, Delaware (or, in the event that such court does not have subject matter jurisdiction over an Action, the United States District Court for the District of Delaware) for the purpose of any Action against a party hereto with respect to the subject matter of, or related to, this Agreement. Each party irrevocably waives any objection which it may now or hereafter have to the venue of any Action arising out of or relating to this Agreement brought as provided in this subsection, and further irrevocably waives any claim that any such Action brought in any such court has been brought in an inconvenient forum. To the extent a party has or may later acquire any immunity from jurisdiction of any court or from legal process with respect to itself or its property, such party hereby irrevocably waives such immunity under this subsection.

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(c)            Each party to this Agreement agrees that service of process shall be made in accordance with the notice provisions set forth in Section 13.3.

Section 13.3      Notices. All notices, consents, requests, instructions, approvals and other communications that may be or are required to be given, served or sent by either party hereto pursuant to this Agreement, shall be in writing in English and given by delivery in person, by electronic facsimile transmission, by electronic mail with confirmation of delivery or by overnight delivery by a nationally recognized private courier. Notices delivered by hand, by facsimile, by electronic mail or by nationally recognized private courier shall be treated as if given on the first (1st) Business Day following receipt. Notices delivered by overnight delivery by a nationally recognized private courier shall be treated as if given on the second (2nd) Business Day following deposit with such courier. All notices shall be addressed as follows:

If to the Company:

c/o L3Harris Technologies, Inc.
1025 West NASA Blvd.
Melbourne, Florida 32919
Attention: Scott Mikuen,General Counsel

Email:      Scott.Mikuen@L3Harris.com

with a copy to (which shall not constitute notice hereunder):

Holland & Knight LLP
200 South Orange Avenue, Suite 2600
Orlando, Florida 32801
Attention:      Tom McAleavey
Facsimile:      (407) 244-5288
Email:           tom.mcaleavey@hklaw.com

If to the Buyer:

EMCORE Corporation
2015 Chestnut St.
Alhambra, CA 91803
Attention: General Counsel

Email: legal@emcore.com

with a copy to (which shall not constitute notice hereunder):

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, California 94304-1115
Attention: James Masetti

Email: jim.masetti@pillsburylaw.com

or at such other address for a party as shall be specified by like notice.

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Section 13.4      Severability. If any provision of this Agreement shall be held void, invalid, illegal or unenforceable, such provision shall be modified or eliminated to the minimum extent necessary to achieve, to the extent possible, the purpose of such provision, and the Agreement shall otherwise remain in full force and effect and enforceable.

Section 13.5      No Third Party Beneficiary. Except as provided in Article XI dealing with Indemnified Parties, this Agreement shall be for the sole and exclusive benefit of the parties hereto, and nothing expressed or implied in this Agreement is intended, nor shall be construed, to confer upon or give any Person other than the parties hereto any rights under or by reason of this Agreement. No Person not a party hereto, nor such Person’s successors and permitted assigns (including employees or creditors of any Seller), shall be entitled to enforce any provisions hereof or exercise any right hereunder.

Section 13.6      Waiver. Any of the terms or conditions of this Agreement which may be lawfully waived may be waived in writing at any time by each party which is entitled to the benefits thereof. Any waiver of any of the provisions of this Agreement by any party hereto shall be binding only if set forth in an instrument in writing signed on behalf of such party. Neither the waiver by a party hereto of a breach of or a default under any one or more of the provisions of this Agreement, nor the failure of a party, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

Section 13.7      Assignment; Amendment.

(a)            The Buyer shall not assign any of its rights or obligations under this Agreement whether by written agreement or by operation of Law (including by merger or sale of all or substantially all assets), without the prior written consent of the Company; provided, however, the Buyer will be entitled to assign any or all of its rights hereunder to one or more of its Affiliates, which assignment will not relieve Buyer of its obligations hereunder; provided, further, that such assignment shall not materially delay the consummation of any of the Contemplated Transactions or impose any additional obligations on the Company or any other Seller or their respective Subsidiaries or Affiliates (including in respect of required consents or approvals or governmental filing obligations). Any assignment in violation of this Section 13.7 will be void and of no effect. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

(b)            This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto and specifically referencing this Agreement.

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Section 13.8      Entire Agreement. This Agreement (including the Company Disclosure Letter, the Buyer Disclosure Letter and the Schedules and Exhibits hereto) and the Confidentiality Agreement constitute the entire agreement between the parties hereto relating to the subject matter hereof, and supersede all prior negotiations, representations, understandings and agreements, both written and oral, between the parties hereto with respect to the subject matter of this Agreement. In the event of any conflict between this Agreement and any agreement entered into in connection herewith, including any Transfer Document, the provisions of this Agreement will control. The parties agree that no Transfer Document is intended, and no Transfer Document will be construed in any way, to enhance, decrease or otherwise modify any of the rights or obligations of the Buyer, any Affiliate of the Buyer, the Company, any other Seller or any of their respective Affiliates from those contained in this Agreement.

Section 13.9      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement. This Agreement shall become effective when, and only when, each party hereto shall have received a counterpart signed by all of the other parties hereto.

Section 13.10      Independent Contractor; Reliance on Counsel. Each party hereto is an independent contractor, and nothing contained in this Agreement shall be construed to be inconsistent with this relationship or status. Neither party owes a fiduciary duty to the other. Nothing in this Agreement shall be in any way construed to constitute either party as the agent, employee, or representative of the other. As an independent contractor, each party has relied on its own expertise or the expertise of its legal, financial, technical, or other advisors. No party has relied upon any oral representation or written representation not contained in this Agreement of any other party in entering into this Agreement. All discussions, estimates, pro forma financial statements or projections developed by a party during the course of negotiating the terms and conditions of this Agreement or the other Transaction Documents are by way of illustration only, and are not binding or enforceable against the other party in law or equity and do not form the basis of any liability, representation or warranty.

Section 13.11      Litigation Costs. In the event it becomes necessary for a party hereto to initiate litigation for the purpose of enforcing any of its rights hereunder or for the purpose of seeking damages for any violation of this Agreement, then, in addition to any and all other judicial remedies that may be granted, the prevailing party as determined by a court of competent jurisdiction, shall be entitled to recover attorneys’ fees and all other costs sustained by it in connection with that litigation.

Section 13.12      Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.

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(a)            Privilege. The Buyer agrees, on its own behalf and its Affiliates, that, following the Closing, Holland & Knight LLP and in-house counsel may serve as counsel to the Company, the Asset Seller and their respective Affiliates in connection with any matters related to this Agreement and the Contemplated Transactions, including any litigation, claim or obligation arising out of or relating to this Agreement or the Contemplated Transactions.

Section 13.13      Specific Performance. The parties to this Agreement agree that irreparable injury would occur if any of the provisions of this Agreement are breached, or threatened to be breached, and further agree that, (a) damages to the Company caused by the non-occurrence of the Closing, including damages related to reputational harm, customer or employee losses, increased costs, harm to the Company’s business, and/or a reduction in the actual or perceived value of the Company or any of its direct or indirect Subsidiaries, would be difficult or impossible to calculate, (b) the remedy at law for any breach, or threatened breach, of any of the provisions of this Agreement would be inadequate, and (c) the right of specific performance is an integral part of this Agreement and without that right the Company would not have entered into this Agreement. Therefore, in connection with any action or proceeding for equitable and injunctive relief permitted hereunder, each party to this Agreement hereby waives any claim or defense that a remedy at law alone is adequate and, to the maximum extent permitted by Law, agrees to have each provision of this Agreement specifically enforced against it, without the necessity of posting bond or other security against it, and consents to the entry of equitable and injunctive relief against it enjoining or restraining any breach or threatened breach of any provision of this Agreement. Appropriate injunctive relief shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which a party may have under this Agreement.

Section 13.14      Non-Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, any other Transaction Document or any document, certificate or instrument delivered in connection herewith or therewith or otherwise, each party hereby acknowledges and agrees, on behalf of itself and its respective Affiliates, that all actions, suits, claims, investigations or proceedings that may be based upon, in respect of, arise under, out of, by reason of, be connected with, or relate in any manner to (a) this Agreement or any other Transaction Document or the transactions contemplated hereunder or thereunder, (b) the negotiation, execution or performance of this Agreement or any other Transaction Document (including any representation or warranty made in, in connection with, or as an inducement to, any of the foregoing documents), (c) any breach or violation of this Agreement or any other Transaction Document and (d) the failure of the transactions contemplated hereunder or by any other Transaction Document, to be consummated, in each case may be made only against (and are those solely of) the Persons that are expressly identified as parties hereto or thereto, as applicable. In furtherance and not in limitation of the foregoing, each party hereby acknowledges and agrees, on behalf of itself and its respective Affiliates, that no recourse under this Agreement or any other Transaction Document or in connection with any transactions contemplated hereby or thereby shall be sought or had against any other such Person and no other such Person shall have any liabilities or obligations (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, partnership, limited partnership or limited liability company veil or any other theory or doctrine) for any losses, damages, claims, causes of action, obligations or liabilities of any nature whatsoever arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d), it being expressly agreed and acknowledged that no personal Liability or losses, damages, claims, causes of action, obligations or liabilities whatsoever shall attach to, be imposed on or otherwise be incurred by any past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate, agent or representative of any party to this Agreement, through Buyer, any Seller or otherwise, whether by or through attempted piercing of the corporate, partnership, limited partnership or limited liability company veil, by or through a claim by or on behalf of any party hereto, as applicable, by the enforcement of any assessment or by any legal or equitable actions, suits, claims, investigations or proceedings, by virtue of any law, or otherwise, except for (i) claims of Actual Fraud, (ii) claims under and to the extent provided for in Article XI of this Agreement and (iii) claims against any Person that is party to, and solely pursuant to the terms and conditions of, the Confidentiality Agreement.

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Section 13.15      Company Disclosure Letter. The parties acknowledge and agree that (a) matters reflected on the Company Disclosure Letter are not necessarily limited to matters required to be reflected therein, and the Company Disclosure Letter may contain information that is not specifically required by this Agreement, which information is provided solely for Buyer’s general information and is not separately represented or warranted, (b) the disclosure or inclusion by the Company of any matter in the Company Disclosure Letter shall not be deemed to constitute an acknowledgement or admission by the Company that the matter is required to be disclosed by the terms of this Agreement or that the matter is material, (c) if any section of the Company Disclosure Letter lists an item or information in response to a representation and warranty in such a way as to make its relevance to the disclosure required by or provided in another section of the Company Disclosure Letter with respect to a different representation and warranty reasonably apparent on its face, the matter shall be deemed to have been disclosed in or with respect to such other section, (d) the Company Disclosure Letter is qualified in its entirety by reference to specific provisions of this Agreement, and where the terms of a Contract or other disclosure item have been summarized or described in the Company Disclosure Letter, such summary or description does not purport to be a complete statement of the material terms of such Contract or other item, (e) the Company Disclosure Letter and the information and statements contained therein are not intended to constitute, and shall not be construed as constituting representations or warranties of the Company except as and to the extent provided in this Agreement, and (f) any item of information, matter, or document disclosed or referenced in, or attached to, the Company Disclosure Letter shall not (i) be used as a basis for interpreting the terms “material” or other similar terms in this Agreement or to establish a standard of materiality, (ii) be deemed or interpreted to expand the scope of any representation or warranty, obligation, covenant, condition or agreement contained in this Agreement, (iii) constitute, or be deemed to constitute, an admission of liability or obligation to any third party regarding such matter, (iv) represent an admission to any third party that the consummation of the transactions contemplated by this Agreement requires the consent of any third party, or (v) otherwise constitute, or be deemed to otherwise constitute, an admission to any third party concerning such item or matter. Without limiting the generality of the foregoing, all references in the Company Disclosure Letter to the enforceability of agreements with third parties, the existence or non-existence of third-party rights, the absence or existence of breaches or defaults by the Company, any of its Affiliates or third parties, or similar matters or statements, are not intended to be admissions against interests, give rise to any inference or proof of accuracy or be admissible against any party by or in favor of any Person who is not a party to this Agreement.

(Signature Page Follows)

* * * * *

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BUYER:

Ringo Acquisition Sub, Inc.

By:	/s/ Jeffrey Rittichier
Name: Jeffrey Rittichier
Title: President & CEO

EMCORE:

EMCORE Corporation

By:	/s/ Jeffrey Rittichier
Name: Jeffrey Rittichier
Title: President & CEO

SELLER:

L3Harris Technologies, Inc.

By:	/s/ Daniel Gittsovich
Name: Daniel Gittsovich
Title: VP, Corporate Strategy & Development

[Signature Page to Sale Agreement]